As filed with the Securities and Exchange Commission on September 24, 2012

Registration No. 333-182302

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METHES ENERGIES INTERNATIONAL LTD.
(Exact name of Registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	2869 (Primary Standard Industrial Classification Code Number)	71-1035154 (I.R.S. Employer Identification No.)

Methes Energies International Ltd.
3651 Lindell Road, Suite D-272
Las Vegas, Nevada, 89103
(702) 932-9964
(702) 943-0233 Facsimile
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michel G. Laporte
Methes Energies International Ltd
3651 Lindell Road, Suite D-272
Las Vegas, Nevada, 89103
(702) 932-9964
(702) 943-0233 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Stephen Zelnick, Esq. Morse, Zelnick, Rose & Lander LLP 405 Park Avenue Suite 1401 New York, New York 10022 (212) 838-8040 (212) 838-9190 Facsimile	Thomas P. Palmer, Esq. Tonkon Torp LLP Suite 1600 888 S.W. Fifth Avenue Portland, Oregon 97204 (503) 221-1440 (503) 972-3718 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “Large Accelerated Filer,” “Accelerated Filer,” and “Smaller Reporting Company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐  Accelerated filer ☐
Non-accelerated filer (do not check if smaller reporting company.) ☐  Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit/Share/Warrant(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Units, consisting of one share of common stock, par value $.001 per share, one Class A warrant and one Class B warrant, each to purchase one share of common stock	1,150,000(1)	$7.00	$8,050,000	$922.53

Common stock included in the units(4)	1,150,000	—	—

Class A warrants to purchase common stock included in the units(4)	1,150,000	—	—	—

Class B warrants to purchase common stock included in the units(4)	1,150,000	—	—	—

Common stock underlying the Class A warrants included in the units(3)	1,150,000(1)	$10.50	$12,075,000	$1,383.80

Common stock underlying the Class B warrants included in the units(3)	1,150,000(1)	$14.00	$16,100,000	$1,845.06

Representative’s warrants	100,000		$100	$.01

Units issuable upon exercise of the representative’s warrants	100,000	$8.40	$840,000	$96.26

Common shares included in the units underlying the representative’s warrants(4)	100,000	—	—	—

Class A warrants to purchase common stock included in units issuable upon exercise of the representative’s warrants(4)	100,000	—	—	—

Class B warrants to purchase common stock included in the units issuable upon exercise of the representative’s warrants(4)	100,000	—	—	—

Common stock underlying the Class A warrants to purchase common stock included in units issuable upon exercise of the representative’s warrants(3)	100,000	$10.50	$1,050,000	$120.33

Common stock underlying the Class B warrants to purchase common stock included in units issuable upon exercise of the representative’s warrants(3)	100,000	$14.00	$1,400,000	$160.44

Total			$39,515,100	$4,528.43

(1)	Includes 150,000 units issuable upon exercise of the representative’s over-allotment option.

(2)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.

(3)

Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

(4)	No registration fee required pursuant to Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in the prospectus included in this registration statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion), Dated September 24, 2012

1,000,000 Units
each consisting of
one share of common stock, one Class A Warrant and one Class B Warrant

This is our initial public offering. We are offering, on a firm commitment basis, 1,000,000 units, each unit consisting of one share of our common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of our common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of our common stock at an exercise price equal to 200% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradeable 30 days after the date of this prospectus until their expiration date, five years after the date of this prospectus. Commencing six months after the date of this offering, we may redeem some or all of the Class A warrants at a price of $0.05 per warrant after the closing price of our common stock, as reported on the principal market on which our stock trades, has been at or above 200% of the unit offering price for five consecutive trading days, by giving the holders not less than 30 days’ notice. Commencing six months after the date of this offering, we may redeem some or all of the Class B warrants at a price of $0.05 per warrant after we report, for any four consecutive fiscal quarters, a total of $8 million of income before income taxes, as defined under U.S. GAAP, by giving the holders not less than 30 days’ notice.

We anticipate that the initial public offering price of the units will be between $5.00 and $7.00 per unit.

Initially, only the units will trade. The common stock and the warrants will begin trading separately on the 30th calendar day following the date of this prospectus. Once separate trading in the common stock and warrants begins, trading in the units will cease, and the units will be delisted.

We have applied to list the units, common stock, Class A warrants and Class B warrants on the Nasdaq Capital Market under the symbols “MEILU,” “MEIL,” “MEILW” and “MEILZ,” respectively.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds to us, before expenses	$	$

We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a non-accountable expense allowance equal to 3% of the total initial public offering price for the units sold pursuant to this prospectus and issue to Paulson warrants to purchase a total of 100,000 units, identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price. We have also granted to Paulson a 45-day option to purchase up to an additional 150,000 units to cover overallotments. The underwriters expect to deliver the units on or about  , 2012.

Paulson Investment Company, Inc.     Barrett & Company

The date of this prospectus is  , 2012.

Our Sombra plant at commencement of retrofit

Our Denami 3000 processors

All references in this Prospectus to “Methes,” “we,” “us,” or “our” refer to Methes Energies International Ltd. and its wholly owned subsidiaries Methes Energies Canada Inc. and Methes Energies USA Ltd. unless the context otherwise indicates.

We have rights to the trademarks Methes Energies and Design, Methes, The Biodiesel Company and Denami.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of the units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our units in any circumstances under which the offer or solicitation is unlawful.

i

PROSPECTUS SUMMARY

This summary provides a brief overview of key aspects of the offering. However, it is a summary and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus, including our financial statements and the notes to those statements. All share information in this prospectus has been retroactively adjusted to reflect the reverse stock split of one share for each 3.835 outstanding shares of common stock effected on June 11, 2012. All references to dollars are to U.S. dollars unless otherwise indicated.

Methes Energies International Ltd.

Overview

We are a renewable energy company that offers an array of products and services to a network of biodiesel fuel producers. We also market and sell in the U.S. and Canada biodiesel fuel produced at our small-scale production and demonstration facility in Mississauga, Ontario, Canada, and have recently commissioned and are scaling-up biodiesel production at our new facility in Sombra, Ontario, Canada. In fiscal 2011, our largest source of revenue was from the sale of biodiesel fuel produced by others.

Among other services, we sell feedstock to our network of biodiesel producers, sell their output in the U.S. and Canada, provide them with proprietary software used to operate and control their processors, remotely monitor the quality and characteristics of their output, upgrade and repair their processors, and advise them on adjusting their processes to use varying feedstock and improve their output. Through the accumulation of production data from our network, we are equipped to provide consulting services to network members and other producers for operating their facilities, maintaining optimum production and solving production problems. In addition, we provide assistance to network members and others in production site selection, site development, installation of equipment and commissioning of processors. For our network services and the license of our operating and communications software, we receive a royalty from network members based on gallons of biodiesel produced.

Network members currently produce biodiesel through use of Denami 600 processors purchased from us, which have a maximum rated capacity of 1.3 million gallons per year, or mgy, of biodiesel, and starting in 2012 may purchase one of our new Denami 3000 processors designed to produce up to 6.5 mgy of biodiesel. We market Denami processors designed to meet the needs of 2 to 20 mgy biodiesel producers. We believe that small and medium-scale producers will be the fastest growing segment of the biodiesel market. Our processors are flexible and can use a variety of virgin vegetable oils, used vegetable oil and rendered animal fat feedstock, allowing operators to take advantage of feedstock buying opportunities. Our Denami processors operate automatically in a continuous flow mode and can be rapidly fine-tuned to adjust to feedstock and production variables. In addition to low production and labor costs, our processors minimize electrical use and utilize water only in closed loop components. The absence of waste water discharge has facilitated obtaining environmental permits for our facilities and those of our customers.

We expect to achieve economies of scale for our network members by bulk purchasing feedstock, methanol, catalyst and other biodiesel related products and negotiating more favorable sales prices through the sale of larger quantities of biodiesel and glycerin for these members. Achieving our growth plan will enable us to spread fixed overhead costs over a larger revenue base.

In May 2012, we completed construction and installation of two of our new intermediate-scale Denami 3000 processors at our Sombra facility. Our Denami 3000 processors at the Sombra plant have been favorably tested during full-scale operation for a few days in July 2012. We expect to begin full- scale commercial operation of the Sombra plant in or about September 2012 upon receiving United States Environmental Protection Agency approval.

Growth Plan

We plan to expand our business by (i) further developing a computer-linked, North American network of small- and medium-scale independent biodiesel producers, (ii) adding to our production capacity at our Sombra location, (iii) marketing and selling our Denami processors in Europe, Asia and South America, and (iv) expanding our consulting services. Specific steps contemplated by our growth plan include:

•

Expand our biodiesel production network. We believe that our existing small network can be expanded. We already consult with entrepreneurs, existing producers and other businesses seeking to enter into small- and intermediate-scale biodiesel production. We expect most new members of our network will be purchasers of our Denami processors, but certain network services will be available to other small and intermediate producers.

•

Increase production capacity. Our Sombra facility is expected to begin full-scale operation, at or near its rated capacity of 13 mgy, in or about September 2012. Depending upon the availability of financing, we plan to further increase production capacity at our Sombra facility by another 13 mgy by May 2014.

•

Increase marketing and sales of Denami processors. We plan to begin selling our new 6.5 mgy Denami 3000 processors to potential members of our North American network as well as to other purchasers outside the areas served by our network. We also plan to offer our processors in Europe, Asia and South America. We believe there is demand for small and intermediate biodiesel processors in these regions that we have been unable to exploit because of our small size, limited resources and small marketing staff. We did not sell any Denami processors to third parties in 2011.

•

Expand consulting services. We plan to offer consulting services to other biodiesel producers in North America, providing them with solutions to production process, quality, sourcing and marketing problems. We also expect to offer additional “turnkey” services to those considering entry into the biodiesel industry, including assistance in finding suitable production sites, setting up production facilities, obtaining required zoning approval and environmental permits, and installing production equipment. We believe that our strong research and development background and our experience in providing these services gives us a clear advantage in offering these consulting services.

Competitive Advantages

We believe we have a number of competitive advantages that will contribute to our ability to achieve our growth plan:

•

Experience in operating a biodiesel producers’ network. We have operated an interconnected computer-linked network of biodiesel producers since 2010 and have the background, knowledge and skills to assist network members in acquiring feedstock, marketing and selling their biodiesel output, refining and improving production processes, and resolving production difficulties. At present, our network consists of four production facilities, two of which are owned by us. Data collected from an expanded network of members will enhance our biodiesel trading and consulting services.

•

Multiple revenue streams. We derive revenue from sales of biodiesel; royalties; consulting services; feedstock, methanol and catalyst sales; and equipment sales. These diverse revenue sources and the synergies among the different parts of our business reduce the seasonality of our business and our dependence on any one market.

•

Sophisticated proprietary technology. Our processors are controlled by proprietary and encrypted software developed by us which provides real-time information to the operators and our Canadian operating headquarters, and permits remote monitoring and control of our members’ processors.

•

Products designed for small and intermediate-scale producers. Our Denami 600 and Denami 3000 processors are specifically designed to meet the needs of 2 to 20 mgy producers, and require a relatively small capital investment and less time to build a production facility. Production is scalable as additional units can then be added with relative ease to increase capacity. Expanding production through individual units also provides more flexibility in processing different feedstocks, as the production process can be grouped by type of feedstocks or by feedstock from a particular source

•

Superior quality assurance processes. We regularly receive samples of biodiesel output from network members so we can provide the highest level of quality assurance to our customers. In addition, we continuously monitor production processes for network members. These quality assurance processes enable us to assure compliance with applicable industry purity standards and offer consistent product quality.

•	Superior product design. Our Denami processors are engineered to offer the following advantages:

•

Adaptability to multiple feedstocks. Unlike most equipment now in production, our Denami processors can use a variety of feedstocks, including soy oil, canola oil, used vegetable oil, used cooking oil, pork lard and beef tallow, to produce high-quality biodiesel which enables us and our network members to purchase in the market whatever feedstock is then most economical.

•

Modular component design. As the biodiesel industry matures, the regulatory standards will continue to evolve, which will likely require modifications to current production processes and upgrades to existing equipment. The modular design of the Denami 600 and Denami 3000 allows components to be removed, repaired or replaced without replacing the entire unit, thus permitting upgrades to components of the process to be made in a cost-effective manner.

•

Small footprint and short build time. Our Denami processors are compact and can be installed in a footprint as small as 11 feet wide by 16 feet long and 16 feet high, and can be manufactured in as little as 16 weeks unlike many other processors which require more than seven months to build.

Challenges, Risks and Limitations

Our ability to utilize our competitive advantages in order to strengthen and expand our business and achieve our growth plan is subject to a number of risks and uncertainties more fully discussed under “Risk Factors” in this Prospectus. At May 31, 2012, we had negative working capital of $1,947,002 and, after giving effect to the net proceeds from this offering (assuming a public offering price of $6.00 per unit) and the repayment of certain existing indebtedness, our working capital is expected to be only $2,862,998. This limited working capital may make accomplishment of our growth plan difficult. In assessing the likelihood of our future success, investors in this offering should note our history of losses and the likelihood of our operating profitably in the future. Further, historically, we have relied on a few major customers to purchase our biodiesel. While we believe there are bidders for biodiesel on the spot market, this may not always prove to be the case. In addition, shortages of feedstock or increases in feedstock costs in the future could reduce our profitability.

Corporate Information

Methes was organized as Global Biodiesel Ltd. on June 27, 2007 under the laws of the state of Nevada. On September 5, 2007, Methes purchased all the outstanding shares of Methes Energies Inc., now known as Methes Energies Canada Inc. (“Methes Canada”), an Ontario (Canada) corporation incorporated in December 2004, in exchange for 1,303,780 shares of its common stock, plus an additional 181,225 shares issued to retire debt of that corporation. On October 11, 2007, Global Biodiesel Ltd. changed its name to Methes Energies International Ltd.

Our principal executive office is located at 3651 Lindell Road, Suite D-272, Las Vegas, Nevada, 89103 and our telephone number is (702) 932-9964. Our web address is www.methes.com. None of the information on our website is part of this prospectus.

The Offering

Securities Offered

1,000,000 units, each unit consisting of one share of common stock, one Class A redeemable common stock purchase warrant and one Class B redeemable common stock purchase warrant. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and will be delisted.

Shares of common stock to be outstanding after this offering	6,993,169
Warrants:
Number of Class A warrants to be outstanding after this offering	1,000,000
Number of Class B warrants to be outstanding after this offering	1,000,000
Exercise terms of Class A and Class B Warrants

Each Class A warrant entitles its holder to purchase one share of our common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of our common stock at an exercise price equal to 200% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradable.

Expiration date of Class A and Class B Warrants	, 2017
Redemption of Class A and Class B Warrants

We may redeem all of the warrants, or some of the warrants on a pro rata basis, commencing six months after this offering at a price of $0.05 per warrant, on 30 days’ notice to the holders. However, we may redeem the Class A warrants only if the closing price of our common stock, as reported on the principal market on which our stock trades, has been at or above 200% of the initial unit offering price for five consecutive trading days, and redeem the Class B warrants only after we report, for any four consecutive fiscal quarters, a total of $8 million of income before income taxes, as defined under U.S. GAAP.

Nasdaq Capital Market symbols applied for:

Units	MEILU
Common Stock	MEIL
Class A Warrants	MEILW
Class B Warrants	MEILZ

Risk Factors

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear the loss of your entire investment. You should carefully consider the information set forth in the Risk Factors section beginning on page 7 of this prospectus in evaluating an investment in our securities.

Use of Proceeds

We will use approximately $1.5 million of the net proceeds of the offering to purchase additional production and storage equipment and to upgrade rail tracks at our Sombra plant, $600,000 for marketing and sales to expand our network and sell processors to new and existing network members and others, $550,000 to pay demand notes, and the balance for working capital and general corporate purposes.

Unless otherwise stated, the information contained in this prospectus assumes no exercise of:

•	outstanding warrants to purchase 91,264 shares of common stock exercisable at $7.67 per share;

•	any of the Class A and Class B warrants;

•	the over-allotment option granted to the representative to purchase up to an additional 150,000 units;

•	the warrant to purchase 100,000 units granted to the representative in connection with this offering; and

•

outstanding options to purchase 383,310 shares of common stock granted under the 2008 Amended and Restated Directors, Officers and Employees Stock Option Plan, of which 299,869 are exercisable at $3.84 per share and 83,441 are exercisable at $7.67 per share.

SUMMARY FINANCIAL DATA

Statement of Operations Data:

	Years Ended November 30,			Six months ended May 31 and May 31,
	2009	2010	2011	2011	2012
Revenue	$887,524	$5,712,899	$11,785,853	$3,781,881	$5,064,400
Gross Profit	121,165	1,046,639	1,665,283	799,779	626,348
Operating Expenses	1,320,339	2,043,227	2,436,615	1,153,833	1,807,435
Net Loss	$(1,205,762)	$(1,014,533)	$(810,950)	$(372,934)	$(1,212,535)

Balance Sheet Data:

Pro forma as adjusted information gives effect to the following: (i) the issuance of 33,898 shares of common stock subsequent to May 31, 2012 for $260,000 to complete a $1,985,050 private placement; (ii) the issuance of 1,000,000 shares and the receipt of approximately $5,100,000 of net proceeds from this offering assuming a public offering price of $6.00 per unit, the midpoint of the offering price range on the cover page of this prospectus; and (iii) the repayment of approximately $550,000 of indebtedness out of the net proceeds of this offering.

	At May 31, 2012
	Actual	Pro forma, as adjusted
Cash and cash equivalents	$510,352	$5,320,352
Working capital (deficiency)	$(1,947,002)	$2,862,998
Total assets	$9,588,153	$14,398,153
Total liabilities	$3,623,180	$3,073,180
Stockholders’ equity	$5,964,973	$11,324,973

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. For the reasons below and elsewhere in this Prospectus, investing in our units involves a high degree of risk. If any of the events described below actually occur, our business, financial condition or results of operation could be harmed, which could cause the value of your shares to decline and you to lose all or part of your investment.

Risks Related to Our Operations and Market

Shortages of feedstock or increases in the cost of feedstock will reduce our profitability.

To produce biodiesel we must purchase significant amounts of feedstock. In the past, for our Mississauga plant, we have purchased this feedstock on the spot market and have not entered into fixed price or formula priced contracts with sources of supply. There is risk that adequate supplies of feedstock may not be available to us at affordable costs, particularly for the larger quantities that will be required at our Sombra plant. Increased demand for virgin vegetable oil, used vegetable oil or rendered animal fat either for feedstock or for other uses may increase spot market prices and reduce our ability to enter into supply contracts at prices which will allow us to remain competitive. The drought in the Midwestern United States has increased the cost of corn and soybeans and may increase the cost of certain biodiesel feedstocks in the future, including vegetable oil and animal fat. The impact of the drought on the prices of our feedstocks is uncertain, but the drought may increase the prices of some or all of our feedstocks as the market adjusts to higher corn and soybean prices. The availability and price of this feedstock will significantly affect our gross margins. A significant reduction in the quantity of available feedstock or an increase in the prices of feedstock could result in increased costs and adversely affect our cash flow and results of operations.

We must be approved as a Foreign Renewable Fuel Producer in order for biodiesel produced at our Sombra plant and imported into the United States to have the ability to generate Renewable Identification Numbers (“RINs”). Failure to obtain such approval could materially and negatively affect the profitability of our operations at our Sombra plant.

As a foreign producer of biodiesel, we must apply and be approved as a Foreign Renewable Fuel Producer by the U.S. Environmental Protection Agency. With this approval, the biodiesel from our Sombra plant will be eligible to be exported to the United States and allow the U.S. importer to generate RIN units. No assurances can be given that we will obtain such approval for our Sombra, Ontario facility nor can we estimate, if successful, the time period required for approval. Failure to receive EPA approval could materially and adversely affect the profitability of our operations at the Sombra plant.

We have installed a larger version of our Denami processor at our Sombra plant, the performance of which has been assessed during only a few days of full-scale operation.

We have installed a larger version of our Denami processor, the Denami 3000, at the Sombra plant. Although the Denami 3000 is based on the same technology as the Denami 600, the Denami 3000 is much larger and operates at a faster flow rate. The larger Denami 3000 has been favorably tested during full scale operation for only a few days and we could still experience unexpected problems during sustained operations that might make it difficult to produce quality biodiesel. Potential problems with the Denami 3000 could increase costs and delay the start of full-scale production, and could adversely affect our ability to sell our Denami processors, and adversely affect our revenues and results of operations.

Our operating costs at our Sombra plant could be higher than we expect.

In addition to general market fluctuations and economic conditions, we could experience significant operating cost increases as a result of the failure of our Sombra plant to operate as efficiently as we expect. Other factors, many of which are beyond our control, which may also increase our costs include:

•	Higher feedstock prices because of an inadequate supply of or greater demand by others for feedstock;

•	Higher labor costs;

•	Higher costs for electricity and natural gas due to market conditions; and

•	Higher transportation costs because of greater demands on truck and rail transportation services.

Our management team has little or no experience in the operation of a biodiesel facility the size of our Sombra plant, which increases the risk that we will be unable to manage and operate it successfully.

We are highly dependent on our management team to operate our Sombra plant. Our management team has substantial business experience and four years’ experience operating our Mississauga plant, but has little or no experience in building and operating a biodiesel production plant of the size of our new Sombra facility. Although the construction of that facility is now complete, it may not have been properly designed or constructed. Although we expect to hire additional personnel and enter into agreements with contractors and consultants to assist us in our operations at Sombra, there is no assurance that we will be able to hire employees or enter into agreements satisfactory to us. If our management team is unable or finds it difficult to manage our Sombra operations successfully, our results of operations and our ability to succeed as a business will be adversely affected.

Compliance with existing or new environmental laws and rules could significantly increase our costs, or cause us to suspend or halt operations at our Sombra plant.

To operate our plants, we will need to comply with ongoing and new environmental and permitting requirements. Although we have received all permits required to operate our Mississauga and Sombra plants, the stormwater permit for Sombra is not yet finalized and must be confirmed by issuance of a final permit. Even final permits may be subject to changes in requirements and compliance reviews. Failure to receive a final stormwater permit or failure to maintain other necessary permits could subject us to demands by regulators that increase our costs of operations. Environmental issues, such as contamination and compliance with applicable environmental standards, could arise at any time. If this occurs, it could require us to spend significant resources to remedy the issues and may suspend or prevent operation of our plants. There can be no assurance that we will be able to comply with all permitting and environmental requirements to operate our plants efficiently on a continuing basis.

Defects in the construction or performance of the Sombra plant could result in a reduction in our revenues and profitability.

Although we have engaged experienced third-party companies to construct the Sombra plant, we have not received any warranties with respect to materials and workmanship or assurances that the project will operate at design capacity. Defects in the construction or performance of the plant could occur, and there is no assurance that we, our sub-contractors or anyone else that we contracted with to construct the project could correct these problems. If defects hinder the operations of the plant, our revenues, profitability and the value of your shares could be materially adversely affected. If defects require a lengthy or permanent discontinuance of production, your shares could have little or no value.

We have a history of losses which should be considered by investors in assessing the liklihood of our operating profitably in the future.

We have never earned a profit. For the years ended November 30, 2010 and 2011 and for the six-month period ended May 31, 2012, we reported net losses of approximately $1.0 million, $811,000 and $1.2 million, respectively. As of May 31, 2012, our accumulated deficit was approximately $7.5 million. Investors should consider this history of losses in assessing the likelihood of our operating profitably in the future.

Our ability to continue and expand operations depends in part on obtaining U.S. EPA approval and the success of this offering.

Due in part to the funds spent to develop Sombra, at May 31, 2012 we had a working capital deficiency of $1,947,002, and during the six months then ended a loss of $1,212,535 and negative cash flow from operations of $41,000. In addition, our current operating cash requirement is approximately $213,000 per month. We have fully drawn our recently-obtained credit line. Our ability to continue and expand our operations through full-scale commercial operation of the Sombra plant will depend in large part upon our ability to successfully secure the U.S. Environmental Protection Agency’s approval of production at our Sombra facility and successful completion of this offering. We anticipate that Sombra will generate positive cash flow from operations and will operate profitably once EPA approval is received and full-scale commercial operation commences and, if completed, that the proceeds of this offering will be sufficient to meet our cash requirements for at least the next 12 months. There can be no assurance, however, that such governmental approval will be obtained or that the offering will be completed, in which case we may not be able to continue to operate or expand our production.

As more biodiesel plants are built, biodiesel production will increase and, if demand does not sufficiently increase, this could result in lower prices for biodiesel, which will decrease the amount of revenue we may generate.

We expect that the number of biodiesel producers and the amount of biodiesel produced will likely continue to increase. In particular, we believe there is a significant effort in the United States and in Canada to develop and construct biodiesel plants and produce biodiesel products that would compete with us in the marketplace. We cannot assure you that the demand for biodiesel will continue to increase proportionally or at all. The demand for biodiesel is dependent on numerous factors, including governmental regulations, mandates, and incentives, as well as the development of other technologies or products that may compete with biodiesel. If the demand for biodiesel does not increase sufficiently, then increased biodiesel production may lead to lower biodiesel prices. Decreases in the price of biodiesel will result in decreases in our revenues.

We face intense competition within the biodiesel marketplace.

We operate in the intensely competitive alternative fuels business, and there can be no assurance that we will be able to compete effectively. Other companies presently in the market, or that could enter the market, could adversely affect prices for the biodiesel and glycerin we sell. There are numerous other entities considering or constructing biodiesel plants, some of which are near or in our potential trade territory and supply region. In Canada and the United States, the biodiesel industry is expected to become more competitive given the substantial initial construction of biodiesel facilities currently taking place. In addition, several regional biodiesel producers have been recently formed or are under consideration, which are or would be of a similar or greater size and have similar or greater resources than us. In light of such competition, there is no assurance that we will be able to complete or successfully operate our plants.

We have no long-term sale contracts and we may not be successful in profitably selling our biodiesel.

We have no long-term or fixed price agreements for the sale of our biodiesel and must compete with other producers of biodiesel. This competition could impair our ability to sell our biodiesel at profitable price points. Competition in the biodiesel industry is strong and growing more intense as more biodiesel production facilities are built and the industry expands. We are in direct competition with larger biodiesel producers, many of which have greater resources than we do. We compete with other facilities in Canada and the United States for customers in our regional market. We expect that additional biodiesel producers will enter the market if the regulatory environment remains favorable and the demand for biodiesel continues to increase.

Our business is only diversified within the biodiesel industry and is primarily dependent on the sale of biodiesel products and services. As a consequence, we may not be able to adapt to changing market conditions or endure any decline in the biodiesel industry.

Our success depends on the overall success of the biodiesel industry and on our ability to efficiently produce biodiesel and to provide the biodiesel industry with competitive equipment and services to produce biodiesel. With the exception of selling the glycerin that is produced as a byproduct of our biodiesel production, our revenues, including license fees from use of our software to run Denami processors, are all generated in the biodiesel industry. If we cannot efficiently produce biodiesel, if our Denami processors are not competitive with other biodiesel processors or if the demand for biodiesel declines, our business would be seriously harmed. Our plants do not have the ability to produce any other products. Our lack of diversification means that we may not be able to adapt to changing market conditions or any significant decline in the biodiesel industry.

The market price of biodiesel is influenced by the price of petroleum-based distillate fuels, such as ultra-low sulfur diesel, and decreases in the price of petroleum-based distillate fuels or RIN values would very likely decrease the price we can charge for our biodiesel, which could harm our revenues and profitability.

Historically, biodiesel prices have been strongly correlated to petroleum-based diesel prices and in particular ultra-low sulfur diesel, or ULSD, regardless of the cost of producing biodiesel itself. We market our biofuel as an alternative to petroleum-based fuels. Therefore, if the price of petroleum- based diesel falls, the price of biodiesel could decline, and we may be unable to produce products that are a commercially viable alternative to petroleum-based fuels. Petroleum prices are volatile due to global factors such wars, political uprisings, and other events, Organization of Petroleum Exporting Countries, or OPEC, production quotas, worldwide economic conditions, changes in refining capacity and natural disasters. Additionally, demand for liquid transportation fuels, including biodiesel, is affected by economic conditions. A reduction in petroleum-based fuel prices may have a material adverse effect on our revenues and profits if such price decreases reduce the price we are able to charge for our biodiesel. Increasing required volume obligations for biodiesel under Renewable Fuel Standard 2, or RFS2, has made the price of biodiesel more sensitive to changes in feedstock costs. Increased RIN values have, in part, offset the higher cost of biodiesel when compared to petroleum-based fuels. A reduction in RIN values may have a material adverse effect on our revenues and profits if such reduction reduces the price we are able to charge for our biodiesel.

Technological advances and changes in production methods in the biodiesel industry could render our plants obsolete and adversely affect our ability to compete.

We expect that technological advances in the processes and methods for processing biodiesel will continue to occur. It is possible that those advances could make the processes at the Sombra plant less efficient or obsolete, or cause the biodiesel we produce to be of a lesser quality. These advances could also allow our competitors to produce biodiesel below our cost. If we are unable to adopt or incorporate technological advances, our biodiesel production methods and processes could be less efficient than our competitors, which could cause our plants to become uncompetitive and or results of operations to be substantially harmed.

The development of alternative fuels and energy sources may reduce the demand for biodiesel, resulting in a reduction in our revenues and profitability.

The development of alternative fuels, including a variety of energy alternatives to biodiesel, has attracted significant attention and investment. The construction of several renewable diesel plants by competitors has been announced. Under RFS2, renewable diesel made from biomass meets the definition of biomass-based diesel and thus is eligible, along with biodiesel, to satisfy the RFS2 biomass-based diesel requirement described in “Business–Government Incentives.” Renewable diesel is biodiesel that has been hydro-cracked and refined so that it becomes molecularly indistinguishable from petroleum based distillates. Furthermore, under RFS2, renewable diesel may receive up to 1.7 RINs per gallon, whereas biodiesel currently receives 1.5 RINs. As the value of RINs increase, this 0.2 RIN advantage may make renewable diesel more cost-effective, both as a petroleum-based diesel substitute and for meeting RFS2 requirements. If renewable diesel proves to be more cost-effective than biodiesel, our revenues and results of operations would be adversely affected.

The biodiesel industry will also face increased competition resulting from the advancement of technology by automotive, industrial and power generation manufacturers which are developing more efficient engines, hybrid engines and alternative clean power systems. Improved engines and alternative clean power systems offer a technological solution to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. If and when these clean power systems are able to offer significant efficiency and environmental benefits and become widely available, the biodiesel industry may not be able to compete effectively with these technologies and government requirements for the use of biodiesel may not continue.

The development of alternative fuels and renewable chemicals also puts pressure on feedstock supply and availability to the biodiesel industry. If these emerging technologies compete with biodiesel for feedstock, are more profitable or have greater governmental support than biodiesel does, then the biodiesel industry may have difficulty in procuring the feedstock necessary to be successful.

We depend upon the continued services of certain members of our senior management team, without whom our business operations would be significantly disrupted.

Our success depends, in part, on the continued contributions of our executive officers and other key employees. Our management team has industry experience, at least in operating a small-scale biodiesel plant, and would be difficult to replace. We believe that the expertise and knowledge of these individuals in our industry, and in their respective fields, is a critical factor to our continued growth and success. The loss of the services of any of these individuals could have a material adverse effect on our business and prospects if we are unable to identify a suitable candidate to replace any such individual. Our success is also dependent upon our ability to attract and retain additional qualified marketing, sales, technical and other personnel.

Our insurance and manufacturer warranties may be inadequate to cover all the liabilities we may incur.

We face the risk of exposure to product liability claims and adverse public relations in the event that our processors cause damage to the facilities in which they are installed, harm persons at those facilities or cause environmental problems. If a product liability claim is successful, our insurance may not be adequate to cover all liabilities we may incur, including harm to our reputation, and we may not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, or at all. If we do not have adequate insurance or warranty protection, product liability claims relating to defective products could have a material adverse effect on our financial condition and operating results.

Our business is subject to seasonal and quarterly fluctuations, which are likely to cause our revenues and operating results to fluctuate.

Our operating results are influenced by seasonal fluctuations in the price of biodiesel. Our sales tend to decrease during the winter season due to perceptions that biodiesel will not perform adequately in colder weather. Colder seasonal temperatures can cause the higher cloud point biodiesel we make from inedible animal fats to become cloudy and eventually gel. The cloud point of a fluid is the temperature at which dissolved solids are no longer completely soluble giving the fluid a cloudy appearance. In general, biodiesel made from inedible animal fats will become cloudy at a higher temperature than petroleum-based diesel or lower cloud point biodiesel made from soybean, canola or inedible corn oil. Such gelling can lead to plugged fuel filters and other fuel handling and performance problems for customers and suppliers. Reduced demand in the winter for our higher cloud point biodiesel may result in excess supply of such higher cloud point biodiesel or lower prices for such higher cloud point biodiesel. In addition, our production facilities are located in Canada and our costs of shipping biodiesel to warmer climates generally increase in cold weather months. Additionally, in the last quarter of fiscal 2011, demand for biodiesel was particularly strong as blenders sought to take advantage of the blender’s tax credit before it expired on December 31, 2011. Strong purchases by blenders in that quarter reduced demand in the subsequent quarter. As a result of seasonal fluctuations and the higher than usual demand in the last quarter of fiscal 2011, comparisons of operating measures between consecutive quarters may not be as meaningful as comparisons between longer reporting periods.

We are an “emerging growth company” under the U.S. JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decrease or may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result of our election to be treated as an emerging growth company, our financial statements may not be comparable to those of companies that comply with public company effective dates for the adoption of new accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Risks Related to Regulation and Governmental Action

Loss or reductions of governmental requirements in Canada and the United States for the use of biofuels could have a material adverse effect on our revenues and operating margins.

The biodiesel industry relies substantially on Canadian national and provincial requirements, U.S. federal requirements and state policies for use of biofuels. Since biodiesel has been more expensive to produce than petroleum-based diesel fuel over the past few years, the biodiesel industry depends on governmental programs that support a market for biodiesel that might not otherwise exist.

The most important of these government programs in the United States is RFS2, which requires that a certain volume of biomass-based diesel fuel, which includes biodiesel, be consumed. RFS2 became effective on July 1, 2010 and applies through 2022. We believe that the increase in demand for biodiesel and higher biodiesel prices in 2011 is directly attributable to the implementation of RFS2.

There can be no assurance that the U.S. Congress or the U.S. Environmental Protection Agency, or EPA, will not repeal, curtail, grant a waiver under or otherwise change the RFS2 program in a manner adverse to us. The petroleum industry has opposed the retroactive application of certain provisions of the rule and fundamental fairness in the implementation of policy involved in RFS2 and can be expected to continue to press for changes that eliminate or reduce its impact. Any repeal, waiver or reduction in the RFS2 requirements or reinterpretation of RFS2 resulting in our biodiesel failing to qualify as a required fuel would materially decrease the demand for and price of our product, which would materially and adversely harm our revenues and cash flows.

If Congress decides to repeal or curtail RFS2, or if the EPA is not able or willing to enforce RFS2 requirements, the demand for our product based on this program and any increases in demand that we expect due to RFS2 would be significantly reduced or eliminated and our revenues and operating margins would be materially harmed. In addition, although we believe that state requirements for the use of biofuels increase demand for our biodiesel within such states, they generally may not increase overall demand in excess of RFS2 requirements. Rather, existing demand for our biofuel from petroleum refiners and petroleum fuel importers in the 48 contiguous states or Hawaii, which are defined as “obligated parties” in the RFS2 regulations, in connection with federal requirements, may shift to states that have use requirements or tax incentive programs.

Our business is subject to extensive and potentially costly environmental regulation in Canada that could change and significantly increase our operating costs.

We are subject to environmental regulations of the Canadian Minister of Environment or the MOE, related to release of methane into the atmosphere and stormwater run-off. These regulations could result in significant compliance costs and may change in the future. Also, the MOE may seek to implement additional regulations or implement stricter interpretations of existing regulations. Changes in environmental laws or regulations or stricter interpretation of existing regulations may require significant additional capital expenditures or increase our operating costs.

In addition, our plants, and particularly our new Sombra plant which was recently placed in service, could be subject to environmental nuisance or related claims by employees, property owners, environmental groups or residents near the plant arising from air, water or other discharges, particularly the discharge of methane which is used in our production process. These individuals and entities may object to these discharges or emissions into the environment from the plant. Environmental and public nuisance claims, tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs, affect our profitability and reduce the value of your shares.

Failure to comply with governmental regulations, including EPA requirements relating to RFS2, could result in the imposition of penalties, fines, or restrictions on our operations and remedial liabilities.

The biodiesel industry is subject to extensive U.S. federal, state, Canadian, provincial and local laws and regulations related to the general population’s health and safety and compliance and permitting obligations, including those related to the use, storage, handling, discharge, emission and disposal of municipal solid waste and other waste, pollutants or hazardous substances, or discharges and other emissions, as well as land use and development. Though both our plants are located in Canada, we may be subject to certain of these laws to the extent our biodiesel is exported to the United States.

In addition to the regulations mentioned above, we are subject to various laws and regulations related to RFS2, most significantly regulations related to the generation and dissemination of RINs. These regulations are highly complex and evolving, requiring us to periodically update our compliance systems. Any violation of these regulations by us, inadvertently or otherwise, could result in significant fines and harm our customers’ confidence in the RINs we issue, either of which could have a material adverse effect on our business.

Public company expenses may reduce our net income or increase our loss.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Capital Market, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. New expenses as a result of our being a public company include additional amounts for legal and accounting services, listing fees for Nasdaq, transfer agent fees, additional insurance costs, printing and filing fees, fees for investor and public relations and compensation payable to non-employee directors. In addition, we expect the application of these rules and regulations to our company will make it more difficult and more expensive for us to obtain director and officer liability insurance.

If we fail to maintain effective internal control over financial reporting, we might not be able to report our financial results accurately or prevent fraud, which could harm our business or negatively affect the value of our stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Commencing in 2012, we will begin to perform system and process evaluation and testing of our internal control over financial reporting in order to allow our chief executive officer and our chief financial officer to certify as to the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by the Securities and Exchange Commission, the Nasdaq Capital Market, or other regulatory authorities, which would require additional financial and management resources. In addition, if we are unable to meet filing deadlines for reports required by the Securities Exchange Act, our securities could be delisted from the Nasdaq Capital Market. If our securities were delisted from Nasdaq, trading, if any, in our securities would be conducted in the over the counter market. Consequently, the liquidity and price of our securities could be impaired.

Risks Related to this Offering

There is no public market for our units or common stock and an active trading market or any specific price for our securities may not be established or maintained.

Currently, there is no public trading market for our units or common stock. Although we have applied to list our units, common stock and warrants on the Nasdaq Capital Market, an active trading market for our securities may not develop, and even if it does develop, may not continue following the completion of this offering and the market price of our units may decline below the initial public offering price.

Our stock price in future public trading could be volatile, which could result in substantial losses for investors.

The market price for our units and common stock is likely to be volatile, which could result in substantial losses for investors. The market price of our securities may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly and seasonal variations in our financial condition and operating results;

•	changes in financial estimates and ratings by securities analysts;

•	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

•	publicity about our company, our services, our competitors or business in general;

•	additions or departures of key personnel;

•	fluctuations in the costs of feedstock and supplies;

•	any future sales of our common stock or other securities; and

•	stock market price and volume fluctuations of publicly-traded companies in general and in the biodiesel industry in particular.

As a result, our units, shares of our common stock and our warrants may trade at prices significantly below the price you paid to acquire them. Furthermore, declines in the price of our securities may adversely affect our ability to conduct future offerings or to recruit and retain key employees.

We may be deemed to be controlled by our directors and executive officers, which will limit your ability to influence key decisions.

Immediately after this offering, our directors and executive officers, in the aggregate, will beneficially own 26.4% of the issued and outstanding shares of our common stock, or 25.9% if the over-allotment option is exercised in full. As a result, these stockholders will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our articles of incorporation. This de facto control could be disadvantageous to our other stockholders with interests that differ from those of the control group, if these stockholders vote together. For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other stockholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the warrants included in the units.

In order for you to be able to exercise the warrants included in the units, the underlying shares must be covered by an effective registration statement and qualify for an exemption under the securities laws of the state in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Class A and Class B warrants included in the units and the common stock underlying these warrants, or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

The warrants may be redeemed on short notice, which may have an adverse effect on their price.

We may redeem some or all of the Class A and Class B warrants for $0.05 per warrant on 30 days’ notice at any time after the specific redemption conditions in the respective warrants have been satisfied. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants or a current prospectus or exemption from registration or qualification does not exist. As a result, you would be unable to benefit from owning the warrants being redeemed.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once this offering is completed, we will have 6,993,169 shares of common stock issued and outstanding and will have approximately an additional 3,632,398 shares of common stock reserved for future issuance as follows:

•	91,264 shares underlying outstanding warrants;

•	2,000,000 shares in the aggregate underlying the Class A and Class B warrants;

•	450,000 shares underlying the over-allotment option, including the shares underlying the Class A and Class B warrants included in the units;

•	300,000 shares underlying the representative’s warrant, including the shares underlying the Class A and Class B warrants included in the representative’s warrants; and

•	791,134 shares reserved for issuance under our 2008 and 2012 equity compensation plans.

The common stock included in the units sold in this offering as well as the common stock underlying the warrants, other than those shares held by “affiliates,” as defined by the rules and regulations promulgated under the Securities Act of 1933, will be freely tradable without restriction. Additionally, upon the expiration of the one-year “lock-up” agreements to be signed by all officers and directors of the Company and all existing stockholders holding 5 percent or more of our shares and the expiration of six-month “lock-ups” applicable to all other existing stockholders, approximately 6,000,000 unregistered shares will be freely tradable or tradable subject to the timing and volume limitations set forth in Rule 144 promulgated under the Securities Act.

The existence of outstanding options and warrants may impair our ability to obtain additional equity financing.

The existence of outstanding options and warrants may adversely affect the terms at which we could obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

Management has broad discretion over the use of proceeds from this offering. We may use the proceeds of this offering in ways that do not improve our operating results or the market value of our securities.

We will have broad discretion in determining the specific uses of the proceeds from the sale of the units. Our allocations may change in response to a variety of unanticipated events, such as differences between our expected and actual revenues from operations or availability of commercial financing opportunities, unexpected expenses or expense overruns or unanticipated opportunities requiring cash expenditures. We will also have significant flexibility as to the timing and the use of the proceeds. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

We may issue shares of preferred stock in the future, which could depress the price of our stock.

Our corporate charter authorizes us to issue shares of “blank check” preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our common stock and other securities could be impaired, including, without limitation, with respect to liquidation.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, investors purchasing our units in this offering will incur immediate dilution of $4.44 per share or 74%, at the initial public offering price of $6.00 per share. As a result of this dilution, investors purchasing units from us will have contributed 29.50% of the total amount invested in us but will own only 14.30% of our outstanding common stock. In addition, the exercise of outstanding options and warrants and future equity issuances may result in further dilution to investors and current stockholders.

You may never receive dividends on any shares underlying units that you purchase in this offering.

We do not intend to pay dividends on our common stock in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion our business. Our board of directors will have complete discretion as to whether to pay dividends, based on any factors that they consider relevant. As a result, you may never receive dividends on your shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, statements concerning:

•	the future price and price volatility of petroleum products;

•	the effect of governmental programs on our business;

•	governmental policies and mandates related to renewable fuels;

•	the future price and price volatility of feedstocks;

•	the anticipated benefits and risks associated with our business strategy;

•	our future operating results;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	our ability to attract customers in a cost-efficient manner;

•	our ability to attract and retain qualified management personnel;

•	potential government regulation;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the anticipated use of the proceeds realized from this offering;

•	the potential for additional issuances of our securities; and

•	the possibility of future acquisitions of businesses or assets;

Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We disclaim any duty to update any of these forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

Assuming an initial public offering price of $6.00 per unit (the mid-point of the range reflected on the cover page of this prospectus), after deducting the estimated expenses of this offering, including the underwriting discount of $540,000, the representative’s non-accountable expense allowance of $180,000 and other estimated offering expenses of $180,000, we estimate that the net proceeds to us from this offering will be approximately $5,100,000. If the representative exercises the over-allotment option in full, we estimate that the net proceeds of the offering will be approximately $5,890,000.

We expect to use the net proceeds as follows:

Use of Proceeds	Approximate Amount	Approximate Percentage
Purchase of production and storage equipment and upgrade of rail tracks at our Sombra facility	$1,500,000	29.4%
Marketing and sales expense	$600,000	11.8
Payment of demand notes	$550,000	10.8
Working Capital	$2,450,000	48.0

Total	$5,100,000	100%

Purchase of production and storage equipment and upgrade of rail tracks. We intend to use approximately $1,500,000 of the proceeds to purchase and install an evaporator at our Sombra plant that will allow us to recycle methanol that can be reused in the production process, to add additional storage tanks for feedstock and for biodiesel produced at the plant, and to upgrade part of our rail track system to provide greater flexibility in loading and unloading tank cars.

Marketing and sales expenses. We intend to use approximately $600,000 in increased marketing and sales expense related to the expansion of our computer-linked network of biodiesel producers and the sale of Denami processors to new network members and to support the marketing and sale of processors in Europe, Asia and North and South America. These expenses may include appearances at trade shows, advertising in trade publications and additional sales personnel.

Payment of demand notes. We intend to use approximately $550,000 of the proceeds of this offering to pay outstanding demand notes in the aggregate face amount of $470,000 plus accrued interest thereon. The notes were issued on various dates between June 9, 2009 and January 15, 2011 and are held by World Asset Management, Inc. in an aggregate amount of $280,000, Softdiffusion, SA in the amount of $40,000 and Michael G. Laporte in the amount of $150,000. Each of the outstanding demand notes bears interest at 8 percent per annum. World Asset Management, Inc. owns 514,095 shares of our common stock, Softdiffusion owns 292,166 shares and Michel G. Laporte owns 743,154 shares, and is our Chairman and Chief Executive Officer.

Working Capital. We intend to use $2,450,000 of the proceeds for capital expenditures and working capital required for general corporate purposes, including the potential addition of processors at our Sombra plant, increasing investments in marketing, and acquiring or constructing one or more additional processing facilities. Working capital may also be used to support new production facilities until they generate positive cash flow. If the representative exercises the over-allotment option, we intend to add the additional net proceeds of approximately $790,000 to our working capital.

As of the date of this prospectus, except as set forth above, we cannot predict with certainty all of the uses for the proceeds of this offering. We will retain flexibility in the application of the net proceeds. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, evolving business needs, changes in demand for our services, the cost to construct new facilities, our marketing efforts, competitive developments, new strategic opportunities, cost of feedstock, general economic conditions and other factors.

Pending their application in our business, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and currently do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, contractual restrictions and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of May 31, 2012 on an actual basis (after adjustment for the reverse split of one share of common stock for every 3.835 shares of our common stock effected on June 11, 2012), on a pro forma basis and pro forma as adjusted for this offering. The pro forma data takes into account:

•	The increase in our authorized capitalization to 75,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share;

•	The issuance subsequent to May 31, 2012 of 13,037 shares of common stock for which payment was received on May 31, 2012; and

•	The issuance subsequent to May 31, 2012 of 33,898 shares of common stock for $260,000 to complete a $1,985,050 private placement begun on December 15, 2011.

The pro forma as adjusted data take into account the issuance of 1,000,000 shares of common stock, 1,000,000 Class A warrants and 1,000,000 Class B warrants (at the initial estimated public offering price of $6.00 per unit in this offering), our receipt of $5,100,000 of estimated net proceeds in this offering, and our use of approximately $550,000 of the proceeds to pay certain short-term indebtedness.

	May 31, 2012
	Actual	Pro forma	Pro forma, as adjusted
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding, actual, pro forma, and as adjusted	—	—	—
Common stock, $0.001par value, 75,000,000 shares authorized, actual and 75,000,000 shares authorized pro forma and pro forma, as adjusted; 5,946,234 shares issued and outstanding actual as at May 31, 2012; 5,993,169 shares issued and outstanding pro forma; and 6,993,169 shares issued and outstanding, pro forma as adjusted	$5,946	$5,993	$6,993
Additional paid-in capital	$13,445,826	$13,705,779	$18,804,779

	13,451,772	13,711,772	18,811,772
Accumulated deficit	(7,486,799)	(7,486,799)	(7,486,799)

Total stockholders’ equity	$5,964,973	$6,224,973	$11,324,973

DILUTION

Our net tangible book value as of May 31, 2012 was $5,573,257 or $0.94 per share of common stock. After taking into account the issuance of 33,898 shares subsequent to May 31, 2012 for $260,000 in net proceeds, our pro forma net tangible book value as of May 31, 2012 would have been $5,833,257, or $0.97 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of May 31, 2012. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of units in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the share of common stock included in the unit and nothing to the warrants.

After giving effect to the sale of the units by us in this offering at an assumed public offering price of $6.00 per unit, the midpoint of the offering price range on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of May 31, 2012 would have been approximately $10,933,257, or $1.56 per share of common stock. This represents an immediate increase in net tangible book value of $0.59 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $4.44, or 74%, per share to new investors purchasing units in this offering.

The following table illustrates this per share dilution:

Initial public offering price per share		$6.00
Net tangible book value per share at May 31, 2012	$0.97
Increase in net tangible book value per share attributable to new investors	0.59

Net tangible book value per share after the offering		1.56

Dilution per share to new investors		$4.44

The following table summarizes as of May 31, 2012 (with shares issued and outstanding updated to June 11, 2012) the differences between the existing stockholders and the new investors with respect to the number of shares purchased, the total consideration paid and the average price per share paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Executive officers, other officers and directors	1,620,165	23.17	$10,533	0.05	$0.01
Other existing stockholders(1)	4,373,004	62.53	14,331,239	70.45	3.28
New Investors(2)	1,000,000	14.30	6,000,000	29.50	6.00

Total	6,993,169	100.00	$20,341,772	100.00

(1)	Does not include any shares underlying unexercised warrants and options.

(2)	Based on an assumed initial public offering price of $6.00 per unit.

If the representative exercises the over-allotment option in full, the new investors will purchase 1,150,000 shares of common stock. In that event, the gross proceeds from this offering will be $6,900,000 ($5,850,000 estimated net proceeds to us), representing approximately 32.48% of the total consideration for 16.10% of the total number of shares of common stock outstanding, and the dilution to new investors would be $4.36 per share, or 73%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk factors” included elsewhere in this prospectus.

Business Overview

We are a renewable energy company that offers an array of products and services to a network of biodiesel fuel producers. We also market and sell in the U.S. and Canada biodiesel fuel produced at our small-scale production and demonstration facility in Mississauga, Ontario, Canada, and have recently commissioned and are scaling-up biodiesel production at our new facility in Sombra, Ontario, Canada.

Among other services, we sell feedstock to our network of biodiesel producers, sell their output in the U.S. and Canada, provide them with proprietary software used to operate and control their processors, remotely monitor the quality and characteristics of their output, upgrade and repair their processors, and advise them on adjusting their processes to use varying feedstock and improve their output. Through the accumulation of production data from our network, we are equipped to provide consulting services to network members and other producers for operating their facilities, maintaining optimum production and solving production problems. For our network services and the license of our operating and communications software, we receive a royalty from network members based on gallons of biodiesel produced.

In fiscal 2010, we sold and commissioned one Denami 600 processor to a customer in Quebec and a second one to a customer in Ontario. Our customers own the Denami 600 processors, but license the software and monitoring system from us in exchange for an ongoing royalty payment of $0.11 per gallon of biodiesel produced by their Denami 600 processors. We provide our customers with a warranty, maintenance and other products and services that are required in the production of biodiesel. We did not sell any Denami processors to third parties in fiscal 2011.

Our revenue sources include the sale of biodiesel produced at our own facility, the sale of biodiesel that we purchase from network members and other third-party producers, the sale of biodiesel equipment, the sale of feedstock to network members and other third-party biodiesel producers, Canadian government incentive payments, U.S. government subsidies, royalties from our network members, and revenue from other services we provide related to the production of biodiesel. Our total revenue for the year ended November 30, 2010 was $5.71 million, and increased $6.08 million, or 106%, to total revenue of $11.79 million for the year ended November 30, 2011. This increase was primarily due to an increase in sales of biodiesel fuel produced by others, representing an increase in gallons sold and selling price per gallon. Net loss for the years ended November 30, 2010 and 2011 was $1.01 million and $811,000, respectively.

As of May 31, 2012, due in large part to the funds spent to develop and build the Sombra facility, we had a working capital deficiency of $1,947,002. In addition, during the six months ended May 31, 2012, we incurred a loss of $1,212,535 and had negative cash flow from operations of $40,687. Our Denami 3000 processors at the Sombra plant have been favorably tested during full-scale operation for a few days in July 2012. We expect to begin full-scale commercial operation of the Sombra plant in or about September 2012 upon receiving United States EPA approval.

We have taken steps to improve our cash and working capital positions after May 31, 2012 by (i) raising an additional $260,000 through the issuance of common shares, and (ii) borrowing $1.5 million under an asset-based term loan facility from a lender (see note 18). The combination of the financing arrangements completed subsequent to May 31, 2012 and completion of our initial public offering described below (see note 18) will provide us with adequate financial resources to meet our development goals and ongoing operational requirements.

In addition, on June 22, 2012, we filed a registration statement under the Securities Act of 1933 for an initial public offering, on a firm commitment basis, of 1,000,000 units, each unit consisting of one share of our common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of our common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of our common stock at an exercise price equal to 200% of the initial unit offering price.

We effected a reverse stock split of one share for each 3.835 outstanding shares of common stock, effective on June 11, 2012. The reverse stock split proportionately reduced all issued and outstanding shares of common stock, as well as common stock underlying stock options and warrants outstanding immediately prior to the effectiveness of the reverse stock split.

The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries Methes Canada and Methes Energies USA Ltd. All significant inter-company transactions and balances have been eliminated.

Factors Influencing Our Results of Operations

The principal factors affecting our results of operations are as follows:

Biodiesel and feedstock price fluctuations

Biodiesel is a low carbon, renewable alternative to petroleum-based diesel fuel and is primarily sold to the end user after it has been blended with petroleum-based diesel fuel. Biodiesel prices have historically been correlated to petroleum-based diesel fuel prices. Accordingly, biodiesel prices have generally been affected by the same factors that affect petroleum prices, such as worldwide economic conditions, wars and other political events, OPEC production quotas, changes in refining capacity and natural disasters. Recently enacted government requirements and incentive programs, such as RFS2 and the blenders’ tax credit, which expired on December 31, 2011, have reduced this correlation, although it remains a significant factor in the market price of our product.

Our operating results also generally reflect the relationship between the price of biodiesel and the price of the feedstock used to produce biodiesel. Spot market prices for virgin vegetable oil or used vegetable oil or rendered animal fat may increase, which would adversely affect our gross margins. The price of vegetable oil, as with most other products made from crops, is affected by weather, disease, changes in government incentives, demand and other factors. A significant reduction in the supply of vegetable oil because of weather or disease, or increases in the demand for vegetable oil, could result in higher feedstock prices. The price of vegetable oil and other feedstock has fluctuated significantly in the past and may fluctuate significantly in the future.

Government programs related to biodiesel production and use

Biodiesel has been more expensive to produce than petroleum-based diesel fuel and as a result the industry depends on Canadian and U.S. federal and, to a lesser extent, provincial and state usage requirements and tax incentives.

On July 1, 2010, RFS2 was implemented, stipulating volume requirements for the amount of biomass-based diesel that must be utilized in the United States each year. Under RFS2, obligated parties, including petroleum refiners and fuel importers, must show compliance with these standards. The RFS2 program requires the domestic use of 800 million gallons of biodiesel in 2011 and one billion gallons in 2012. The US Environmental Protection Agency recently proposed a requirement for domestic use of biodiesel by obligated parties of 1.28 billion gallons in 2013. We believe our sales volumes increased during 2011 as a result of RFS2-generated demand.

Additionally, in the last quarter of fiscal 2011, demand for biodiesel was particularly strong as blenders sought to take advantage of the blender’s tax credit before it expired on December 31, 2011. Strong purchases by blenders in that quarter reduced demand in the subsequent quarter. As a result of the higher than usual demand in the last quarter of fiscal 2011, comparisons of operating measures between consecutive quarters may not be as meaningful as comparisons between longer reporting periods.

Seasonal fluctuations

Our operating results are influenced by seasonal fluctuations in the price of biodiesel. Our sales tend to decrease during the winter season due to perceptions that biodiesel will not perform adequately in colder weather. Colder seasonal temperatures can cause the higher cloud point biodiesel we make from inedible animal fats to become cloudy and eventually gel at a higher temperature than petroleum-based diesel or lower cloud point biodiesel made from soybean, canola or inedible corn oil. Reduced demand in the winter for our higher cloud point biodiesel may result in excess supply of such higher cloud point biodiesel or lower prices for such higher cloud point biodiesel. In addition, our production facilities are located in Canada and our costs of shipping biodiesel to warmer climates generally increase in cold weather months.

Dependence on significant customers

Our largest customer accounted for 83% of total revenue in 2011 and our three largest customers accounted for 31%, 19% and 15% of total revenue in 2010. The sales to these customers were made at spot market prices, and we have no binding purchase agreements for our biodiesel, which could affect the consistency of our revenues. Potential customers for biodiesel regularly bid for biodiesel in the spot market at prices that are quoted on a daily basis. As a matter of convenience, we prefer to deal with customers with whom we have had a past relationship, although the specific customers to whom we sell have varied over time. The loss of one or more customers who have been among our largest customers historically would not have a material adverse effect on our business because we believe that customer or customers could be replaced by one or more new customers regularly bidding for biodiesel, and we believe this will continue to be the case. For example, in the six months ended May 31, 2012, one new major customer accounted for 28% of our total revenue and our largest customer in the year ended November 30, 2011 declined to 54% of total revenue in the six-month period ended May 31, 2012 from 79% of total revenue in same period in fiscal 2011.

Lengthy sales cycle

The sale of one of our Denami processors in a particular financial period has a significant effect on our quarter-to-quarter and year-to-year results. The purchase of our Denami processors involves a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. For these and other reasons, the sales cycle associated with our Denami processors is typically lengthy, varying from 6 to 18 months. We sold two Denami 600s in fiscal 2010, but had no Denami processor sales during fiscal 2011, and Denami processor sales are not guaranteed in any particular financial period or at all. The lengthy sales cycles of our equipment sales, as well as the size and timing of orders, make it difficult to forecast our future results of operations.

Components of Revenue and Expense

Revenue

We derive revenues primarily from the sale of biodiesel. We also derive revenue from several other related sources. The following table lists our revenue sources by amount and their respective percentages of total revenue for the years ended November 30, 2010 and 2011:

	For the Year Ended November 30, 2010		For the Year Ended November 30, 2011
	$	%	$	%
Biodiesel sales
Resales	1,560,000	27.3	6,260,000	53.1
Internal production	1,571,956	27.5	3,471,355	29.5
Feedstock sales	211,725	3.9	838,994	7.1
Equipment sales	1,666,681	29.2	256,342	2.2
Government incentive	458,956	8.0	518,872	4.4
Royalties	12,663	0.2	107,148	0.9
Other	230,918	3.9	333,142	2.8

	5,712,899	100.0%	11,785,853	100.0%

The following factors may significantly affect our revenues in any fiscal period:

•

Revenue from the sale of biodiesel, excluding government incentives, includes biodiesel purchased from third-party producers in Canada. The sale price of our biodiesel to our customers is influenced by several factors and is generally based upon the posted price for B100 biodiesel, including the value of the RINs, by companies such as The Jacobsen and Argus Media Ltd., providers of price assessments and business intelligence. Our sale price is also affected by the posted rates for NYMEX Heating Oil plus the value of the RINs and a negotiated premium or discount that reflects market conditions at the time of the transaction.

•	Revenue from feedstock sales is derived from the sale of feedstock, methanol, catalyst, resin and shipping charges to third party biodiesel producers in Canada.

•

Revenue from equipment sales includes sale of the Denami 600 biodiesel processors and other smaller equipment related to the production of biodiesel. In fiscal 2011, equipment sales decreased $1.41 million compared to equipment sales in fiscal 2010 because of the sale of two Denami 600 processors in fiscal 2010 compared to none in fiscal 2011.

•

We receive government incentive payments under Natural Resources Canada’s ecoENERGY for Biofuels Program for qualified sales of biodiesel produced at our Mississauga, Ontario, facility. Our Sombra facility has also been approved to receive the government incentive, and we expect our revenue from the government incentive to increase as we increase production at our Sombra facility. Sales of biodiesel to the United States, Canada and elsewhere qualify under the program. For the years ended November 30, 2010 and 2011, we claimed $460,000 and $520,000, respectively, as an incentive from the Canadian Government for production at our Mississauga, Ontario, facility. The ecoENERGY incentive is recognized as revenue when the right to receive is established upon production and sale of the biodiesel.

The following table outlines the maximum incentive amounts in Canadian dollars that we may receive from the Canadian Government in each program year (April 1 to March 31 of the following year) for full production at both our Mississauga and Sombra facilities:

Fiscal Year	Maximum Incentive
2012–2013	$7,700,000
2013–2014	$5,500,000
2014–2015	$4,400,000
2015–2016	$3,120,000
2016–2017	$2,000,000
Total	$22,720,000

•

Revenue from royalties was derived from the two customers that purchased our Denami 600 processors in 2010. Royalties for fiscal year 2010 were minimal due in part to the late commissioning of the processors in fiscal 2010. Royalties for the year ended November 30, 2011 were $107,000. Royalties are recognized on an accrual basis in accordance with the Sales and Licensing Agreement for the biodiesel processing equipment. The royalty is charged on gallons of biodiesel produced by our customers using our biodiesel processing equipment.

•	Other revenue includes sales of glycerin, a by-product of biodiesel production, consulting fees, rental income and miscellaneous other fees charged to our customers.

Cost of Goods Sold

Our cost of goods sold expense include the cost of feedstock, catalysts, methanol and other chemicals used in the production process; the purchase price of biodiesel acquired for resale from network members and others; the purchase price of feedstock and other items used in the production of biodiesel acquired for sale to network members and others; the purchase price of equipment sold to others; leases, utilities, depreciation, salaries and other indirect expenses related to the production process at our Mississauga, Ontario facility; salaries and related expenses for employees involved in production or supplying services; and related expenses for transportation, storage, insurance, labor and other indirect expenses.

Results of Operations

Fiscal year ended November 30, 2010 and 2011 and
six months ended May 31, 2011 and May 31, 2012

Set forth below is a summary of certain financial information for the periods indicated:

	Year Ended November 30, 2010	Year Ended November 30, 2011	Six Months Ended May 31, 2011	Six Months Ended May 31, 2012
Revenue
Biodiesel sales
Resales	$1,560,000	$6,200,000	$1,674,028	$2,528,799
Internal production	1,571,956	3,471,355	1,173,359	1,786,190
Feedstock sales	211,725	838,994	374,837	283,961
Glycerin sales	—	132,526	53,640	49,767
Government incentive	458,956	518,872	173,692	244,456
Equipment sales	1,666,681	256,342	257,496	16,500
Royalties	12,663	107,148	45,575	44,279
Other	230,918	200,616	29,254	110,448

	5,712,899	11,785,853	3,781,881	5,064,400
Cost of goods sold	4,666,260	10,120,570	2,982,102	4,438,052

Gross profit	1,046,639	1,665,283	799,779	626,348
Operating expenses
Selling, general and administrative expenses	2,043,227	2,436,615	1,153,833	1,807,435

Loss before interest and taxes	(996,588)	(771,332)	(354,054)	(1,181,087)
Other income (expenses)
Interest expense	(19,456)	(39,750)	(18,912)	(32,093)
Interest income	1,511	132	32	645

Loss before income taxes	(1,014,533)	(810,950)	(372,934)	(1,212,535)
Income taxes	—	—	—	—

Net loss for the period	$(1,014,533)	$(810,950)	$(372,934)	$(1,212,535)

November 30, 2010 compared to November 30, 2011

Revenue. Our total revenues for the years ended November 30, 2010 and 2011 were $5.71 million and $11.79 million, respectively, representing an increase of $6.08 million, or 106%, in fiscal 2011 compared to fiscal 2010. This increase was mainly due to an increase in sales of biodiesel produced by others.

Biodiesel. Biodiesel sales, excluding government incentives, increased $6.60 million, or 211%, from the year ended November 30, 2010 to November 30, 2011. For the years ended November 30, 2010 and 2011, resales of biodiesel purchased from third-party producers were $1.56 million and $6.20 million, respectively, representing an increase of 301% from year ended November 30, 2010 to November 30, 2011. This increase was due to opportunistic purchases of biodiesel from third-party producers in Canada, including network members operating the Denami 600 and an increase in the biodiesel selling price. Biodiesel purchased and resold from third parties increased from 750,000 gallons in fiscal year 2010 to 1.25 million gallons in fiscal year 2011, an increase of 66%. At constant prices this increase in gallons sold would have contributed $1.25 million to the $6.60 million increase in overall biodiesel sales. The increase in average biodiesel sales price from $2.50 per gallon in fiscal 2010 to $5.00 per gallon in fiscal 2011, an increase of 100%, contributed $3.1 million to the biodiesel sales increase.

Sales from our internal production of biodiesel, excluding government incentives, for the years ended November 30, 2010 and 2011 were $1.57 million and $3.47 million, respectively, or an increase of 121%. This increase was due to reduced downtime for research and development at our Mississauga facility and an increase in the selling price of biodiesel. For the years ended November 30, 2010 and 2011 our average B100 sales prices per gallon were $2.50 and $5.00, respectively, or an increase of 100%. Gallons sold from internal production for the years ended November 30, 2010 and 2011 were 504,000 and 696,000, respectively, or an increase of 38%.

Overall, the increase in gallons sold reflects significantly stronger market demand primarily as a result of the implementation of RFS2 in the United States. However, with the expiration of the blenders’ tax credit on December 31, 2011, we believe that we participated in an industry-wide acceleration of gallons sold in the fourth quarter of calendar 2011, which was further increased by the ability of customers to satisfy up to 20% of their renewable fuel volume obligations for 2012 through RINs obtained in 2011. The resulting buildup of biodiesel inventories by customers reduced gallons sold in the first quarter of fiscal 2012.

Feedstock. Feedstock sales are derived from sales of feedstock, methanol, catalyst and resin and related shipping charges to third-party biodiesel producers in Canada. For the years ended November 30, 2010 and 2011, feedstock sales were approximately $210,000 and $840,000, respectively. We source feedstock and other products related to the production of biodiesel on the spot market. Such products are resold immediately to customers in Canada. We intend to continue with this strategy as opportunities arise to generate additional profit.

Glycerin. Glycerin sales for the fiscal years 2010 and 2011, were $nil and $133,000, respectively. In fiscal year 2010, glycerin was delivered to our customers without charge to save the cost of disposition.

Government incentives. For the years ended November 30, 2010 and 2011, we received $459,000 and $519,000, respectively, as an incentive for the production of biodiesel from the Canadian government. This increase of 13% from the year ended November 30, 2010 to the year ended November 30, 2011 was due to an increase in production at our Mississauga facility. We submit claims for the incentive in the month following production of the biodiesel and receive payment in Canadian dollars approximately 30 days after the end of the month in which the claim is submitted.

Equipment sales. Equipment sales include the sale of Denami 600 biodiesel processors and other smaller equipment related to the production of biodiesel. We generated $1.67 million from equipment sales for the year ended November 30, 2010, which included two Denami 600 processors. For the year ended November 30, 2011, we generated $256,000 in equipment sales. The decrease in equipment sales during the year ended November 30, 2011 was due to the fact that no Denami 600 processors were sold during fiscal 2011. We are currently working with several potential customers in North America that could result in the sale of one or more Denami 600 processors.

Royalties. Revenue from royalties is derived from the two customers that purchased our Denami 600 processors in fiscal 2010. Our customers own the Denami 600 processor, but license the software and monitoring system from us for an ongoing royalty payment of $0.11 per gallon of biodiesel produced by their Denami 600 processors. Royalty revenue for the year ended November 30, 2010 was minimal due in part to the late commissioning of processors sold during that year. Royalty revenue for the year ended November 30, 2011 was $107,000.

Other. Other revenue includes sales of consulting services, delivery charges, lab and shop supplies, storage and rental income. Other revenue for the fiscal years ended November 30, 2010 and 2011 was $230,000 and $200,000, respectively. The decrease in other revenue in 2011 of $30,000 was due to the reclassification of sales of methanol, catalyst and resin and related shipping fees to feedstock sales in 2011.

Cost of goods sold. Our cost of goods sold for the years ended November 30, 2010 and 2011 were $4.67 million and $10.12 million, respectively, an increase of $5.45 million or 117% from 2010 to 2011. This increase was primarily due to costs associated with the increase in the quantity of biodiesel sold in 2011.

Biodiesel cost of goods sold increased 202% from fiscal 2010 to fiscal 2011, or from $3.12 million for the year ended November 30, 2010 to $9.27 million for the year ended November 30, 2011. If the average feedstock price and the price paid for biodiesel purchased from other biodiesel producers in Canada remained constant from the year ended November 30, 2010 to the end of the same period in 2011, the increase in gallons of biodiesel sold would have resulted in a $1.73 million increase in the related biodiesel cost of goods sold. The increase in average feedstock prices from fiscal 2010 to 2011 resulted in $2.84 million of the increase in biodiesel cost of goods sold, and the higher price paid for biodiesel purchased from others resulted in $1.58 million of this increase.

All other cost of goods sold, excluding biodiesel cost of goods sold, for the years ended November 30, 2010 and November 30, 2011 were $1.52 million and $847,000, respectively. In fiscal 2010, other cost of goods sold of $1.52 million included all material cost for sale of Denami 600s of $1.33 million and $185,000 for cost of feedstock sales. In fiscal 2011, other cost of goods sold of $847,000 included cost of feedstock sold of $727,000 and $120,000 for a small add-on piece of equipment sold. The decrease was mainly due to no sales of Denami equipment in fiscal 2011.

Selling, general and administrative expenses. Our selling, general and administrative expenses for the years ended November 30, 2010 and November 30, 2011 were $2.04 million and $2.44 million, respectively, or an increase of 20%. The increase was partly related to an increase in shipping and freight from $320,000 in fiscal 2010 to $560,000 in fiscal 2011. We also doubled the size of our office space in Mississauga, Ontario resulting in an increase in rent from $80,000 for fiscal 2010 to $90,000 for fiscal 2011.

Other income (expense). Other expense was $20,000 and $40,000 for the years ended November 30, 2010 and November 30, 2011, respectively. These amounts relate to interest expense associated with loans extended to us from two stockholders and one director.

Income taxes. No income tax expense or benefit has been recognized for the years ended November 30, 2010 and 2011 due to taxable losses and uncertainty of its realization. From inception to May 31, 2012, we have incurred a net loss for carry forward tax purposes of $6.14 million, which expires at various times through fiscal 2032. However, the potential tax benefit of net operating losses has not been recognized in the consolidated financial statements due to the ongoing losses we have incurred since inception, thereby creating uncertainty as to its ultimate realization. We assess the validity of our conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit. As at November 30, 2011, we were not subject to any uncertain tax exposures.

Net loss. Our net loss in fiscal 2010 was $1.01 million and decreased $204,000, or 20.1%, to $811,000 in fiscal 2011 due primarily to the $6.08 million, or 106%, increase in revenues and resultant $618,000 increase in gross profit, partially offset by a $400,000 increase in selling, general and administrative expenses.

Six months ended May 31, 2011 compared to six months ended May 31, 2012

Revenue. Our total revenues for the six months ended May 31, 2011 and May 31, 2012 were $3.78 million and $5.06 million, respectively, representing an increase of $1.28 million, or 34%. This increase was mainly due to an increase in sales of biodiesel.

Biodiesel. Biodiesel sales for the six months ended May 31, 2011, excluding government incentives, were $2.8 million and increased by $1.47 million, or 52%, to $4.3 million in the six months ended May 31, 2012. For the six months ended May 31, 2011 and May 31, 2012, our resales of biodiesel purchased from third party producers were $1.67 million and $2.53 million, respectively, representing an increase of 51% over the six months ended May 31, 2011. This increase was due to increased demand for biodiesel in the United States. Revenue from our internal production, excluding government incentives, for the six months ended May 31, 2011 and May 31, 2012 was $1.17 million and $1.79 million, respectively, or an increase of 53%. This increase was due to reduced downtime for research and development at our Mississauga facility. For the six months ended May 31, 2011 and May 31, 2012, our average B100 sales price per gallon was $4.50 and $4.49 respectively, or a decrease of 0.2%. Gallons sold for the six months ended May 31, 2011 and May 31, 2012 were 0.63 million and 0.96 million respectively, or an increase of 52%. For the month of December 2011, we sold 0.34 million gallons, or 36% of the B100 sold by us for the six months ended May 31, 2012. This unusual increase was primarily due to an increase in demand caused by the expiration of the blenders’ tax credit on December 31, 2011. The resulting buildup of biodiesel inventories in December 2011 reduced the demand for B100 in January and February 2012. Also, uncertainty about the integrity of some RINs in the United States caused the demand for B100 to be lower than expected in the first half of fiscal 2012. It was reported by the EPA in late 2011 that two U.S. producers had sold invalid RINs. The increased due diligence by buyers of RINs has created a decrease in the demand for RINs which in turn has affected the demand for biodiesel.

Feedstock. For the six months ended May 31, 2011 and May 31, 2012, feedstock sales were $375,000 and $284,000, respectively. In the more recent period, with some variations in quantities, we were able to source additional feedstock as well as other products related to the production of biodiesel on the spot market that we resold immediately to our customers in Canada at a profit. We intend to continue with this strategy as opportunities arise to generate additional profit.

Glycerin. For the six months ended May 31, 2011 and 2012, Glycerin sales were $54,000 and $50,000, respectively, a decrease of $4,000. This decrease is insignificant.

Government incentives. For the six months ended May 31, 2011 and May 31, 2012 we received $174,000 and $244,000, respectively, as incentive payments from the Canadian Government. This increase of 40% in the more recent period was due to an increase in production at our Mississauga facility.

Equipment sales. We generated $257,000 from equipment sales for the six months ended May 31, 2011, which consisted primarily of the sale of an equipment kit. For the six months ended May 31, 2012 our revenue from equipment sales was minimal.

Royalties. We received royalties of $46,000 during the six-month period ended May 31, 2011 from two network members that purchased our Denami 600 processors late in fiscal 2010. Royalties for the six months ended May 31, 2012 were $44,000.

Other. Other revenue includes sales of consulting services, delivery charges, lab and shop supplies, storage and rental income. Other revenue for the six months ended May 31, 2011 was minimal due to the lower level of storage activities in that quarter and no rental income. Other revenue for the six months ended May 31, 2012 was $110,000, which mainly included storage charges and rental income from the sub-lease of space adjacent to our Mississauga facility.

Cost of goods sold. Our cost of goods sold for the six months ended May 31, 2011 and May 31, 2012 were $2.98 million and $4.44 million, respectively, an increase of $1.46 million, or 49%, from the first six months of fiscal 2011 to the first six months of 2012. This increase was primarily due to costs associated with the increased quantity of biodiesel sold in the six months ended May 31, 2012.

Biodiesel cost of goods sold increased 40% from the first six months of fiscal 2011 compared to the same period in fiscal 2012, or from $2.5 million for the six months ended May 31, 2011 to $4.16 million for the six months ended May 31, 2012. If the average feedstock price and the price paid for biodiesel purchased from other biodiesel producers in Canada remained constant from the six months ended May 31, 2011 to the end of the same period in 2012, the increase in gallons of biodiesel sold would have resulted in a $1.31 million increase in the related biodiesel cost of goods sold. The increase in average feedstock prices from the six months ended May 31, 2011 to the end of the same period in 2012 resulted in $195,000 of the increase in biodiesel cost of goods sold and the higher price paid for biodiesel purchased from others resulted in $152,000 of this increase.

All other costs of goods sold, excluding biodiesel cost of goods sold, for the six months ended May 31, 2011 and May 31, 2012 were $469,000 and $273,000, respectively. The decrease was mainly due to the cost of an equipment kit sold in the first six months of 2011 of $196,000 compared to no significant equipment sold in the first six months of 2012.

Selling, general and administrative expenses. Our selling, general and administrative expenses for the six months ended May 31, 2011 and May 31, 2012 were $1.15 million and $1.81 million, respectively, or an increase of 57%. The increase in the more recent period was mainly related to an increase in salaries and wages of $288,000 and an increase in professional charges of $156,000 in the first six months of fiscal 2012. All of these increases supported the higher level of operations, including expansion at the Sombra facility.

Other income (expenses). Other expenses were $18,000 and $32,000 for the six months ended May 31, 2011 and May 31, 2012, respectively. These amounts relate to accruals for interest expense associated with loans extended to the Company from two stockholders and one director. The increase was due to increases in the principal balance of the loans.

Income taxes. No income tax expense or benefit was recorded during the six months ended May 31, 2011 and May 31, 2012 due to ongoing taxable losses and the uncertainty of their ultimate realization. As of May 31, 2012, we were not subject to any uncertain tax exposures.

Net loss. Our net loss for the six months ended May 31, 2011 was $373,000 and increased $840,000, or by 225%, to $1.21 million for the six months ended May 31, 2012 due primarily to the $1.46 million increase in cost of goods sold and the $654,000 increase in selling, general and administrative expenses to support our higher level of operations, which included development of our Sombra facility.

Liquidity and Capital Resources

Sources of liquidity. Since inception, a significant portion of our operations was financed through the sale of our capital stock. From June 27, 2007 through November 30, 2011, we received cash proceeds of $10.4 million from private sales of common stock. At November 30, 2011 and May 31, 2012, we had cash and cash equivalents of $1.7 million and approximately $510,000, respectively.

During the six months ended May 31, 2012, the company received additional cash proceeds of approximately $1,725,050 from private sales of common stock.

On March 12, 2012 and April 26, 2012, we borrowed a total of $1.0 million from one stockholder. These debts are unsecured, payable on demand and carry interest at 8% per annum. Subsequent to May 31, 2012, we received additional cash proceeds of $260,000 from private sales of common stock. These additional funds are being used for working capital and to pay development expenses at our Sombra facility.

On June 20, 2012, Methes Canada entered into a term loan facility with a lender that allows Methes Canada to borrow up to $1.5 million. The term loan, which was drawn in late June 2012, is repayable in 12 months and bears interest at 23% per annum. The loan is prepayable by Methes Canada after six months upon payment of a penalty equal to one-month’s interest. The facility is guaranteed by Methes Energies International Ltd. and collateralized by a general security agreement from Methes Canada and a first collateral mortgage on certain assets located at Sombra. The facility prohibits payment of debt in excess of $550,000 owed by Methes to certain of its stockholders and directors during the life of the facility and contains other customary debt covenants. The facility also provides that, beginning October 1, 2012, any additional operating losses incurred by Methes Canada must be financed by stockholders or new equity funding.

Cash flow. The following table presents information regarding our cash flows and cash and cash equivalents for the years ended November 30, 2010 and 2011 and the six months ended May 31, 2011 and May 31, 2012:

	Year Ended November 30,		Six Months Ended May 31,
	2010	2011	2011	2012
	(Amounts rounded to nearest thousands)
Net cash flows used in operating activities	$(233)	$(1,332)	$(7)	$(41)
Net cash flows from investing activities	(115)	(1,472)	(77)	(3,812)
Net cash flows from financing activities	443	4,299	448	2,670
Net change in cash and cash equivalents	95	1,495	364	(1,183)
Cash and cash equivalents, end of period	$198	$1,693	$532	$510

Operating activities. Net cash used in operating activities was $233,000 and $1.3 million for the year ended November 30, 2010 and 2011, respectively. The net cash used in operating activities during 2010 of $233,000 resulted primarily from a $1.015 million net loss from operations, which was partially offset by non-cash charges for depreciation and amortization expense of $165,000 and a non-cash charge for stock compensation expense of $58,000. The net cash used in operating activities was also partially offset by a net working capital decrease of $559,000. The working capital decrease was primarily a result of an increase in accounts payable and accrued liabilities of $536,000 and a decrease in prepaid expenses and deposits of $553,000, which was offset by an accounts receivable increase of $199,000, an increase in inventories of $108,000 and a decrease in customer deposits of $223,000. For 2011, the net loss was $811,000, which includes non-cash charges for depreciation and amortization expense of $174,000 and a non-cash charge for stock compensation expense of $99,000. We also used $794,000 for net working capital requirements, including an accounts receivable increase of $742,000, an increase in inventories of $944,000 and a decrease in customer deposits of $120,000, which was partially offset by an increase in accounts payable and accrued liabilities of $1.012 million. This resulted in net cash used in operations of $1.332 million for 2011.

The net cash used in operating activities for the six months ended May 31, 2011 of $7,000 reflects $373,000 in net losses from operations, which includes total non-cash charges for depreciation, amortization and stock compensation expense of $155,000. It also included a net working capital decrease of $210,000, which included an increase in accounts payable and accrued liabilities of $593,000, an increase in deferred revenue of $366,000 and an increase in customer deposits of $390,000, which was partially offset by an accounts receivable increase of $454,000, an increase in inventories of $470,000 and an increase in prepaid expenses and deposits of $214,000. The net result was net cash used in operations of $7,000.

Net cash used in operating activities was $41,000 for the six months ended May 31, 2012. For the six months ended May 31, 2012, the net loss was $1,213,000, which includes total non-cash charges for depreciation, amortization and stock compensation expense of $230,000. The net cash used in operating activities included a net working capital decrease of $942,000. Working capital decreases were a result of a decrease in accounts receivable of $754,000, a decrease in inventories of $535,000 and a decrease in prepaid expenses and deposits of $23,000, which was offset by a decrease in accounts payable and accrued liabilities of $370,000. The net result was cash used in operations of $41,000. Our current operating cash requirement is approximately $213,000 per month. However, once the Sombra facility commences full-scale production, we expect to generate positive cash flow from operations.

Days’ sales outstanding increased from 24 days for fiscal 2010 to 35 days for fiscal 2011 as a result of an increase in sales from $5.7 million to $11.8 million and longer credit periods provided to some of our customers in fiscal 2011.

Inventory turnover decreased from 25 times to 14 times from fiscal 2010 to fiscal 2011, mainly due to the timing of shipments in fiscal 2011. As a result, a higher level of biodiesel inventory was on hand at the end of fiscal 2011 in comparison to the end of fiscal 2010. Also, a higher level of oil and feedstock inventory was maintained at November 30, 2011 due to bulk buying in anticipation of higher year-end sales as a result of the expiration of the blenders tax credit on December 31, 2011.

Days’ sales outstanding decreased from 81 days for the six months ended May 31, 2011 to 27 days for the six months ended May 31, 2012 as a result of better management of sales and accounts receivable collection.

Inventory turnover was four times for the six months ended May 31, 2011 due to deferred shipments of finished product past period end and purchased oil in transit capitalized into inventory. Inventory turnover was six times for the six months ended May 31, 2012 as a result of lower period end inventory. We purchase raw materials and produce biodiesel based on orders from our customers. As a result of reduced demand for biodiesel during the six months ended May 31, 2012, our purchases declined which resulted in lower level of inventory at May 31, 2012 as compared to November 30, 2011. Another factor contributing to the lower level of inventory at May 31, 2012 was the timing of a few large shipments which were completed and delivered prior to the end of the six-month period ended May 31, 2012.

Investing activities. Net cash used in investing activities for the year ended November 30, 2010 of $115,000 was for additions to property, plant and equipment. Net cash used in investing activities for the year ended November 30, 2011 was $1.5 million, consisting mostly of cash payments for deposits for the two Denami 3000 processors of $920,000 and for additions to property, plant and equipment of $550,000 for additions to property, plant and equipment of $550,000 representing the remaining purchase price and installation cost of Denami 3000 processors, costs of storage tanks and building renovation.

Net cash used in investing activities for the six months ended May 31, 2011 was $77,000, consisting of payments for additions to and deposits for property, plant and equipment. Net cash used in investing activities for the six months ended May 31, 2012 was $3.81 million, consisting of cash payments for the two Denami 3000 processors and for additions to property, plant and equipment, mainly representing costs related to the Sombra facility.

Financing activities. Net cash provided from financing activities for the year ended November 30, 2010 was $443,000, which consisted of cash proceeds received from private issuances of common stock of $150,000 and financing from related parties of $293,000. Net cash provided from financing activities for the year ended November 30, 2011 was $4.3 million, which included $4.114 million in cash proceeds received from private issuances of common stock and $186,000 of financing from related parties.

Net cash provided from financing activities for the six months ended May 31, 2011 was $448,000, which was financing from private issuances of common stock of $280,000 and financing from related parties. Net cash provided from financing activities for the six months ended May 31, 2012 was $2.7 million, which included cash proceeds received from private issuances of common stock of $1.7 million and financing from related parties of $1 million.

As of May 31, 2012, due in large part to the funds spent to develop and build the Sombra facility, we had a working capital deficiency of $1,947,002. In addition, during the six months ended May 31, 2012, we incurred a loss of $1,212,535 and had negative cash flow from operations of $41,000.

We took steps to improve our cash and working capital positions after May 31, 2012 by (i) raising an additional $260,000 through the issue of common shares and (ii) borrowing $1.5 million under an asset-based term loan facility from a lender. In addition, on June 22, 2012, we filed a registration statement under the Securities Act of 1933 for an initial public offering, on a firm commitment basis, of 1,000,000 units, each unit consisting of one share of our common stock, one Class A warrant and one Class B warrant. We anticipate that Sombra will generate positive cash flow from operations and will operate profitably once EPA approval is received and full-scale commercial operation commences and, if completed, that the proceeds of this offering will be sufficient to meet our cash requirements for at least the next 12 months.

Capital Expenditures. From inception we expended $7.65 million to purchase our Sombra facility, retrofit that facility and equip it so it can begin full scale production when it receives EPA approval. These funds were expended as follows: $2.03 million for the original purchase price; $1.27 million for the costs of retrofitting and $4.35 million for Denami 3000 processors, storage tanks and other production equipment. The funds used to purchase and complete the Sombra facility were provided by the cash proceeds from private sales of common stock, monies borrowed from a stockholder and a $1.5 million term loan. We plan to use approximately $1.5 million of the proceeds of this offering to purchase and install an evaporator at our Sombra plant, add additional storage tanks for feedstock and biodiesel, and update part of the rail system at the plant. There are no commitments for such proposed capital expenditures.

Future commitments. On March 28, 2012, we entered into a lease agreement to lease 10 additional rail cars which are due to be delivered in May 2013. The monthly commitment is for $8,700 or $104,400 annually. We otherwise have no material commitments for future capital expenditures.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or agreements with special purpose entities.

Critical Accounting Policies

Our discussion and analysis of our consolidated financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, equities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates.

We believe the following critical accounting policies reflect our more significant judgments used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue, from the following sources, in accordance with ASC 605, “Revenue Recognition in Financial Statements.” Under ASC 605, product or service revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or the service has been performed, the sales price is fixed and determinable and collectability is reasonably assured. These criteria apply to the following sales:

•	the sale of biodiesel and biodiesel co-products, feedstock and biodiesel processing equipment;

•	government of Canada incentives under ecoENERGY for Biofuels Program;

•	services provided to customers; and

•	royalties on the production of biodiesel from a Denami processor.

Revenue from the sale of biodiesel and its co-products, feedstock and biodiesel processing equipment is recognized when title and possession of the product is transferred to the customer. Possession is transferred to the customer at the time of shipment from the Company’s facility or at the time of delivery to a specified destination, depending on the terms of the sale.

The ecoENERGY incentive is recognized as revenue when the right to receive revenue is established upon production and sale of biodiesel.

Revenue from services is recognized as services are performed.

Royalty revenue is recognized on an accrual basis in accordance with the Sales & Licensing Agreement associated with the biodiesel processing equipment sale. Royalty is charged on gallons of biodiesel produced by the Company’s customers using the Company’s biodiesel processing equipment.

We believe that revenue recognition is a critical accounting estimate because our terms of sale vary significantly, and management exercises judgment in determining whether to recognize or defer revenue based on those terms. Such judgments may materially affect revenue for any period.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles

We review long-lived assets, including property, plant and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through undiscounted future cash flows. If impairment exists based on expected future undiscounted cash flows, an impairment loss is recognized. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset, typically based on discounted future cash flows. Fair value is determined by management estimates using discounted cash flow calculations. The estimate of cash flows arising from the future use of the asset that are used in the impairment analysis is a critical accounting estimate because it requires judgment regarding what we would expect to recover from the future use of the asset. Significant assumptions used by management in the undiscounted cash flow analysis include the projected demand for biodiesel based on annual renewable fuel volume obligations under RFS2, our capacity to meet that demand, the market price of biodiesel and the cost of feedstock used in the manufacturing process. Changes in these estimates could result in a determination of asset impairment, which would result in a reduction to the carrying value and a reduction in net income in the affected period. We have assessed the Company’s long-lived assets and definite-lived intangible assets and have determined that there was no impairment in their carrying amounts at November 30, 2010 and 2011 and May 31, 2012.

Inventories

Our inventories consist primarily of biodiesel, methanol, catalyst and crude glycerin, and are valued at the lower of cost or market value, with cost determined on a weighted average basis. Cost for finished goods inventories includes materials, direct labor, and an allocation of overhead. Market value for raw materials is replacement cost and for finished goods is net realizable value.

We evaluate the carrying value of inventories on a regular basis, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price we expect to obtain for products in the market compared with historical cost and the remaining useful life of inventories on hand.

We believe the accounting estimate related to the valuation of inventories is a critical accounting estimate because it is susceptible to changes from period-to-period due to the requirement for management to make estimates relative to the underlying factors. If actual demand or market conditions are adversely different from those estimated by management, inventory adjustments to lower market values would result in a reduction to the carrying value of inventory, an increase in inventory write-offs and a decrease to gross margins.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts based on management’s assessment of the collectability of trade receivables. A considerable amount of judgment is required in assessing the amount of the allowance. We make judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitor current economic trends that might affect the level of credit losses in the future. We believe that the accounting estimate related to the allowance for doubtful accounts is a critical accounting estimate because it requires management judgment in making assumptions relative to customer or general economic factors that are outside our control. If the financial condition of the customers was to deteriorate, resulting in their inability to make payments, a specific allowance will be required. Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered and the carrying value of accounts receivable would decrease and net income would be reduced.

Stock-based Compensation

We maintain a stock-based compensation plan under which incentive stock options to buy common stock may be granted to directors, officers and employees. Pursuant to ASC 718, we recognize expense for our stock-based compensation based on the fair value of the awards that are granted. The fair values of stock options are estimated at the date of grant using the Black-Scholes option pricing model. This estimate includes estimates of the expected term of the option, expected volatility of the Company’s stock price, expected dividends, and the risk-free interest rate. Measured compensation cost is recognized ratably over the vesting period of the related stock-based compensation award. The amount recognized as expense is adjusted to reflect the number of stock options expected to vest. When exercised, stock options are settled through the issuance of common stock and are therefore treated as equity awards. The expected volatility of our common stock is estimated using an average of volatilities of publicly traded companies in similar renewable energy businesses.

We believe the accounting estimate related to valuation of stock-based compensation is a critical accounting estimate because it is based on highly subjective estimates and assumptions that may result in materially different amounts should circumstances change such that the Company decides to employ different assumptions in future periods.

Income Taxes and Uncertain Tax Positions

We account for income taxes under ASC 740 Accounting for Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740-10-05, Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Potential tax benefits from net operating losses and foreign tax credit carry forwards are not recognized by the Company until their realization is more likely than not. We assess the validity of our conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit. We have determined that there were no tax exposures at November 30, 2010 and 2011 or May 31, 2012.

We believe that the accounting estimate related to income taxes is a critical accounting estimate because it relies on significant management judgment in making assumptions relative to temporary and permanent timing differences of tax effects, estimates of future earnings, prospective application of changing tax laws in more than one jurisdiction, and the resulting ability to utilize tax assets at those future dates. If our operating results were to fall short of expectations, thereby affecting the likelihood of realizing the deferred tax assets, judgment would have to be applied to determine the amount of the valuation allowance required to be included in the financial statements in any given period. Establishing or increasing a valuation allowance would reduce the carrying value of the deferred tax asset, increase tax expense and reduce net earnings.

Emerging Growth Company (EGC)

The Company is an EGC pursuant to Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under Section 102(b) of the JOBS Act, the Company has elected to apply any new or revised financial accounting standard on the same date a company that is not an issuer is required to apply the new or revised accounting standard, if the standard applies to a non-issuer. If the new or revised accounting standard does not apply to a non-issuer, then the Company will apply it according to the transition provisions for a non-EGC. As a result of our election to be treated as an emerging growth company, our financial statements may not be comparable to those of companies that comply with public company effective dates for the adoption of new accounting standards. The Company’s election to use the extended transition period for complying with new or revised accounting standards under Section 102(b) of the JOBS Act had no impact on the consolidated financial statements as of May 31, 2012.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and the International Financial Reporting Standards (IFRS). The amendments in the update are intended to result in convergence between U.S. GAAP and IFRS requirements for measurement of, and disclosures about, fair value. ASU 2011-04 clarifies or changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. The amendments in this update are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. We do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other, which amends ASC Topic 350 and the current guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. If an entity determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, then performing the two-step impairment test is unnecessary. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (Topic 210). The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The amendments are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The disclosures required by the amendments are required to be applied retrospectively for all comparative periods presented. We do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

BUSINESS

Overview

We are a renewable energy company that offers an array of products and services to a network of biodiesel fuel producers. We also market and sell in the U.S. and Canada biodiesel fuel produced at our small-scale production and demonstration facility in Mississauga, Ontario, Canada, and have recently commissioned and are scaling-up biodiesel production at our new facility in Sombra, Ontario, Canada. In fiscal 2011, our largest source of revenue was from the sale of biodiesel fuel produced by others.

Among other services, we sell feedstock to our network of biodiesel producers, sell their output in the U.S. and Canada, provide them with proprietary software used to operate and control their processors, remotely monitor the quality and characteristics of their output, upgrade and repair their processors, and advise them on adjusting their processes to use varying feedstock and improve their output. Through the accumulation of production data from our network, we are equipped to provide consulting services to network members and other producers for operating their facilities, maintaining optimum production and solving production problems. In addition, we provide assistance to network members and others in production site selection, site development, installation of equipment and commissioning of processors. For our network services and the license of our operating and communications software, we receive a royalty from network members based on gallons of biodiesel produced.

Network members currently produce biodiesel through use of Denami 600 processors purchased from us, which have a maximum rated capacity of 1.3 million gallons per year, or mgy, of biodiesel, and starting in 2012 may purchase one of our new Denami 3000 processors designed to produce up to 6.5 mgy of biodiesel. We market Denami processors designed to meet the needs of 2 to 20 mgy biodiesel producers. We believe that small and medium-scale producers will be the fastest growing segment of the biodiesel market. Our processors are flexible and can use a variety of virgin vegetable oils, used vegetable oil and rendered animal fat feedstock, allowing operators to take advantage of feedstock buying opportunities. Our Denami processors operate automatically in a continuous flow mode and can be rapidly fine-tuned to adjust to feedstock and production variables. In addition to low production and labor costs, our processors minimize electrical use and utilize water only in closed loop components. The absence of waste water discharge has facilitated obtaining environmental permits for our facilities and those of our customers.

We expect to achieve economies of scale for our network members by bulk purchasing feedstock, methanol, catalyst and other biodiesel related products and negotiating more favorable sales prices through the sale of larger quantities of biodiesel and glycerin for these members. Achieving our growth plan will enable us to spread fixed overhead costs over a larger revenue base.

In May 2012, we completed construction and installation of two of our new intermediate-scale Denami 3000 processors at our Sombra facility. Our Denami 3000 processors at the Sombra plant have been favorably tested during full-scale operation for a few days in July 2012. We expect to begin full- scale commercial operation of the Sombra plant in or about September 2012 upon receiving United States EPA approval.

Growth Plan

We plan to expand our business by (i) developing a computer-linked, North American network of small and medium-scale independent biodiesel producers, (ii) adding to our production capacity at our Sombra location, (iii) marketing and selling our Denami processors in Europe, Asia and South America, and (iv) expanding our consulting services. The network is intended to provide us not only with royalties but also with opportunities to offer additional services to network members, such as sales of feedstock and process monitoring services. Purchasers of our Denami processors benefit from the computer-linked, real-time monitoring services which improve the quality of processor output and processor efficiency. Other small and intermediate producers can take advantage of our upgrade, repair and service capabilities. We may also offer to purchase biodiesel from computer-linked network members and others. Specific steps contemplated by our growth plan include:

•

Expand our biodiesel production network. We believe that our existing small network can be expanded. We already consult with entrepreneurs, existing producers and other businesses seeking to enter into small and intermediate-scale biodiesel production. We expect most new members of our network will be purchasers of our Denami processors, but certain network services will be open to other small and intermediate producers.

•

Increase production capacity. Our Sombra facility was favorably tested during full-scale operation for a few days in July 2012 and is expected to begin full-scale commercial operation, at or near its rated capacity of 13 mgy, upon receipt of EPA approval, which is expected in September 2012. Depending upon the availability of financing, we plan to further increase capacity at our Sombra facility by another 13 mgy by May 2014.

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Increase marketing and sales of Denami processors. We plan to begin selling our new 6.5 mgy Denami 3000 processors to potential members of our North American network as well as to other purchasers outside the areas served by our network. We also plan to offer our processors in Europe, Asia and South America. We believe there is demand for small and intermediate biodiesel processors in these regions that we have been unable to exploit because of our small size, limited resources and small marketing staff. We intend to hire additional marketing and sales personnel upon completion of this offering in order to pursue our growth plan. We did not sell any Denami processors to third parties in 2011.

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Expand consulting services. We plan to offer consulting services to other biodiesel producers in North America, providing them with solutions to production process, quality, sourcing and marketing problems. We also expect to offer additional “turnkey” services to those considering entry into the biodiesel industry, including assistance in finding suitable production sites, setting up production facilities, obtaining required zoning approval and environmental permits, and installing production equipment. We believe that our strong research and development background and our experience in providing these services gives us a clear advantage in offering these services.

Competitive Advantages

We believe we have a number of competitive advantages that will contribute to our ability to achieve our growth plans:

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Experience in operating a biodiesel producers’ network. We have operated an interconnected computer-linked network of biodiesel producers since 2010 and have the background, knowledge and skills to assist network members in acquiring feedstock, marketing and selling their biodiesel output, refining and improving production processes and resolving any production difficulties. At present, our network consists of four production facilities, two of which are owned by us. Data collected from an expanded network of members will enhance our biodiesel trading and consulting services.

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Multiple revenue streams. We derive revenue from sale of our biodiesel and biodiesel produced by others, feedstock sales, equipment sales, government incentives, royalties and miscellaneous other revenues. In fiscal 2010 and 2011, respectively, these revenue sources contributed the following percentages of our total revenue: internal biodiesel production 27.5% and 29.5%; biodiesel re-sales 27.3% and 53.1%; feedstock sales 3.9% and 7.1%; equipment sales 29.2% and 2.2%; government incentives 8% and 4.4%; royalties 0.2% and 0.9%; and other 3.9% and 2.8%. These diverse revenues sources and the synergies among the different parts of our business reduce the seasonality of our business and our dependence on any one market.

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Sophisticated proprietary technology. Our processors are controlled by proprietary and encrypted software developed by us which provides real-time information to the operators and our Canadian operating headquarters, and permits remote monitoring and control of our members’ processors. The real-time information provided includes the quantities of oil, methanol, catalyst and other feedstock components consumed; the flow rate of material through the system; the temperatures at which each of the system components operate; and the output derived and elapsed time for each processing component.

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Products designed for small and intermediate scale producers. Our Denami 600 and Denami 3000 processors are specifically designed to meet the needs of 2 to 20 mgy producers, and require a relatively small capital investment and less time to complete a production facility. Production is scalable as additional units can then be added with relative ease to increase capacity. Expanding production through individual units also provides more flexibility in processing different feedstocks, as the production process can be grouped by type of feedstocks or by feedstock from a particular source.

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Superior quality assurance processes. We regularly receive samples of biodiesel output from network members so we can provide the highest level of quality assurance to our customers. In addition, we continuously monitor production processes for network members. These quality assurance processes enable us to assure compliance with applicable industry purity standards and offer consistent product quality.

•	Superior product design. Our Denami processors are engineered to offer the following advantages:

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Adaptability to multiple feedstocks. Unlike most equipment now in production, our Denami processors can use a variety of feedstocks, including soy oil, canola oil, used vegetable oil, used cooking oil, pork lard and beef tallow, to produce high-quality biodiesel which enables us and our network members to purchase in the market whatever feedstock is then most economical.

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Modular component design. As the biodiesel industry matures, the regulatory standards will likely continue to evolve, which will require modifications to current production processes and upgrades to existing equipment. The modular design of the Denami 600 and Denami 3000 allows components to be removed, repaired or replaced without replacing the entire unit, thus permitting upgrades to components of the process to be made in a cost-effective manner.

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Small footprint and short build time. Our Denami processors are compact and can be installed in a footprint as small as 11 feet wide by 16 feet long and 16 feet high, and can be manufactured in as little as 16 weeks unlike many other processors which require more than seven months to build.

Biodiesel Industry Background

Biodiesel is an engine fuel produced from vegetable oils and animal fats that has favorable environmental and lubrication characteristics when used as a blend with or alternative for petroleum-based diesel fuel. Federal and state environmental requirements and incentives, particularly the Renewable Fuel Standard program and RFS2 thereunder, have encouraged the production and use of biodiesel in recent years. U.S. biodiesel production in 2011 was estimated at nearly 1.1 billion gallons. Canada biodiesel production is still in its infancy with only 13 biodiesel production facilities, mostly small, operating in 2011 with an estimated production of 54 mgy.

Rudolph Diesel designed the diesel engine in 1894 to run on peanut oil. Until recently, however, vegetable oils (biodiesel) have not been a significant source of energy for the diesel engine. Instead, petroleum-based distillate fuels became the primary energy source for a variety of heating, diesel fuel and electric power generation uses. According to the Energy Information Administration, the United States consumed approximately 54.5 billion gallons of distillate fuel in 2010. Diesel fuel makes up approximately two-thirds of the distillate fuel use and fuel oil approximately one-third. The major distillate market segments include “on-highway” with 65 percent of the market; “residential” with 7 percent; “farm” and “commercial” with 5 percent; and “railroad,” “industrial” and “off-highway” with approximately four percent each.

The biggest change in the diesel fuel market in the past decade has been the requirement to decrease regulated emissions, principally in the “on-highway” portion of the market. This has required diesel fuel refineries to produce fuel with lower sulfur content. Effective June 2006, all diesel fuel was required to have a sulfur content of less than 15 parts per million. A problem encountered with “ultra low sulfur diesel or “ULSD” is decreased lubricity of the fuel. All diesel fuel injection equipment depends on diesel fuel for lubrication of internal moving parts, which reduces equipment wear and premature breakdown. Accordingly, producers and distributors of ULSD are under pressure to find additives or other means to increase the lubricity of their diesel fuels.

The U.S. federal government began encouraging biodiesel production in 2000. The 2002 Energy Bill provided producers of biodiesel a tax credit of $0.80 per gallon, and mandated that all federal, state and local governments with diesel-powered vehicles and diesel-powered equipment use a mixture of 2 percent biodiesel (B2). As of late 2011, the National Biodiesel Board, a trade association, estimates that there is capacity to produce approximately 2 billion gallons of biodiesel in the United States annually.

The Canadian federal government began the ecoENERGY for Biofuels Program in 2008 to support the production of renewable alternatives to gasoline and diesel. Under this incentive program Canadian producers of biodiesel receive incentive payments per gallon of biodiesel produced in declining amounts through 2017 when the incentive program ends. In addition, the Canadian Government has adopted regulations requiring 2% renewable content in diesel and heating oil starting July 1, 2011, with an 18-month compliance period to meet that volume requirement.

Benefits of Biodiesel: Environmental and Lubricity

Biodiesel, which is produced from animal and vegetable oils, can be used as a fuel in its pure form or blended with petroleum distillate in any percentage to ensure proper performance in diesel engines. Fuel-grade biodiesel must be produced in compliance with ASTM D6751, a standard issued in December 2001 by ASTM International, formerly known as the American Society for Testing and Materials. Issuance of this specification has been crucial in standardizing fuel quality for biodiesel in the U.S. market and increasing the confidence of consumers and engine makers. Although Canada has yet to establish its own standards for biodiesel, The Canadian General Standards Board (CGSB) recognizes ASTM D6751 as part of a Canadian biodiesel specification.

According to the National Biodiesel Board, biodiesel is the only alternative fuel to have fully completed the health effects testing requirements of the 1990 Clean Air Act Amendments. Biodiesel that meets ASTM D6751 requirements is a legal motor fuel that may be sold and distributed in the United States. It has been registered as a fuel and fuel additive with the EPA and meets clean diesel standards established by the California Air Resources Board. According to the National Biodiesel Board, biodiesel, in pure form, has been designated as an alternative fuel by the U.S. Department of Energy and the U.S. Department of Transportation.

Based on a comprehensive technical report of biodiesel emissions data released by the EPA, the use of biodiesel (B100) can reduce emissions of particulate matter by up to 47 percent when compared to petroleum diesel in unmodified diesel engines. The report also verified a 67 percent reduction in unburned hydrocarbons and a 48 percent reduction in carbon monoxide with pure biodiesel. However, there was a 10 percent increase in NOx emissions compared with petroleum diesel fuel. Source: EPA, A Comprehensive Analysis of Biodiesel Impacts on Exhaust Emissions (Oct. 2002). Biodiesel is the only alternative automotive fuel to have successfully completed the Tier I and Tier II health effects testing requirements of the Clean Air Act Amendments of 1990. The results of the tests concluded that biodiesel is nontoxic and biodegradable, and posed no known threat to human health.

To assist in ensuring that biodiesel is produced and maintained at the ASTM D6751 industry standard, the National Biodiesel Board created the National Biodiesel Accreditation Commission (the “NBAC”) to certify producers and marketers of biodiesel that successfully meet the accreditation criteria as “Accredited BQ9000 Producers.” Accreditation is awarded following a successful formal review and audit of the capacity and commitment of the applicant to produce or market biodiesel fuel that meets the ASTM D6751 specification for Biodiesel Fuel (B100) Blend Stock for Distillate Fuels. The accreditation process is comprehensive and includes a detailed review of the applicant’s quality system documentation, followed by a formal audit of the applicant’s conformance to its system. The BQ9000 accreditation is voluntary and optional. Our Mississauga and Sombra facilities are not BQ-9000 accredited although we may seek such accreditation once our Sombra facility has begun full-scale production and completed the required review and audit procedures.

In addition to its lower emissions than petroleum-based diesel, the better lubricity characteristics of biodiesel have caused it to emerge as an attractive alternative fuel or blending resource. According to the National Biodiesel Board, bench-scale testing has shown that a one percent biodiesel blend can improve the lubricity of diesel fuel by up to 65 percent, depending on the base diesel fuel product. Subject to the adaptability of the engine or use, biodiesel can be blended or used in any ratio, ranging from one percent (B1) to 100 percent (B100).

Market Overview

Since biodiesel has been more expensive to produce than petroleum-based diesel fuel over the past few years, the biodiesel industry is dependent on government programs that support a market for biodiesel that might not otherwise exist. Stimulated largely by federal, state and provincial government environmental regulations and incentives, the biodiesel market has grown substantially in recent years,. According to the website of the National Biodiesel Board, biodiesel production reached approximately 250 million gallons in 2006 and 1.1 billion gallons in 2011. In the United States and Canada, there were 204 biodiesel facilities as of May 2012 with the capacity to produce approximately 3.1 billion gallons of biodiesel annually.

The future demand for biodiesel will depend in part on whether federal and state government incentives and mandates are maintained and expanded and on the demand for diesel fuel in general, which is relatively large but growing slowly. We believe the demand for biodiesel may increase as automobiles and small trucks shift to using diesel to take advantage of the benefits of biodiesel and biodiesel blends.

Biodiesel is one of the fastest growing alternative fuels in the United States. In January 1999, there were only a few fleets buying and using biodiesel. According to information published on company websites, as of May 2012, several hundred major fleets have implemented biodiesel programs across the country, including federal fleets such as the U.S. Postal Service, the U.S. Air Force, the U.S. Army, the U.S. Department of Energy and NASA; state fleets in Ohio, Iowa, Virginia, Missouri, Delaware and New Jersey; city buses such as Cincinnati Metro in Cincinnati, Ohio and the Bi-State in St. Louis, Missouri; and major public utility fleets such as Commonwealth Edison, Florida Power and Light, Duke Energy, Georgia Power, Alabama Power and others. The Company believes that this growth is spurred in part by three principal factors: (1) standards established by the ASTM, (2) health effects testing criteria by the federal EPA, and (3) the necessity to comply with standards established under the Energy Policy Act of 1992.

The biodiesel market in Canada is expected to develop in a manner similar to the U.S. market. In order to meet the mandate of 2% biodiesel content in Canada, 158 mgy of biodiesel will be required by the end of the first compliance period on December 31, 2012.

We believe, based on the number of small and intermediate size production facilities now existing or under development in the United States and Canada and the number of additional investors that may seek to enter into biodiesel production, that the market for the services we provide to members of our network and other biodiesel producers will be strong over the next several years. Our services facilitate the marketing of biodiesel by our network members, enable network members to achieve production efficiencies by purchasing feedstock through us which provides the highest yield at the lowest cost, provide potential new biodiesel producers with the benefit of our “turnkey” services and otherwise assist network members in efficiently running their production processes and remediating production problems.

Government Incentives

United States

The U.S. federal government and various state governments have created incentive programs to encourage biodiesel production in the United States The federal incentive programs include direct payments to eligible U.S. producers for increased biodiesel production. State incentive programs include tax exemptions and credits for U.S. producers. We compete with U.S. biodiesel producers that benefit from the programs described below, and as a result they may affect our ability to be competitive in the U.S. biodiesel market.

U.S. Biodiesel Tax Credits. The first biodiesel-specific tax incentives were adopted as part of the American Jobs Creation Act of 2004. Under these incentives, federal income and excise tax credits are available to certain distributors and blenders of biodiesel and agri-biodiesel. The incentives were designed to reduce the price of and increase the demand for biodiesel. The federal credits expired on December 31, 2011. However, certain states, such as Illinois, exempt biodiesel from sales or fuel excise taxes.

U.S. Energy Policy Act of 2005. The Energy Policy Act of 2005 established a renewable fuel standard or RFS, for automotive fuels. The RFS was expanded by the Energy Independence and Security Act of 2007. The RFS requires the use of renewable fuels (including ethanol and biodiesel) in transportation fuel. In 2011, fuel suppliers were required to include 13.95 billion gallons of renewable fuel in the national transportation fuel supply; this requirement increases annually to 36 billion gallons in 2022. The expanded RFS also specifically mandated the use of “advanced biofuels”—fuels produced from non-corn feedstocks and with 50% lower lifecycle greenhouse gas emissions than petroleum fuel—starting in 2009.

Of the 36 billion gallons required in 2022, at least 21 billion gallons must be advanced biofuel. There are also specific quotas for cellulosic biofuels and for biomass-based diesel fuel. On May 1, 2007, the EPA issued a final rule on the original RFS program detailing compliance standards for fuel suppliers, as well as a system to trade renewable fuel credits between suppliers. On March 26, 2010, the EPA issued final rules for the expanded RFS2 program, including lifecycle analysis methods necessary to categorize fuels as advanced biofuels, and new rules for credit verification and trading. While this program is not a direct subsidy for the construction of biofuels plants, the guaranteed market created by the renewable fuel standard is expected to stimulate growth of the biofuels industry and to raise prices above where they would have been in the absence of the mandate.

Under this act, a U.S. domestic producer or an importer of biodiesel produced by a foreign renewable fuel producer approved by the EPA generates 1.5 RIN units for each gallon of biodesel produced in or imported into the U.S., which units can be sold on an established market.

Canada

Canadian Federal ecoENERGY for Biofuels Program. The ecoENERGY for Biofuels Program is aimed at helping producers of renewable alternatives to gasoline or diesel by providing financial incentives. Financial incentives are provided for the number of liters produced in Canada and sold anywhere, based on fixed declining incentive rates established by the program and as agreed upon in each contribution agreement. The incentive for biodiesel (converted to U.S. dollars per gallon at the exchange rate in effect on June 7, 2012) was $0.74 per gallon for the April 1, 2010 through March 31, 2011 program year, and will decline in steps to $0.15 per gallon for the 2016–2017 program year, at the end of which the program is scheduled to end.

Canadian Provincial Road Tax Exemption for Biodiesel. Provincial jurisdictions have acted individually to implement biodiesel initiatives to stimulate biodiesel production and investment. British Columbia, Ontario and Manitoba are the only provinces that offer tax exemption. The province of Ontario exempts biodiesel from its road tax at CDN $0.143 per liter and British Columbia has introduced a tax exemption of CDN $0.15–$0.21 per liter for biodiesel when used in blends from 5–50% with petroleum diesel. The Manitoba government no longer collects road and provincial sales tax on pure biodiesel of CDN $0.115 per liter. In addition, Manitoba released a CDN $1.5 million support program for biodiesel production.

Other Canadian National and Provincial Requirements. Biodiesel demand in Canada is expected to grow significantly in 2012 and 2013 due to Canada’s renewable fuel policies. Those policies require a 2% renewable blend into Canadian petroleum-based diesel and heating oil beginning July 1, 2011 for an estimated 158 mgy by the end of the first compliance period on December 31, 2012. Additionally, several Canadian provinces maintain provincial blend requirements, including a 2%

biodiesel blend requirement into diesel fuel in Manitoba as of November 2009, a 4% renewable fuel content in British Columbia that increased to a 5% renewable fuel content requirement in January 2012, and a 2% renewable fuel content requirement in Alberta as of April 2011. According to the Canadian Renewable Fuels Association, there is 54 mgy of operating production capacity in Canada. Therefore, we expect biodiesel production in Canada to increase significantly to satisfy higher demand levels pursuant to the recently enacted national blend requirements.

Our Biodiesel Production Process

The production of biodiesel, or methyl esters, is a well-known chemical process that has been used for decades in the soaps and detergents industry. There are three basic chemical routes to produce methyl esters from oils and fats: base-catalyzed transesterification of oil with methanol; direct acid catalyzed esterification of oil with methanol; and conversion of the oil to fatty acids, and then to methyl esters with acid catalysis. Each of these transesterification processes describe complex organic chemical reactions in which existing esters are transformed into methyl esters through the use of differing catalysts or reactants. Denami processors use only the base-catalyzed transesterification method. This is the most economical process technology, and most methyl esters are produced using it. The base-catalyzed transesterification method is a low-temperature (160–180° F) and low-pressure (15 to 30 psi) chemical process that yields high conversion (98 percent) with minimal side reactions when feedstocks low in free fatty acids are used. In our processors, for every 100 pounds of oil feedstock and 10 pounds of methanol in the presence of a base catalyst, we produce 100 pounds of biodiesel and 10 pounds of glycerin. To speed the conversion, we input added methanol which is recovered for reuse. Generally, we use sodium methylate as our base catalyst.

Our Denami processors produce ASTM biodiesel in an automated, remotely controlled, continuous flow process. The Denami 600 processor produces 600 liters per hour, and the Denami 3000 produces 3,000 liters per hour of grade B100 biodiesel fuel, which exceeds current ASTM biodiesel standards. We believe that our Denami 600 was the industry’s first compact, fully automated processor that offers the flexibility of using a wide variety of feedstock options. Although in fiscal 2011 our Mississauga plant used primarily yellow grease (used cooking oil) as its feedstock, it can use such common and widely available feedstocks as soy oil, canola oil, beef tallow or poultry fat.

Biodiesel Production Process

The Denami processor performs all critical processes needed to produce ASTM grade biodiesel, specifically:

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The conversion process. The conversion process requires specific quantities of oil, methanol and catalyst in the heated and pressurized environment to successfully convert the oils to biodiesel that meet ASTM specifications. Parameters can be changed “on-the-fly” in order to cover a wide variety of feedstock options. After the conversion process, two products are produced: crude biodiesel and crude glycerin.

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The separation process. The separation process uses a continuous gravity settling process. This is the most robust method of separation because it does not need to be configured for specific feedstocks.

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The methanol recovery process. The crude biodiesel will have high methanol content. The methanol recovery process uses flash evaporation technology to recover the methanol and reuse it in the conversion process.

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The polishing/refining process. The crude biodiesel is passed through a centrifuge to remove bulk impurities such as glycerin, soaps, salts and water. Then it is passed through a dry resin bed to remove the remaining trace amounts of impurities to produce ASTM-grade biodiesel.

•	The methanol removal process. The methanol removal process is designed to remove methanol from the polished biodiesel to meet either the ASTM D93 flashpoint test or EN14014 methanol content test.

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The stabilization process. Biodiesel is naturally unstable and oxidizes when exposed to air. The stabilization process meters in the appropriate amount of antioxidants (stabilizers) to the biodiesel. After this process, the biodiesel is transferred to a storage tank and is ready to be sold.

We originally retained Turnkey Modular Systems Inc., or TKMS, to design our biodiesel processor. We purchased all of TKMS’s ownership rights to, and interest in, the intellectual property rights, including the design and specifications, for the Denami 600 biodiesel processor in March 2009. We developed the Denami 3000 in collaboration with TKMS and we now own all intellectual property rights to the Denami 600 and Denami 3000 processors. Since September 2007, we have retained TKMS as the exclusive manufacturer of our processors in the United States and Canada. We expect to continue to retain TKMS as the exclusive manufacturer of our processors until the expiration of the current term of our agreement in August 2015. Our decision to work with TKMS was based on quality, experience, industry track record, warranties, equipment capabilities, price and representations made by TKMS.

Research and Development

We regularly engage in research and development, primarily on the development, improvement and enhancement of the efficiency of our Denami processors and the software used to operate those processors. In fiscal 2010 and 2011, we spent a total of approximately $160,000 on research and development. Generally, research and development activities are conducted at our Mississauga facility.

Denami Processor Sales

We offer our biodiesel processors for sale either alone or with a range of services up to a complete turn-key solution where we obtain the production facility site, manage the construction or renovation of the facility, obtain all necessary permits, and install the processor and related storage tanks, pipes, containment wall and truck-loading facility. If the customer desires, we will also manage and operate the facility in exchange for an additional fee.

After sale of a Denami processor, the customer is required to enter into a license agreement which grants the customer a non-exclusive, perpetual, royalty-bearing license to use our proprietary monitoring technology. Our licensed software allows the operation and maintenance of the Denami in an unmanned and remotely controlled environment. The license agreement requires the customer to pay us a royalty of CDN$0.11 per gallon, in perpetuity, for each gallon of biodiesel produced.

Maintenance and support services provided to purchasers of Denami processors include real-time monitoring of the customer’s processor(s) via our proprietary monitoring technology and in-process testing to ensure that the biodiesel produced meets quality standards. Furthermore, all Denami processors come with an extended warranty, pursuant to which we provide our customers, without charge and subject to the limits discussed below, labor and replacement parts for products that prove to be defective in material or workmanship and which result in the production of biodiesel that does not meet the applicable ASTM D6571 specifications. The warranty does not cover products or parts that are damaged due to accident, misuse, improper or insufficient maintenance, improper operation, and normal wear and tear. Warranty claims are not subject to any dollar limitation for the first year after commissioning, and are limited to CDN$25,000 per year for each year thereafter.

Our Facilities

Sombra Facility

Our Sombra facility utilizes two Denami 3000 processors capable of producing 13.2 mgy of biodiesel and 182 tons of glycerin per year. It is located on a 20.6-acre property near the St. Clair River in Sombra, Ontario. It is close to the border with the United States to which some of the biodiesel produced is expected to be shipped. Sombra is an excellent production location due to its proximity to oil refiners and extensive manufacturing infrastructure, including easy access by road, rail and water. We believe that due to its geographical location, the Sombra facility will play a key role in meeting the regional demand for biodiesel in the United States and Canada.

The Sombra facility site was formerly a refinery that produced oil, gas and chemical products. We purchased the facility from a third party in July 2008 for CDN$2,200,000. The property includes a production warehouse, rail access, storage tanks, loading area and office space. There are 3,600 feet of rail, four rail spurs, three switches, and a spill containment unit for unloading bulk liquid rail cars on the property. There are two pipelines that run from the site to the St. Clair River with a pump house to draw water and to discharge storm water. The electrical supply is 27,000 volts. The site currently has 27,163 square feet of buildings and 26 storage tanks with an aggregate capacity of 1,227,665 gallons.

The zoning of this property is regulated by the Planning Act of the Province of Ontario where this property is classified as M3-1 Industrial land. We have entered into several agreements with local authorities that restrict our use of the site, including agreements that we will not use the site for any purpose related to the manufacture or sale of choline chloride, specialty choline derivatives, monomethylamine, dimethylamine, trimethylamine, monomethylformamide or dimethylformamide, none of which are used in our production of biodiesel. We have not been notified of any environmental problems at the Sombra facility.

We have installed two Denami 3000 processors at the Sombra plant that were favorably tested during full operation for a few days in July 2012. We expect to begin full-scale commercial operation of the Sombra plant upon receiving United States EPA approval. We filed our application for EPA approval on July 21, 2012 and expect to receive approval in September 2012. In three previous applications we filed for EPA approval of biodiesel facilities, approvals were issued between four and ten weeks following filing. With further development, the site could accommodate two to four additional Denami 3000 processors.

Mississauga Facility

We operate a biodiesel production and demonstration facility in Mississauga, Ontario, Canada. The facility utilizes a single Denami 600 processor capable of producing 1.3 mgy of biodiesel. However, since this facility is also used as a demonstration site for sale of Denami 600 processors, as a test site for various animal and vegetable feedstocks, as well as for research and development, it does not generally operate at full capacity. The facility occupies 6,319 square feet, approximately 40 percent of which is corporate office space and the remaining 60 percent is used for the production of biodiesel. The facility contains six above-ground storage tanks. Five of these tanks have an aggregate capacity of 72,500 gallons of which two tanks are used for feedstocks, two tanks are used for biodiesel and one is used for glycerin. These tanks are located within a spill containment area that has been constructed as a dike-system using concrete block partial walls that are epoxy coated to be impervious to liquids. The last tank is for methanol and has a 11,138 gallon capacity. The methanol tank is separated from the feedstock and product storage within the containment area in a fire rated methanol room. The fire safety room complies with Provincial building and fire codes. We lease the Mississauga facility, but pursuant to the terms of the lease agreement, we own all of the equipment located at, and improvements to, the facility.

The plant is also used to demonstrate our production of biodiesel in an automated and remotely controlled environment and to test the different types of feedstock that could be used by us or our clients to produce biodiesel. A chemist is employed full-time on site to monitor the quality of the biodiesel produced at the Mississauga facility as well as to perform analysis of the raw materials used for the production of biodiesel.

Supplies

Feedstock

We currently process virgin animal fats, vegetable oil and used cooking oil at our facilities in Mississauga and Sombra. The Mississauga facility requires 5,000 tons of feedstock per year to run at full capacity, and we anticipate that the Sombra facility will require 50,000 tons per year to run at its full design capacity. We purchase animal fats, and used cooking and vegetable oils on the open market and have not previously entered into any definitive feedstock supply agreements to secure feedstock on favorable terms. All of the feedstock supplies utilized in our biodiesel production are readily available in the marketplace. We manage the risks associated with varying prices for our feedstock by utilizing the feedstock which will give us the highest effective yield based on the varying feedstock costs for different fats and oils and by purchasing feedstock that is available in the vicinity of our facility to minimize transportation costs.

Chemical Inputs

We purchase methanol, sodium methylate, acetic acid, sulfuric acid and caustic potash from various vendors and suppliers for use at our plants. All of these chemical inputs are readily available.

Transportation and Delivery

The Mississauga facility is accessible by road and the Sombra facility accessible by road and rail, and may in the future also be accessible seasonally by barge (the facility is approximately 3,000 feet from the St. Clair River). Feedstock is delivered to our production facility in Mississauga on a regular basis. We intend for the Sombra facility to be supplied by railcar as soon as full production begins, and have entered into an agreement with CSX Transportation with respect to the connection of our private tracks to CSX’s and CN’s rail lines. We currently have a leased fleet of 18 rail cars that we use to ship biodiesel and receive oil. At our Mississauga facility, the biodiesel is shipped by truck to Sombra to be transloaded into rail cars.

Whenever we are required to arrange for transportation of oil or biodiesel, we contract with local transport companies. To date, transportation has been readily available and priced competitively. We currently have no long-term agreement with a freight company.

Risk Management

The profitability of the biodiesel production business largely depends on the spread between prices for feedstock and for biodiesel fuel. We actively monitor changes in prices of these commodities and attempt to manage a portion of the risks associated with these price fluctuations.

However, the extent to which we engage in risk management activities varies substantially from time to time, and from feedstock to feedstock, depending on market conditions and other factors. Adverse price movements for these commodities directly affect our operating results. In making risk management decisions, we may receive input from others with risk management expertise and could utilize research conducted by outside firms to provide additional market information.

Sales and Marketing

We market and sell two principal products to the biodiesel industry: Denami biodiesel processors and biodiesel (B100) fuel. We also sell glycerin as a by-product and offer services related to the production of biodiesel. We also purchase feedstock from various sources on the spot markets for our own use as well as for resale to certain customers.

Biodiesel

Sales and marketing of our biodiesel are handled by our in-house sales and marketing team. Our largest customer accounted for 83% of total revenue in 2011 and our three largest customers accounted for 31%, 19% and 15% of total revenue in 2010. The sales to these customers were made at spot market prices, and we have no binding off take agreements covering our production. There are additional potential customers for the biodiesel sold to these three largest customers, including potential customers already in our customer base, and we believe that the loss of one or more of these three customers would not have a material adverse effect on our business. We also sell our biodiesel directly to private fleet users and others who can blend our biodiesel with petroleum based diesel fuels. We expect our current customers or other wholesaler/marketers will sell most of our biodiesel to fuel users and retail locations in the United States and Canada. It is also our intention to approach private fleet users such as trucking companies to maximize market penetration and increase sales.

Our Mississauga facility currently sells almost all of its biodiesel into the United States market. Our Mississauga facility is registered with the EPA as a Foreign Renewable Fuel Producer under RSF2 which allows for RINs to be generated when our biodiesel is imported into the United States. We have collected full-scale operating data at our Sombra facility and are seeking EPA approval for its biodiesel output.

Under the Canadian Federal ecoENERGY for Biofuels Program, we received incentives in program years 2010 and 2011 for production at our Mississauga plant in the amount of $458,956 and $518,872, respectively. In December 2011, we were approved for incentives under that program for biodiesel produced at our Sombra facility up to its full 13 mgy capacity. The following table outlines the incentive rate per gallon (converted to U.S dollars at the exchange rate in effect on June 7, 2012) for the years 2010 to 2017, when the program is scheduled to end, and the maximum incentive amounts in Canadian dollars that we may receive in the program years 2012–2013 through 2016–2017:

Program Year	2010 / 2011	2011 / 2012	2012 / 2013	2013 / 2014	2014 / 2015	2015 / 2016	2016 / 2017
Incentive Rate Payable	$0.74	$0.66	$0.52	$0.37	$0.29	$0.22	$0.15
Maximum Incentive Payable			$7.7 million	$5.5 million	$4.4 million	$3.1 million	$2.0 million

Biodiesel Processors

Sales and marketing of Denami biodiesel processors are handled by our in-house sales and marketing team consisting of two employees headed by our Vice President of Sales and Marketing. Our sales and marketing team use traditional advertising methods to target potential buyers looking to enter the biodiesel production industry or existing producers seeking to expand their production capacity or upgrade their production equipment. We have from time to time advertised in Biodiesel Magazine, which is an online and offline magazine published by BBI International, Inc. The other method used by our sales and marketing team consists of promoting our product at the National

Biodiesel Conference & Expo, held once each year in a different location in the United States. Members of our sales and marketing team are paid salaries and also receive commissions based on the sales they generate. Our target market segment is biodiesel production facilities in the 1.3 mgy to 20 mgy range, which is not addressed by the majority of our competitors, who focus on facilities over 20 mgy. This strategy allows our customers to open production facilities in places that would not support production capacities greater than 20 mgy.

Glycerin

We produce glycerin as a primary by-product of our biodiesel production process. Glycerin, equals approximately 11 percent of the amount of biodiesel produced. We do not expect to invest our resources in actively marketing or refining our glycerin production in the near term. Once our Sombra facility is operating at full capacity and, depending on the availability of capital and the current market for glycerin, we anticipate investing in additional infrastructure that will enable us to refine and market our glycerin. Until such time, we plan to sell our glycerin on the spot market as crude glycerin. Glycerin prices have declined significantly in recent years due to overcapacity in the glycerin market, caused in large part by expansion of the biodiesel industry. Since 2006, market prices for crude glycerin have been reported at between no value to $0.05 per pound.

Services

We market and sell our services through our in-house sales and marketing team consisting of two employees who use traditional advertising methods to target existing small and intermediate scale biodiesel producers and potential customers looking to enter the biodiesel production industry. We promote our service offering at the National Biodiesel Conference & Expo, held once each year in a different location in the United States. In the future we intend to expand our sales and marketing efforts through increased appearances at trade shows, additional advertising in trade publications and, possibly, additional sales personnel.

Employees

We currently have 29 full-time employees of which eight are executive officers, four are other officers, managers or professional employees, 13 are production employees, and four are office or clerical employees. Of our employees, 15 work at the Sombra facility and 14 at the Mississauga facility. As our production increases at Sombra, we plan to expand to two-shift and three-shift schedules to achieve maximum volume and our operations and then will require approximately five additional full-time employees. None of our employees is unionized. We believe we enjoy good relations with our employees.

Environmental and Other Regulatory Matters; Governmental Approvals

Our biofuel production facilities, like other fuel and chemical production facilities, are subject to environmental regulations. Although our biodiesel production processes generally do not discharge pollutants into the environment, we are subject to environmental regulation in preparation for unanticipated or unexpected releases of contaminants into the environment. Construction and operation of our plants required us to obtain a number of environmental permits from the Ontario Ministry of Environment (the “MOE”) and the Counties of Lambton and St. Clair, including an industrial storm water permit for our Sombra plant. We currently hold all required permits to operate our plants, with the exception of the storm water discharge permit at our Sombra plant for which we have applied and are awaiting issuance of a final permit. We have not received any notices of violation of any environmental regulations.

Permitting and environmental and other regulatory requirements may change in the future. Changes in permitting and regulatory requirements, including testing protocols, could make compliance more difficult and costly. If we are unable to obtain necessary permits or to comply with the requirements of such permits or any other environmental regulations, our business may be adversely affected and we may not be able to operate our plants.

Air Pollution Standards and Permits

There are a number of Canadian environmental standards that affect the operation of our plants, including those applicable to boilers, biodiesel processors, storage tanks and other equipment which may discharge a contaminant into any part of the natural environment other than water.

The air permits for our plants have terms and conditions that include strict emission limits and associated specific control technologies for each pollutant that must be maintained, and monitoring and record-keeping requirements that must be provided or made available to environmental officials. Any failure to comply with these requirements can result in a notice of violation and penalties that can include fines and even a requirement to cease facility operations until the violation is remedied. We have conducted an Emission Summary and Dispersion Modeling Report which was submitted as part of our approved Certificate of Air permit application for our Sombra plant.

Pollution Discharge Permits

We use water to cool and heat closed loop boiler and chiller systems in our plants. Since we use closed loop systems, water will not be discharged into the St. Clair River by our Sombra plant or Lake Ontario by our Mississauga plant.

Biodiesel Quality Testing Procedures

We are required to retain a certificate of analysis for each batch of B100 sold or delivered for at least one year. Natural Resource Canada may examine these records, perform on-site testing or obtain samples of biodiesel from us.

Competition

We compete directly with producers of biodiesel and other alternative fuel additives, with providers of biodiesel processing equipment, and indirectly with producers of petroleum-based diesel fuel. Many of these producers have significantly greater resources than we do. We also expect the number of direct biodiesel fuel competitors to increase in the future. The development of other biodiesel plants, particularly those in close proximity to our plants, will increase the supply of biodiesel and may result in lower local biodiesel prices and higher costs for feedstock locally.

Biodiesel Fuel

In our direct competition with biodiesel producers, many of which produce the same product that we do, we compete on the basis of price; ease, time and cost of delivery; and the quality and consistency of our products.

In February 2012, there were 12 other biodiesel producers in Canada with a total capacity of approximately 52.8 mgy. Additional plants are under construction in Canada which are expected to add approximately 75 mgy to capacity. We also compete with a large number of U.S-based biodiesel producers. In the future we will also compete with companies developing and using second-generation biofuels technologies, which may prove less costly to construct and operate and may produce superior biodiesel fuel, including biorefineries that will produce biodiesel from wood fiber. If the input and operational costs for second-generation biofuels technologies are lower or yields are higher, these companies could experience higher margins and it could be more difficult for us to compete with them because our biodiesel may be more expensive to produce.

In our indirect competition with producers of petroleum-based diesel fuel, the capital and operating costs of producing biodiesel make it prohibitive to compete on the basis of price. If the diesel fuel industry is able to produce diesel fuel with acceptable environmental characteristics, or if government regulations supporting or mandating the blending of biodiesel with petroleum based diesel are eliminated or weakened, biodiesel producers would find it extremely difficult to compete. Petroleum refiners are continually attempting to develop diesel fuels with low sulfur and other clean burning attributes, together with lubricity and other characteristics necessary for the diesel engines in the marketplace. It is not possible to predict what success the petroleum industry may experience in making diesel fuel more acceptable or the impact these efforts may have on the biodiesel industry. Accordingly, we are able to compete principally as a consequence of government environmental regulations and incentives, assisted by current high petroleum and diesel fuel prices.

Processors

In the sale of our processors, we compete with other biodiesel-technology companies from the United States and abroad, who focus on providing modular biodiesel processors to small and medium-sized producers. We are aware of at least five other companies who sell modular biodiesel processors, and there may be others. Our competitors rely on different proprietary technologies that may prove to be more efficient, less costly to operate, or produce a higher quality of biodiesel than ours do. While we believe we have a superior technology platform for our biodiesel processors, our competitors may have greater marketing resources or may achieve greater market acceptance for their processors.

Our strategy for generating revenues from sale of our processors to our target market segment also differs from our competitors’ strategies. The large biodiesel processor manufacturers are currently pursuing big projects, where a significant portion of revenues are earned from design, engineering, and construction services ($100 million and greater). Such projects generally take at least 2-3 years to complete. In contrast, we focus on small production facilities ranging in size from $1.6 million to $20 million, and our strategy is based not only on selling processors, but also on earning royalties from the use of our software controlling these processors and other revenues from the services provided to purchasers of our processors who become members of our network.

Intellectual Property

We hold Canadian trademark registrations for Methes Energies and Design and Methes, The Biodiesel Company. We have applied for U.S. registrations for Methes Energies The Biodiesel Company & Flame Design. We have also have applied for Canadian and United States registrations of our proprietary trademark Denami. The structure and design of our Denami processors is not protected by patent or other intellectual property laws. We protect the proprietary software that controls, operates and assesses the performance of our Denami processors by encrypting and preserving the confidentiality of the software. We believe that encrypting and preserving the confidentiality of the software that controls and operates our Denami processors and monitors their performance provides a meaningful measure of protection for our intellectual property and makes it more difficult for a competitor to produce similar processors. We do not believe the absense of patent protection for our processors adversely affects our business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages at March 1, 2012 and principal positions of our directors and executive officers.

Name	Age	Position with the Company	Director Since
Michel G. Laporte,	48	Chairman, Chief Executive Officer and Treasurer	2007
Han Swoong (Nicholas) Ng	36	President*
Johann (John) Loewen	36	Vice President of Operations*
Edward A. Stoltenberg	72	Chief Financial Officer and Secretary
Michael Hallman	36	Vice President of Project Management*
Steven Anthony	53	Vice President of Sales and Marketing*
Keith Grafton	57	Plant Manager (Sombra)
Afrin Shams	35	Chief Accounting Officer*
Kebir Ratnani	61	Director	2008
John Pappain	74	Director Nominee**
Perichiyappan Senthilnathan	61	Director Nominee**
Anthony T. Williams	66	Director Nominee**

*	These officers also hold the same positions at our wholly owned subsidiary, Methes Canada, and receive all of their compensation from that entity.

**	The director nominees will take office on the effective date of the initial public offering contemplated by this prospectus.

The principal occupation and business experience for at least the last five years for each director and executive officer is set forth below.

Michel G. Laporte, has served as our Chairman, Chief Executive Officer and Secretary since June 2007. Mr. Laporte also served as President, Chief Executive Officer and a director of SunSi Energies Inc., a trichlorosilane producer, from March 2009 to December 2010, and provides ongoing consulting services to World Asset Management Inc., which holds 514,095 shares of our Common Stock. We believe Mr. Laporteis qualified to serve as a director because of his demonstrated leadership skills as our Chief Executive Officer since 2007, his senior executive experience with public corporations and his extensive background and experience in international transactions.

Edward A. Stoltenberg has served as our Chief Financial Officer since November 2011. Prior thereto, and since 1999, Mr. Stoltenberg was a Managing Director of Phoenix Financial Services LLC, an investment banking firm, which provides financial services to middle market public and private companies. Since March 2007, Mr. Stoltenberg has been a Director of Converted Organics Inc. a manufacturer of organic fertilizer. Mr. Stoltenberg is a certified public accountant. He holds a B.A. from Ohio Wesleyan University and an M.B.A. from the University of Michigan.

Han Swoong (Nicholas) Ng has served as our President, or that of Methes Canada, of which he is a co-founder, since February 2012. Prior thereto, he served as Director of Business Development for Methes Canada since December 2004. Mr. Ng holds a B.A. from the University of Toronto.

Johann (John) Loewen has served as our Vice President of Operations, or that of Methes Canada, of which he is a co-founder, since February 2012. Prior thereto, Mr. Loewen had been President of Methes Canada since December 2004.

Steven Anthony has served as our Vice President of Sales and Marketing, or that of Methes Canada, since August 2008. Prior thereto, Mr. Anthony had been employed by LANMark Systems Inc. as a sales and marketing consultant to information technology and services companies.

Michael Hallman has served as our Vice President of Project Development, or that of Methes Canada, since September 2011. Prior thereto, he was Vice President of Operations at TKMS, a design and build firm specializing in sanitary process piping systems for the biotech, pharmaceutical, nutraceutical, and cosmetics industries, since 2005. At TKMS Mr. Hallman was responsible for the design, development and delivery of our biodiesel processors. TKMS is the exclusive manufacturer of our biodiesel processors.

Keith Grafton has served as our Vice President or Plant Manager (Sombra), or that of Methes Canada, since February 2012. Prior thereto, Mr. Grafton was Franchise Manager for the Water Depot since March 2011. He served as Production and Warehouse Manager for Apetito Canada Ltd, a frozen food processor, from November 2005 through November 2010. Mr Grafton also worked in various positions for 25 years with Rothsay Rendering, a division of Maple Leaf Foods.

Afrin Shams has served as our Senior Accounting Manager, or that of Methes Canada, since May 2010. Prior thereto, Ms. Shams was a Senior Staff Accountant with Sloan Partners, LLP a Chartered Accounting Firm, where she managed audits, reviews and compilations in various industries, since February 2008. From September 2005 to February 1, 2008, she was employed as a staff accountant at Vottero Frenes McGrath Yee, a chartered accounting firm. Ms. Shams is a Chartered Accountant.

Kébir Ratnani has served as a director since 2008. He has been Senior Vice President of NC-Lavalin International, an international engineering and construction group since 2000, where he is responsible for water, energy and infrastructure projects in Africa, the Middle East and Latin America. Mr. Ratnani is a director of Sofame Technologies Inc., a manufacturer of heat recovery equipment, and of SunSi Energies Inc. Mr. Ratnani is qualified to serve as a director because of his extensive business background and his long service in senior executive positions in clean energy and other related industries. In particular, we believe his experience and background in dealing with government agencies in more than 20 countries on energy and waste water projects, his experience in personnel management and his training and experience as a Chemical Engineer has enabled him to make an important contribution to our board. Mr. Ratnani has been determined to qualify as an independent director as defined by the independence standards established under the applicable rules of the Securities and Exchange Commission and Nasdaq Rule 5605(a)(2).

John Pappain, director nominee, has been President and Chief Executive Officer of Terrajay Holdings Energy Consultants since 2005. Mr. Pappain has created, co-founded, arranged financing and constructed numerous renewable energy production facilities, including the Peel Resource Recovery Inc. Energy from Waste power plant in partnership with the Regional Municipality of Peel and Ontario Hydro, and the Medical Waste Processing Facility, both located in Brampton, Ontario, Canada. Mr. Pappainis qualified to serve as a director because of his experience as a consultant to renewable energy businesses. We believe his experience in financing and constructing renewable energy facilities and his extensive background in dealing with environmental laws will enable him to make an important contribution to our board.

Perichiyappan Senthilnathan (Senthil), director nominee, has served as Technical Director for EnviroGem Inc. a provider of environmental solutions and technical services since October 1995. Mr. Senthilnathan also serves on the Methes International Advisory Board. Mr. Senthilnathan is qualified to serve as a director because of his extensive business background and his experience in environmental businesses. In particular, we believe his experience in biodiesel and glycerin treatment, his training as a Chemical Engineer and his experience with Fortune 500 companies will enable him to make an important contribution to our board.

Anthony T. Williams, director nominee, has been an independent financial and business consultant since 2002. From 2006 until 2007, he served as Chairman of the Board of Anvil Holdings, Inc., a manufacturer of active wear and other apparel which filed a voluntary plan of reorganization under Chapter 11 in 2006. He was President and Chief Operating Officer and Chief Financial Officer of Pillowtex Corporation/Fieldcrest Cannon, a manufacturer of home fashion brands from 2000 to 2002, leading that corporation through bankruptcy reorganization proceedings which commenced in 2000 and from which it emerged in May 2002. He is a Chartered Accountant. Mr. Williams is qualified to serve as a director because of his extensive business background and experience. In particular, we believe that his training and certification as a Chartered Accountant and his experience as a Chief Operating Officer and Chief Financial Officer of major public corporations bring valued knowledge and experience to our board.

Each of Messrs. Pappain, Senthilnathan and Williams qualifies as independent as defined by the independence standards established under the applicable rules of the Securities and Exchange Commission and Nasdaq Rule 5605(a)(2).

Committees of the Board of Directors

The board will establish three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Each committee will be made up entirely of independent directors as defined in Nasdaq Rule 5605(a)(2).

Audit Committee. The audit committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the audit committee’s responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by the independent auditors;

•	reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;

•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Following this offering, Anthony T. Williams is expected to become chairman of the audit committee and the other members of the audit committee are expected to be Messrs. Pappain, Ratnani and Senthilnathan. The board has determined that Mr. Williams will be qualified to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K, and all audit committee members will be qualified to be “independent” for purposes of Nasdaq listing standards and Rule 10A-3(b) under the Exchange Act.

Compensation Committee. The compensation committee will assist the board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity and incentive compensation plans.

Following this offering, the members of the compensation committee are expected to be Messrs. Pappain, Ratnani and Senthilnathan.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee will assist the board by identifying and recommending individuals qualified to become members of the board. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our board and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees to our board;

•	reviewing our corporate governance principles and making recommendations to the board regarding possible changes; and

•	reviewing and monitoring compliance with our code of ethics and insider trading policy.

Following this offering, the members of the corporate governance and nominating committee are expected to be Messrs. Pappain, Ratnani and Senthilnathan.

As of the date of this prospectus, we have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions, as well as all of our other employees and directors. This Code of Ethics is posted on our website at www.methes.com.

Executive Compensation

Compensation Discussion and Analysis.

We are in the process of assembling a compensation committee to evaluate and define the annual compensation for our executive officers and directors. The objectives approved by the compensation committee will be designed to attract and retain qualified, effective managers with the experience necessary to manage our business effectively. Our financial performance will be a major factor in the compensation of key employees as well as their individual contributions. Stock options are expected to comprise a portion of total compensation following completion of our initial public offering. Stock options will be properly accounted for under ASC 718 and will be either incentive stock options (in compliance with federal tax regulations) or non-incentive options. ASC 718 will require us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for any award—the requisite service period (usually the vesting period). The compensation amounts disclosed in the following compensation table reflects executive compensation prior to the existence of the compensation committee, but were nonetheless determined by factors that we believe were in the best interests of of our stockholders.

The compensation paid to our named executive officers for fiscal 2011 is not necessarily indicative of how we will compensate our named executive officers after this offering and we anticipate our compensation programs following the offering, as developed and implemented by our compensation committee, will vary significantly from our historical practices.

Summary of Compensation

No compensation was awarded to, earned by, or paid by either Methes or Methes Canada to Mr Laporte, our principal executive officer, in fiscal 2011 or prior years. Mr. Laporte does not have an employment agreement with the Company. We did not employ a principal financial officer in fiscal 2011. No other executive officer received compensation in excess of $100,000 in fiscal 2011 for all services rendered to us in all capacities for that year. We intend to pay our principal executive officer at the rate of $5,000 per month after completion of this offering.

The primary objective of our executive compensation program is to attract and retain qualified, energetic managers who are enthusiastic about our mission and culture. A further objective of the compensation program is to provide incentives and reward each manager for their contribution. In addition, we strive to promote an ownership mentality among key leadership and the board of directors.

It is our intention to set total executive cash compensation at levels sufficient to attract and retain a strongly motivated leadership team. Each executive’s current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies. To some extent, our compensation plan is based on the market and the companies we compete against for executive management. The elements of our proposed compensation plan, base salary, bonus and stock options, are similar to the elements of compensation used by many companies.

Risks Arising from the Company’s Compensation Policies and Practices

Messrs. Laporte and Ratnani have reviewed the Company’s compensation policies and practices, and based on their review, concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at November 30, 2011 with respect to our named executive officer.

Outstanding Equity Awards at 2011 Fiscal Year-End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Michel Laporte	52,151(1)	3.84	12/4/2017

(1)	Consists of stock option grants awarded under the 2008 Plan at fair market value on the date of grant.

Director Compensation

No cash or other compensation was paid to our independent director or our other director nominees for services in fiscal 2011. On December 5, 2007, Mr. Ratnani was granted a 10-year option to purchase 26,075 shares at $3.84 per share for his services as a director, all of which were outstanding and exercisable as of November 30, 2011. Further compensation for our directors will be determined after all director nominees take office.

Equity Incentive Plans

In 2008, our stockholders approved the Amended and Restated Directors, Officers and Employees Stock Option Plan (the “2008 Plan”) providing for the issuance of up to 391,134 shares through grants of incentive and non-qualified stock options, shares of restricted stock and tandem stock appreciation rights (“TSARs”) to our employees, consultants and directors. In 2012, our stockholders approved the 2012 Equity Incentive Plan (the “2012 Plan and, collectively with the 2008 Plan, the “Plans”) providing for the issuance of up to 400,000 shares. The 2012 Plan is identical to the 2008 Plan, except for its name, the number of shares which can be awarded thereunder, and a provision allowing Methes to satisfy TSARs either in cash or shares of Common Stock. The Plans give our board of directors the ability to provide incentives to attract and retain the personnel necessary for our success.

A total of 791,134 shares of our common stock are reserved for issuance under the Plans. If an award expires or terminates unexercised or is forfeited to us, the shares underlying the option award become available for further awards under the plan. As of the date of this prospectus, option grants for the following number of shares have been made and are outstanding: 26,075 shares to our independent director, 13,036 shares to advisory board members, 215,123 shares to officers, and 129,073 shares to employees.

The purpose of the Plans is to provide incentives to employees, directors and consultants whose performance will contribute to our long-term success and growth, to strengthen Methes’ ability to attract and retain employees, directors and consultants of high competence, to increase the alignment of interests of such people with those of our stockholders and to help build loyalty to Methes through recognition and the opportunity for stock ownership. The compensation committee of the board will administer the Plan and, except as otherwise provided in the Plans, will have complete authority and discretion to determine the terms of awards.

The following description of the Plans is a summary and is qualified in its entirety by reference to the Plans.

Eligibility

Under the Plans, incentive stock options and TSARs may be granted only to employees and non-qualified stock options, TSARs and restricted stock may be granted to employees, directors and consultants.

Term and Amendment of the Plans

Unless terminated earlier, the 2008 Plan will expire in 2018 and the 2012 Plan will expire in 2022. Our board may amend the Plans, provided that no amendment will be effective without approval of our stockholders if stockholder approval is required to satisfy any applicable statutory or regulatory requirements.

Terms of Options, TSARs and Restricted Stock

The Plans permit the granting of both incentive stock options and nonqualified stock options. Under the terms of the plan, the option price of both incentive stock options and non-qualified stock options must be at least equal to 100% of the fair market value of the shares on the date of grant. The maximum term of each option is ten years. For any participant who owns shares possessing more than 10% of the voting rights of Methes’ outstanding shares of common stock, the exercise price of any incentive stock option must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant and the term of the option may not be longer than five years. Options become exercisable at such time or times as the compensation committee may determine at the time it grants options, but become exercisable immediately on a change of control as defined under the Plans.

Shares of restricted stock may be granted under the Plans for such consideration, including promissory notes and services, as may be determined by the board. Shares of restricted stock may be subject to such forfeiture provisions as are determined by board and may also include restrictions on transferability and repurchase by us.

TSARs may be granted in the discretion of the board together with incentive and non-qualified stock options. TSARs will expire on the same date as a related option and, if exercised by the holder, will extinguish the equivalent number of options to which they relate. On the exercise of a TSAR, the holder will be entitled to be paid an amount equal to the differential between the fair market value of the number of shares for which the TSAR is exercised and the aggregate exercise price of the options for those shares, provided however that with respect to TSARs under the 2012 Plan, we, in our discretion, may pay that fair market value either in cash or in shares of Common Stock valued at their fair market value on the date of exercise.

Federal Income Tax Consequences

Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to Methes or its employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him or her (a “disqualifying disposition”), he or she will realize no compensation income and any gain or loss that he or she realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee’s alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

Non-qualified Stock Options. The grant of non-qualified stock options will have no immediate tax consequences to Methes or the grantee. The exercise of a non-qualified stock option will require an employee to include in gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. Methes will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the employee is in receipt of income in connection with the exercise of a non-qualified stock option.

Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. Methes will be entitled, in general, to a tax deduction in an amount equal to the ordinary income recognized by the participant, except to the extent that such participant’s total compensation for the taxable year exceeds one million dollars, in which case such deduction may be limited by section 162(m) of the Code unless any such grant of restricted stock is made pursuant to a performance-based benchmark established by the compensation committee.

Limitations of Directors’ Liability and Indemnification

Our articles of incorporation provide that a director will not be personally liable to us or to our stockholders for monetary damages for breach of their fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or

•	for any transaction from which the director derived an improper personal benefit.

Our articles of incorporation also provide that we indemnify and hold harmless each of our directors and officers, to the fullest extent authorized by law, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), reasonably incurred or suffered by such person in connection their service as our director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our certificate of incorporation, bylaws or Nevada law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of June 11, 2012 regarding the beneficial ownership of our common stock by (i) our named executive officer, (ii) our independent director and three director nominees, (iii) each person we know to beneficially own more than 5% of our outstanding common stock, and (iv) all directors and executive officers of the Company as a group. All shares of our common stock shown in the table reflect sole voting and investment power. For purposes of computing the number and percentage of shares beneficially owned by a security holder, any shares which such person has the right to acquire presently or within 60 days of June 11, 2012 are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other security holder. All percentages computed based on 5,993,169 shares of common stock outstanding as of June 11, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Michel G. Laporte	795,305	(1)	13.2%
John Pappain	6,518	(2)	*
Kebir Ratnani	32,594	(3)	*
Perichiyappan Senthilnathan	6,518	(4)	*
Anthony T. Williams	-0-		*

5% stockholders:

Abraham Dyck 1B Maple Ave West Beeton, Ontario, L0G 1A0, Canada	434,593		7.3%
Johan (John) Loewen 4170 Slade View Cres. Unit 5 Mississiagua, L5L 0A1 Canada	486,744	(5)	8.1%
Han Swoong (Nicholas) Ng 4170 Slade View Cres. Unit 5 Mississiagua, L5L 0A1 Canada	486,744	(6)	8.1%
Green Biofuel LLC 1267 Fourmile Canyon Drive Boulder, CO, 80302, USA	305,084	(7)	5.1%
Marketing Management Group, Inc. Cor Mayman Ave. and Calle Al Mar Belize City, Belize	319,426	(8)	5.3%
World Asset Management Inc. Forum 1, Torre G, Piso 1 Escazu, Costa Rica	514,095	(9)	8.6%
All directors and executive officers as a group (9 persons )	1,853,209	(10)	29.8%

*	Less than 1%

(1)	Includes 52,151 shares underlying options.

(2)	Consists of 6,518 shares held by Terrajay Holdings Inc., in which Mr. Pappain holds a controlling interest.

(3)	Consists of 32,594 shares underlying options.

(4)	Consists of 6,518 shares underlying options.

(5)	Includes 52,151 shares underlying options.

(6)	Includes 52,151 shares underlying options.

(7)	Cary Ambraziunas exercises voting and dispositive power for Green Biofuel, LLC.

(8)	Mark C. Hulse exercises voting and dispositive power for Marketing Management Group, Inc.

(9)	Michelle Napjas exercises voting and dispositive power for World Asset Management, Inc.

(10)	Includes 226,529 shares underlying options held by all directors and executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In January 2011, Methes borrowed $150,000 from Michel G. Laporte pursuant to a demand note bearing interest at 8% per annum. As of June 11, 2012, the balance owed on this note including interest was approximately $167,000. Mr. Laporte is the Chairman and Chief Executive Officer of Methes.

In September 2007, Methes entered into an exclusive manufacturing agreement with TKMS for the manufacture of its Denami processors. Methes entered into a new exclusive manufacturing agreement with TKMS on August 27, 2012 for a three-year term expiring in August 2015. During the years ended November 30, 2010 and 2011, Methes purchased equipment from TKMS in the amounts of $1,267,563 and $73,829, respectively. As of November 30, 2010 and 2011, Methes owed TKMS $165,735 and $51,701, respectively, and had made deposits to TKMS of $860,923 for the purchase of two Denami 3000 processors. During the three months ended February 29, 2012, Methes made additional deposits of $1,003,734 for the purchase of these processors bringing its aggregate deposit balance as of February 29, 2012 to $1,864,657. As of May 31, 2012, Methes completed the purchase of these processors and used these deposits to pay the purchase price. Michael Hallman, Vice President of Project Development for Methes, is the son of Paul Hallman, the Chief Executive Officer and sole stockholder of TKMS.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. After this offering, we will have 6,993,169 shares of common stock issued and outstanding and 7,143,169 shares if the over-allotment option is exercised in full. At the time this offering is effective, we will have 5,993,169 shares of common stock outstanding held of record by approximately 85 stockholders. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Articles of Incorporation, as amended, and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of the Nevada General Corporation Act.

Units

Each unit consists of one share of common stock, one Class A warrant and one Class B warrant. Each Class A and Class B warrant entitles the holder thereof to purchase one share of common stock. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and they will be delisted.

At closing, we will deliver only unit certificates. An investor may request physical delivery of the certificate and may immediately request that the unit certificate be exchanged for stock and unit warrant certificates. If the investor does so before the stock and unit warrants trade separately, trades based on the stock and unit warrant certificates will not clear until trading in those securities commences.

Common Stock

Subject to the rights specifically granted to holders of any shares of our preferred stock we may issue in the future, holders of our common stock are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our board of directors. Holders of our common stock do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of any shares of our preferred stock we may issue in the future. Holders of our common stock have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of our common stock to be issued in this offering or upon exercise of the warrants included herein will be, upon payment of the relevant purchase or exercise price, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class A Warrants

General. Immediately after this offering, there will be 1,000,000 Class A warrants issued and outstanding. The Class A warrants issued in this offering may be exercised at any time beginning 30 calendar days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of $                       per share (150% of the unit offering price). This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the Class A warrant is exercised.

Redemption. Commencing six months after the date hereof, we will have the right to redeem all of the Class A warrants, or some of the Class A warrants on a pro rata basis, at a price of $0.05 per warrant, after providing 30 days’ prior written notice to the warrant-holders but only if the closing price for our common stock, as reported on the principal market on which our stock trades, was at or above 200% of the unit offering price for any five consecutive days. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publication will be made. If we call the Class A warrants for redemption, the holders of the Class A warrants will then need to decide whether to sell the Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption. If the Class A warrants are not covered by a current registration statement or are not qualified for sale under the laws of the state in which holders reside, warrantholders may not be able to exercise them.

Exercise. To exercise a Class A warrant, the holder must deliver to our warrant agent the Class A warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.

In order for you to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan to have a registration statement current when the warrants are redeemed and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to use our best efforts to register the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, that the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at the relevant times. These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Adjustments of exercise price. The exercise price of the Class A warrants will be adjusted if we declare any stock dividend to stockholders or effect any split or share combination with regard to our common stock. If we effect any stock split or stock combination with regard to our common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a Class A warrant or, if we elect, an adjustment of the number of Class A warrants outstanding.

Class B Warrants

Immediately after this offering, there will be 1,000,000 Class B warrants issued and outstanding. The Class B warrants are identical to the Class A warrants except for the following:

•	the Class B warrants have an exercise price of $ per share (200% of the unit offering price); and

•	the Class B warrants may only be redeemed after we report, for any four consecutive fiscal quarters, a total of $8 million of income before income taxes, as defined under U.S. GAAP.

Representative’s Warrants

Upon the closing of the offering contemplated by this Prospectus, we will issue to the Representative of the Underwriters five-year warrants to purchase 100,000 units, identical to the units covered by this Prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price and exercisable beginning on the first anniversary of the effective date of this offering.

Preferred Stock

Our authorized capital includes 10,000,000 shares of undesignated preferred stock par value $0.001 per share.

Under our Articles of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of each series of the preferred stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of the holders of common stock, or have the effect of delaying, deferring or preventing a change in control of Methes. The rights and preferences may include, but are not limited to:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

In some cases, the issuance of preferred stock could delay or discourage a change in control of us. Any shares of preferred stock we issue will be fully paid and nonassessable. We do not have any outstanding shares of preferred stock at the date of this Prospectus.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The Nevada General Corporation Act provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation require a greater percentage. Our articles of incorporation do not impose any supermajority vote requirements.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and the warrant agent for the Class A and Class B warrants will be Quicksilver Stock Transfer, LLC, Las Vegas, Nevada.

Anti-Takeover Effects of Certain Provisions of Nevada Law, Our Articles of Incorporation and Our Bylaws

Nevada Revised Statutes Sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute restricts the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, Nevada’s anti-takeover statute currently does not apply to our company.

Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. In addition, our bylaws contain an advance-notice provision in connection with business to be presented at stockholder meetings which could delay, defer or prevent a change in control.

Listing

We have applied to list the units, common stock, Class A warrants and Class B warrants on the Nasdaq Capital Market under the symbols “MEILU,” “MEIL,” “MEILW,” and “MEILZ.”

SHARES ELIGIBLE FOR FUTURE SALE

This Offering

After this offering is completed we expect to have 6,993,169 shares of common stock outstanding. This number assumes no exercise of the representative’s over-allotment option, the Class A warrants, the Class B warrants or the representative’s warrants. We expect to have 7,143,169 shares of common stock outstanding if the representative’s over-allotment is exercised in full. Of these shares, the 1,000,000 shares of common stock issued as part of the units sold in this offering (1,150,000 shares if the representative’s over-allotment is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 1,000,000 shares of common stock underlying the Class A warrants and the 1,000,000 shares of common stock underlying the Class B warrants issued as part of the units sold in this offering (1,150,000 shares of common stock in the case of the Class A warrants and 1,150,000 shares of common stock in the case of the Class B warrants if the representative’s over-allotment is exercised in full) will also be freely tradable after exercise of the warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

The remaining 5,993,169 outstanding shares of common stock will be restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. Our officers, directors and holders of 5% or more of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering and our remaining stockholders have been advised that they should not sell their shares for a period of six months after completion of this offering without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters. After the expiration of the lock-up period, or earlier with the prior written consent of the representative, all of the outstanding restricted shares may be sold in the public market pursuant to Rule 144. Without taking into account the lock-up agreements, 5,993,169 shares of common stock would be eligible for sale under Rule 144 90 days after completion of the offering.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least six months, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us.

UNDERWRITING

We are offering the units described in this prospectus through the underwriters named below. Paulson Investment Company, Inc. is acting as the managing underwriter and as the representative of the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of units listed next to its name in the following table:

Underwriters	Number of Units
Paulson Investment Company, Inc.
Barrett & Company
Total:

The underwriting agreement provides that the underwriters must buy all of the units if they buy any of them. However, the representative is not required to buy the units covered by the representative’s over-allotment option described below.

Our units are offered subject to a number of conditions, including:

•	receipt and acceptance of our units by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representative that it intends to make a market in our units and, when available, our common stock and warrants, but that it is not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the representative an option to buy up to an aggregate of 150,000 additional units on the same terms as the other units being purchased by the underwriters from us. The representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The representative has 45 days from the date of this prospectus to exercise this option.

Commissions and Discounts

Units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $   per share from the initial public offering price. The underwriters and dealers may reallow a concession to other dealers of not more than $   per unit. If all the units are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the units at the prices and upon the terms stated therein. The representative of the underwriters has informed us that it will not sell units offered by it to accounts over which the representative exercises discretionary authority.

The following table shows the per unit and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the representative’s option to purchase up to 150,000 additional units. The table also shows the non-accountable expense allowance we will pay to the representative of the underwriters equal to 3% of the gross proceeds from the sale of the units offered by this prospectus excluding any units purchased on exercise of the over-allotment option. We have paid the representative of the underwriters a $35,000 advance against the 3% non-accountable expense allowance.

Paid by us	No Exercise	Full Exercise
Per unit	$	$
Non-accountable expense allowance	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, not including the underwriting discounts and commission, will be approximately $  .

Representative’s Warrant

On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 100,000 units, for a price per unit of $  , which is equal to 120% of the estimated initial offering price of the units. The representative’s warrants will be exercisable for units at any time beginning on the first anniversary of the effective date of this offering, and will expire on the fifth anniversary of the effective date. Neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days after the effective date of this offering or commencement of sales in the offering, except to any underwriter or dealer participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the 180-day lock-up restriction for the remainder of the lock-up period. If we cannot honor the exercise of representative’s warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market markers for the underlying securities, we may, but are not required to, settle the representative’s warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants. Because we are not required to settle the representative’s warrants by payment of cash, it is possible that the representative’s warrants will never be settled in shares or payment of cash.

The holder of these warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock, our Class A warrants and our Class B warrants. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

NASDAQ Capital Market Quotation

We have applied to have our units, common stock and warrants approved for listing on the Nasdaq Capital Market under the symbols “MEILU,” “MEIL,” “MEILW,” and “MEILZ.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our units during and after this offering, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our units while this offering is in progress. These transactions may also include making short sales of our units, which involve the sale by the underwriters of a greater number of shares of units than they are required to purchase in this offering and purchasing units on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing units in the open market. In making this determination, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased units sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares.

Lock-Up Agreements

Our officers, directors and holders of 5% or more of our common stock have agreed that for a period of one year after completion of this offering, and our remaining stockholders have been advised that for a period of six months after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, they may not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities. The representative may consent to an early release from the lock-up restrictions if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer, director or other stockholders’ financial emergency. We are unaware of any officer, director or current stockholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

Prior to this offering, there was no public market for our units, common stock or warrants. The initial public offering price will be determined by negotiation between us and the representative of the underwriters. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our history and prospects, and the history and prospects for the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our units, common stock or warrants or that the units will trade in the public market at or above the initial public offering price.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander LLP, New York, New York and Cletha A. Walstrand, Ivins, Utah. Tonkon Torp LLP, Portland, Oregon, will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.

EXPERTS

MSCM LLP, an independent registered public accounting firm, has audited the consolidated financial statements of Methes as of and for the years ended November 30, 2010 and 2011 as set forth in their reports. We have included these financial statements in this prospectus, and in the registration statement, of which this prospectus is a part, in reliance on MSCM’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our units, shares and warrants, and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission’s public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from this offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov. Our web address is www.methes.com.

We intend to furnish our stockholders with annual reports containing financial statements audited by an independent registered public accounting firm.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Methes Energies International Ltd. and Subsidiaries

Audited Consolidated Financial Statements
For the Fiscal Years Ended
November 30, 2011 and 2010
and
Unaudited Consolidated Financial Statements
For the Six Months Ended May 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Methes Energies International Ltd.

We have audited the accompanying consolidated balance sheets of Methes Energies International Ltd. and subsidiaries (the “Company”) as of November 30, 2010 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Methes Energies International Ltd. and subsidiaries as of November 30, 2010 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

MSCM LLP
Chartered Accountants
Licensed Public Accountants

Toronto, Ontario
April 12, 2012, except for Notes 1 and 18
as to which the date is August 13, 2012

METHES ENERGIES INTERNATIONAL LTD.
CONSOLIDATED BALANCE SHEETS

(Expressed in US dollars)
	As at November 30, 2010	As at November 30, 2011	As at May 31, 2012
			(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$198,076	$1,693,301	$510,352
Accounts receivable (notes 3 and 15)	380,355	1,122,323	368,307
Inventories (note 4)	243,822	1,187,442	652,718
Prepaid expenses and deposits	12,308	13,163	13,045
Deferred financing fees	—	—	131,756

Total current assets	834,561	4,016,229	1,676,178
Deposits (note 12)	—	860,923	37,187
Property, plant and equipment, net (note 5)	2,575,707	2,968,699	7,483,072
Intangible assets, net (note 6)	356,190	400,358	391,716

Total assets	$3,766,458	$8,246,209	$9,588,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities (notes 7 and 12)	$1,429,700	$2,441,493	$2,071,181
Customer deposits	119,854	—	—
Payable to related parties (note 8)	334,892	520,881	1,551,999

Total current liabilities	1,884,446	2,962,374	3,623,180

Stockholders’ equity
Common stock, $0.001 par value, 75,000,000 shares authorized, 5,189,005, 5,734,447 and 5,946,234 shares issued and outstanding at November 30, 2010 and 2011 and May 31, 2012, respectively (note 10)	5,189	5,734	5,946
Additional paid-in-capital	7,526,193	11,598,421	13,445,826
Subscription receivable (note 13)	(186,056)	(46,056)	—
Accumulated deficit	(5,463,314)	(6,274,264)	(7,486,799)

Total stockholders’ equity	1,882,012	5,283,835	5,964,973

Total liabilities and stockholders’ equity	$3,766,458	$8,246,209	$9,588,153

Commitments (note 14)

See accompanying notes to consolidated financial statements.

METHES ENERGIES INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in US dollars)
	For the Year Ended November 30, 2010	For the Year Ended November 30, 2011	For the Six Months Ended May 31, 2011	For the Six Months Ended May 31, 2012
			(Unaudited)	(Unaudited)
Revenue
Biodiesel sales	$3,131,956	$9,731,355	$2,847,387	$4,314,989
Feedstock sales	211,725	838,994	374,837	283,961
Glycerin sales	—	132,526	53,640	49,767
Government incentive (note 15)	458,956	518,872	173,692	244,456
Equipment sales	1,666,681	256,342	257,496	16,500
Royalties	12,663	107,148	45,575	44,279
Others	230,918	200,616	29,254	110,448

	5,712,899	11,785,853	3,781,881	5,064,400
Cost of goods sold	4,666,260	10,120,570	2,982,102	4,438,052

Gross profit	1,046,639	1,665,283	799,779	626,348
Operating expenses
Selling, general and administrative expenses	2,043,227	2,436,615	1,153,833	1,807,435

Loss before interest and taxes	(996,588)	(771,332)	(354,054)	(1,181,087)
Other income (expenses)
Interest expense	(19,456)	(39,750)	(18,912)	(32,093)
Interest income	1,511	132	32	645

Loss before income taxes	(1,014,533)	(810,950)	(372,934)	(1,212,535)
Income taxes (note 9)	—	—	—	—

Net loss for the period	$(1,014,533)	$(810,950)	$(372,934)	$(1,212,535)

Net Loss Per Common Share—Basic and Diluted	$(0.20)	$(0.15)	$(0.07)	$(0.21)

Weighted average number of common shares—Basic and Diluted	5,189,005	5,269,183	5,189,005	5,823,765

See accompanying notes to consolidated financial statements.

METHES ENERGIES INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended November 30, 2010 and 2011
For the six months ended May 31, 2011 and 2012 (Unaudited)

(Expressed in US dollars)
	Common Stock		Additional paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 1, 2009—Restated (note 17)	5,189,005	$5,189	$7,468,330	$(186,056)	$(4,448,781)	$2,838,682
Issuance of common stock options to employees and officers	—	—	57,863	—	—	57,863
Net loss	—	—	—	—	(1,014,533)	(1,014,533)

Balance at November 30, 2010	5,189,005	$5,189	$7,526,193	$(186,056)	$(5,463,314)	$1,882,012
Common stock to be issued	—	—	250,000	—	—	250,000
Issuance of common stock options to employees and officers	—	—	70,550	—	—	70,550
Subscription Receivable	—	—	—	30,000	—	30,000
Net loss	—	—	—	—	(372,934)	(372,934)

Balance at May 31, 2011	5,189,005	$5,189	$7,846,743	$(156,056)	$(5,836,248)	$1,859,628
Issuance of common stock	545,442	545	3,932,995	—	—	3,933,540
Issuance of common stock options to employees and officers	—	—	28,683	—	—	28,683
Subscription receivable	—	—	—	110,000	—	110,000
Finder’s fees (note 10)	—	—	(210,000)	—	—	(210,000)
Net loss	—	—	—	—	(438,016)	(438,016)

Balance at November 30, 2011	5,734,447	$5,734	$11,598,421	$(46,056)	$(6,274,264)	$5,283,835
Issuance of common stock	211,787	212	1,624,838	—	—	1,625,050
Common stock to be issued	—	—	100,000	—	—	100,000
Issuance of common stock options to employees and officers	—	—	122,567	—	—	122,567
Subscription receivable	—	—	—	46,056	—	46,056
Net loss	—	—	—	—	(1,212,535)	(1,212,535)

Balance at May 31, 2012	5,946,234	$5,946	$13,445,826	$—	$(7,486,799)	$5,964,973

See accompanying notes to consolidated financial statements.

METHES ENERGIES INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in US dollars)
	For the Year Ended November 30, 2010	For the Year Ended November 30, 2011	For the Six Months Ended May 31, 2011	For the Six Months Ended May 31, 2012
			(Unaudited)	(Unaudited)
Cash flow from operating activities:
Net loss for the period	$(1,014,533)	$(810,950)	$(372,934)	$(1,212,535)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	164,617	174,279	84,360	107,758
Non-cash stock compensation	57,863	99,233	70,550	122,567
Changes in operating assets and liabilities:
Accounts receivable	(199,095)	(741,968)	(454,064)	754,016
Inventories	(107,562)	(943,620)	(470,770)	534,724
Prepaid expenses and deposits	552,542	(855)	(214,287)	23,099
Accounts payable and accrued liabilities	536,346	1,011,793	593,456	(370,316)
Deferred revenue	—	—	366,444	—
Customer deposits	(223,420)	(119,854)	389,746	—

Net cash used in operating activities	(233,242)	(1,331,942)	(7,499)	(40,687)

Cash flows from investing activities:
Additions to property, plant and equipment	(114,848)	(550,704)	(46,736)	(3,812,731)
Purchase of intangibles	—	(60,735)	—	—
Deposits for equipment	—	(860,923)	(30,000)	—

Net cash used in investing activities	(114,848)	(1,472,362)	(76,736)	(3,812,731)

Cash flows from financing activities:
Payable to related parties	293,367	185,989	168,079	1,031,118
Deferred financing fees	—	—	—	(131,756)
Issuance of common stock	150,014	4,113,540	280,000	1,771,106

Net cash provided by financing activities	443,381	4,299,529	448,079	2,670,469

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	95,291	1,495,225	363,844	(1,182,949)
Cash and cash equivalents, beginning of period	102,785	198,076	198,076	1,693,301

CASH AND CASH EQUIVALENTS, END OF PERIOD	$198,076	$1,693,301	$561,920	$510,352

Supplemental disclosures of cash flow information
Cash paid during period for:
Interest	$19,456	$39,750	$834	$1,054
Non-cash investing and financing activities:
Finder’s fees settled through issuance of common stock	$—	$520,000	$—	$—

See accompanying notes to consolidated financial statements.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Financing Requirements

Methes Energies International Ltd. (the “Company”, or “Methes”) was incorporated on June 27, 2007 in the State of Nevada. Methes, through its operations in Canada and the United States, is a biodiesel processing equipment provider and a biodiesel producer. The Company has developed biodiesel processing equipment to produce biodiesel from recycled oils. The Company, through its wholly-owned subsidiary Methes Energies Canada Inc., operates one biodiesel facility in Mississauga, Ontario with a total of 1.3 million gallons per year (mmgy) of nameplate capacity.

In 2008, Methes purchased a facility in Sombra, Ontario with existing infrastructure suitable for the production of biodiesel. The Company completed an upgrade of the facility in July 2012, which included the installation of two biodiesel processors with a total name plate capacity of 13 mmgy.

In 2010, Methes sold and commissioned two biodiesel processors each with a total of 1.3 mmgy of nameplate capacity. Both customers are located in Canada.

As at May 31, 2012, due in large part to the funds spent to develop and build the Sombra facility, the Company had a working capital deficiency of $1,947,002. In addition, during the six months ended May 31, 2012, the Company incurred a loss of $1,212,535 and had negative cash flow from operations of $40,687. In order to meet its objectives, additional financing was required at May 31, 2012, which financing was or will be provided by (i) raising an additional $260,000 in June 2012 through the issuance of common shares; (ii) borrowing $1,500,000 under an asset-based term loan facility from a lender (see note 18); and (iii) completion of the IPO described below (see note 18). The combination of these financings will provide the Company with adequate financial resources to meet its development goals and ongoing operational requirements.

In addition on June 22, 2012, the Company filed a registration statement under the Securities Act of 1933 for an initial public offering, on a firm commitment basis, of 1,000,000 units, each unit consisting of one share of the Company’s common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of the Company’s common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of the Company’s common stock at an exercise price equal to 200% of the initial unit offering price (see note 18).

2. Summary of Significant Accounting Policies

a) Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are expressed in United States dollars. The Company’s fiscal year-end is November 30.

The Company is an emerging growth company (EGC) pursuant to Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under Section 102(b) of the JOBS Act, the Company has elected to apply any new or revised financial accounting standard on the same date a company that is not an issuer is required to apply the new or revised accounting standard, if the standard applies to a non-issuer. If the new or revised accounting standard does not apply to a non-issuer, then the Company will apply it according to the transition provisions for a non-EGC. The Company’s election to use the extended transition period for complying with new or revised accounting standards under Section 102(b) of the JOBS Act had no impact on the consolidated financial statements as of May 31, 2012.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

a) Basis of Presentation—continued

The consolidated financial statements of the Company also incorporate the unaudited consolidated financial statements of the Company for the six months ended May 31, 2012 and 2011, which have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by such rules and regulations. All adjustments, consisting of normal recurring adjustments, have been included. Management believes that the disclosures are adequate to present fairly the financial position, results of operations and cash flows at the dates and for the periods presented. These interim financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto. Results for interim periods are not necessarily indicative of those to be expected for the fiscal year.

b) Reverse Stock Split

The Company effected a reverse stock split of one share for each 3.835 outstanding shares of common stock, effective on June 11, 2012. The reverse stock split proportionately reduced all issued and outstanding shares of the Company’s common stock, as well as common stock underlying stock options and warrants outstanding immediately prior to the effectiveness of the reverse stock split. The exercise price on outstanding equity based-grants was proportionately increased, while the number of shares available under our equity-based plans was proportionately reduced. Share and per share data (except par value) for the periods presented reflect the effects of this reverse stock split on a retroactive basis.

c) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Areas involving significant estimates and assumptions include: inventory valuation reserves; allowance for doubtful accounts; deferred income tax liabilities and assets, and related valuation allowances; expected future cash flows used in evaluating intangible assets for impairment; warranty provision on processing equipment sold; estimated useful life of property, plant and equipment and intangible assets; and valuation of stock options. The estimates and assumptions made require judgment on the part of management and are based on the Company’s historical experience and various other factors that are believed to be reasonable in the circumstances. Management continually evaluates the information that forms the basis of its estimates and assumptions as the business of the Company and the business environment generally changes. If historical experience and other factors used by management to make these estimates do not reasonably reflect future activity, the Company’s consolidated financial statements could be materially impacted.

d) Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Methes Energies Canada Inc. and Methes Energies USA Ltd. All significant inter-company transactions and balances have been eliminated. Methes Energies Canada Inc. (“Methes Canada”) was incorporated on December 23, 2004, and became a wholly-owned subsidiary of the Company on September 5, 2007. Methes Energies USA Ltd. (“Methes USA”) was incorporated as the wholly-owned subsidiary of the Company on June 27, 2007.

e) Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist solely of bank deposits held in the United States and Canada.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

f) Inventories

The Company’s inventories consist primarily of bulk biodiesel, methanol, catalyst and crude glycerin and are valued at the lower of cost and market value, with cost determined on a weighted average basis. Cost for finished goods inventories includes materials, direct labor, and an allocation of overheads. Market for raw materials is replacement cost, and for finished goods is net realizable value.

The Company evaluates the carrying value of inventories on a regular basis, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price the Company expects to obtain for products in the market compared with historical cost, and the remaining useful life of inventories on hand.

g) Deferred financing fees

Costs directly incurred in connection with the Company’s proposed public share offering are recorded as deferred financing fees until the offering is completed, if the completion is considered likely; otherwise they are expensed as incurred. Deferred financing fees will be charged against share capital upon completion of the public share offering, or to the statement of operations if the offering is abandoned. Deferred financing fees for the years ended November 30, 2010 and 2011 were $nil and $nil respectively, and for the six months ended May 31, 2011 and 2012 were $nil and $131,756 (unaudited), respectively.

h) Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade receivables. A considerable amount of judgment is required in assessing the amount of the allowance. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a specific allowance will be required. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered.

i) Revenue Recognition

Revenue is recognized in accordance with ASC 605, “Revenue Recognition in Financial Statements.” Under ASC 605, product or service revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been performed, the sales price is fixed and determinable and collectability is reasonably assured. The Company has not experienced any material expense in satisfying warranties and returns. Details of specific recognition by product or service categories are as follows:

•

Revenue from the sale of biodiesel and its co-product, biodiesel processing equipment and feedstock is recognized when title and possession of the product is transferred to the customer. Possession is transferred to the customer at the time of shipment from the Company’s facility or at the time of delivery to a specified destination, depending on the terms of the sale.

•	The ecoENERGY incentive is recognized as revenue when the right to receive is established upon production and sale of biodiesel.

•	Revenue from services is recognized as services are performed.

•

Royalty revenue is recognized on an accrual basis in accordance with the Sales & Licensing Agreement of the biodiesel processing equipment sale. Royalty is charged on gallons of biodiesel produced by the Company’s customers using the Company’s biodiesel processing equipment.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

j) Shipping and Handling Costs

The Company accounts for shipping and handling fees in accordance with FASB ASC 705 “Cost of Sales and Services”. Shipping and handling costs for the years ended November 30, 2010 and 2011 of $300,064 and $561,065, respectively, and for the six months ended May 31, 2011 and 2012 of $236,615 and $290,277 (unaudited), respectively, related to costs of raw materials purchased, are included in inventory or cost of goods sold, as appropriate. While amounts charged to customers for shipping product are included in revenues, the related outbound freight costs are included in expenses as incurred.

k) Financial Instruments

The Company’s financial instruments recognized in the consolidated balance sheets and included in working capital consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and amount due to related parties. The fair values of these instruments approximate their carrying values due to their short-term maturities.

l) Fair Value Measurements

Financial instruments that are measured subsequent to initial recognition at fair value are grouped into hierarchy based on the degree to which the fair value inputs are observable.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Fair value measurements are estimated based on inputs categorized as follows:

•	Level 1 inputs include quoted prices (unadjusted) for identical assets or liabilities in active markets that are observable.

•

Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 includes unobservable inputs that reflect the Company’s own assumptions about what factors market participants would use in pricing the asset or liability.

When measuring fair value, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs.

m) Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the United States dollar. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. Revenue and expenses are translated at average rates in effect during the reporting periods. All exchange gains or losses arising from translation of these foreign currency transactions are included in net income (loss) for the period. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

n) Income Taxes and Uncertain Tax Positions

The Company accounts for income taxes under ASC 740 Accounting for Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740-10-05, Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Potential tax benefits from net operating losses and foreign tax credit carry forwards are not recognized by the Company until their realization is more likely than not. We assess the validity of our conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit. We have determined that there were no tax exposures as at November 30, 2010 and 2011 and May 31, 2012.

o) Stock-based Compensation

The Company maintains a stock-based compensation plan under which incentive stock options to buy common stocks may be granted to directors, officers and employees. Pursuant to ASC 718, the Company, recognizes expense for its stock-based compensation based on the fair value of the awards that are granted. The fair values of stock options are estimated at the date of grant using the Black-Scholes option pricing model, that require the input of highly subjective assumptions. Measured compensation cost is recognized ratably over the vesting period of the related stock-based compensation award. The amount recognized as expense is adjusted to reflect the number of stock options expected to vest. When exercised, stock options are settled through the issuance of common stock and are therefore treated as equity awards. The expected volatility of our common stock is estimated using an average of volatilities of publicly traded companies in similar renewable energy businesses.

p) Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line basis at the following annual rates reflecting the estimated useful lives of the assets:

Sombra facility:
Building	40 years
Equipment	5 years
Equipment—Denami 3000	25 years
Mississauga facility:
Computer	2 years
Trailer	5 years
Leasehold improvements	Over the lease term
Equipment and fixtures	5 years
Equipment—Denami 600	25 years

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

q) Intangible assets

The Company’s finite-lived intangible assets consist of acquired intellectual property from a third party for the design and engineering of Denami 600 and Denami 3000 biodiesel processor equipment. The intangible asset related to the Denami 600 is recorded at cost, less accumulated amortization and the amortization is provided over its 25 years estimated useful life on a straight-line basis. During the year ended November 30, 2011, the Company started construction of the two Denami 3000 biodiesel processors for its Sombra facility. The Company capitalized the cost of design and engineering of the Denami 3000 in intangible assets.

r) Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through undiscounted future cash flows. If impairment exists based on expected future undiscounted cash flows, a loss is recognized in income. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset, typically based on discounted future cash flows. The Company has assessed its long-lived assets and has determined that there was no impairment in their carrying amounts at November 30, 2010 and 2011, and May 31, 2012.

s) Per Share Data

Basic earnings per share (“EPS”) is determined by dividing net earnings available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. In computing diluted EPS, the average number of common shares outstanding is increased by common stock options and warrants outstanding with exercise prices lower than the average market price of common stocks using the treasury stock method. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. Potentially dilutive shares include 91,264 warrants and 383,310 common stock options issued and outstanding as at May 31, 2012.

	For the Year Ended November 30, 2010	For the Year Ended November 30, 2011	For the Six Months Ended May 31, 2011	For the Six Months Ended May 31, 2012
			(Unaudited)	(Unaudited)
Numerator for basic and diluted EPS
Net loss for the period	$(1,014,533)	$(810,950)	$(372,934)	$(1,212,535)
Denominator for basic and diluted EPS
Weighted average shares of common stock outstanding	5,189,005	5,269,183	5,189,005	5,823,765
Net loss per common share— basic and diluted	(0.20)	(0.15)	(0.07)	(0.21)

t) Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and the International Financial Reporting Standards (IFRS). The amendments in the update are intended to result in convergence between U.S. GAAP and IFRS requirements for measurement of, and disclosures about, fair value. ASU 2011-04 clarifies or changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. The amendments in this update are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. The Company does not believe this standard will have a material impact on its consolidated financial statements.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

t) Recent Accounting Pronouncements—continued

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other, which amends ASC Topic 350 and the current guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. If an entity determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, then performing the two-step impairment test is unnecessary. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (Topic 210). The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The amendments are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The disclosures required by the amendments are required to be applied retrospectively for all comparative periods presented. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements.

3. Accounts Receivable

The following schedule provides an analysis of the Company’s accounts receivable:

	As at November 30, 2010	As at November 30, 2011	As at May 31, 2012
			(Unaudited)
Trade receivables	$458,178	$1,122,323	$368,307
Allowance for doubtful accounts	(77,823)	—	—

	$380,355	$1,122,323	$368,307

4. Inventories

Inventories consisted of the following:

	As at November 30, 2010	As at November 30, 2011	As at May 31, 2012
			(Unaudited)
Raw materials	$44,379	$382,736	$163,593
Finished goods	199,443	804,706	489,125

	$243,822	$1,187,442	$652,718

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

5. Property, Plant and Equipment

	As at November 30, 2010
	Cost	Accumulated Depreciation	Net book Value
Sombra site:
Land	$409,134	$—	$409,134
Building	1,379,944	86,246	1,293,698
Equipment	242,222	119,770	122,452
Mississauga site:
Computer equipment	8,439	5,717	2,722
Trailers	2,292	2,062	230
Leasehold improvements	102,201	24,264	77,937
Equipment and fixtures	147,224	85,392	61,832
Equipment—Denami 600	684,384	76,682	607,702

	$2,975,840	$400,133	$2,575,707

	As at November 30, 2011			As at May 31, 2012
	Cost	Accumulated Depreciation	Net Book Value	Net Book Value
				(Unaudited)
Sombra site:
Land	$409,134	$—	$409,134	$409,134
Building	1,385,835	120,819	1,265,016	2,207,370
Equipment	278,082	168,795	109,287	508,969
Equipment—Denami 3000 (under construction)	467,904	—	467,904	3,644,036
Mississauga site:
Computer equipment	20,311	10,499	9,812	5,714
Trailers	2,292	2,292	—	—
Leasehold improvements	102,201	34,655	67,546	62,179
Equipment and fixtures	153,503	116,271	37,232	52,607
Equipment—Denami 600	707,282	104,514	602,768	593,063

	$3,526,544	$557,845	$2,968,699	$7,483,072

Total depreciation expense included in the consolidated statements of operations related to property, plant and equipment for the years ended November 30, 2010 and 2011 was $148,049 and $157,712, respectively, and for the six months ended May 31, 2011 and 2012 was $76,077 and $99,475 (unaudited), respectively.

6. Intangible Assets

The major components of finite-lived intangible assets, which consist of acquired intellectual property for the design and engineering of biodiesel processor equipment, were as follows:

	As at November 30, 2010
	Cost	Accumulated Amortization	Net Book Value
Denami 600	$414,174	$57,984	$356,190

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

6. Intangible Assets — continued

	As at November 30, 2011			As at May 31, 2012
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
				(Unaudited)
Denami 600	$414,174	$74,551	$339,623	$330,981
Denami 3000	60,735	—	60,735	60,735

	$474,909	$74,551	$400,358	$391,716

Total amortization expense included in the consolidated statements of operations related to intangible assets for the years ended November 30, 2010 and 2011 was $16,567 and $16,567, respectively, and for the six months ended May 31, 2011 and 2012 was $8,283 and $8,283 (unaudited), respectively.

Estimated future aggregate amortization expense for fiscal years ending November 30 is as follows:

	2012	2013	2014	2015	2016	Thereafter
Amortization expense	$10,354	$18,996	$18,996	$18,996	$18,996	$305,378

7. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following:

	As at November 30, 2010	As at November 30, 2011	As at May 31, 2012
			(Unaudited)
Accounts payable	$1,416,568	$2,270,184	$1,633,675
Accrued liabilities	13,132	171,309	437,506

	$1,429,700	$2,441,493	$2,071,181

8. Payable To Related Parties

Payable to related parties is comprised of the following:

	As at November 30, 2010	As at November 30, 2011	As at May 31, 2012
			(Unaudited)
Softdiffusion SA (shareholder)	$42,933	$46,133	$47,733
Michel G. Laporte (shareholder and Director)	—	160,389	166,389
World Asset Management Inc. (shareholder)	291,959	314,359	1,337,877

	$334,892	$520,881	$1,551,999

The payables due to the two shareholders, and a shareholder and Director of the Company are due with interest of 8% per annum, are unsecured and repayable on demand. Interest expense incurred during the year ended November 30, 2011 was $37,706 (2010—$5,528). Interest expense incurred during the six months ended May 31, 2012 was $31,040 (May 31, 2011—$8,185).

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

9. Income Taxes

The following table reconciles the expected income tax recovery at the statutory federal income tax rate of 35% to the amount recognized in the statement of operations:

	Year Ended November 30, 2010	Year Ended November 30, 2011	Six Months Ended May 31, 2011	Six Months Ended May 31, 2012
			(Unaudited)	(Unaudited)
Loss before income taxes	$(1,014,533)	$(810,950)	$(372,934)	$(1,212,535)

Expected income tax recovery	$(355,087)	$(283,833)	$(130,527)	$(424,387)
Permanent differences	20,931	36,114	18,057	45,232
Foreign earnings taxed at rates other than the U.S. statutory rate	122,422	223,325	104,981	145,620
Increase in valuation allowance	211,734	24,394	7,489	233,535

	$—	$—	$—	$—

The Company’s deferred income tax assets and liabilities, which are primarily related to Canada, are as follows:

	As at November 30, 2010	As at November 30, 2011	As at May 31, 2012
			(Unaudited)
Deferred income tax assets
Net operating losses	$1,117,498	$1,258,493	$1,637,648
Less: allocated against deferred income tax liability	(174,638)	(291,239)	(436,859)
Less: valuation allowance	(942,860)	(967,254)	(1,200,789)

	$—	$—	$—

Deferred income tax liabilities
Property, plant and equipment and intangible	$174,638	$291,239	$436,859
Less: offset by deferred income tax assets	(174,638)	(291,239)	(436,859)

	$—	$—	$—

Since inception to November 30, 2011 and May 31, 2012 (unaudited) the Company has incurred net losses for tax purposes of $4,925,541 and $6,140,597, respectively, which expire at various times through fiscal 2032. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. However, the potential tax benefit of net operating losses has not been recognized in these consolidated financial statements due to the uncertainty of their realization.

As at November 30, 2011 and May 31, 2012 (unaudited), the Company is not subject to any uncertain tax exposures.

10. Stockholders’ Equity

The Company is authorized to issue 75,000,000 shares of common stock at a par value of $0.001 and had 5,189,005 and 5,734,447 shares of common stock issued and outstanding as of November 30, 2010 and 2011, respectively.

The Company is also authorized to issue 10,000,000 shares of preferred stock a par value of $0.001 and had no shares of preferred stock issued or outstanding as of November 30, 2010, November 30, 2011, May 31, 2011 (unaudited) and May 31, 2012 (unaudited).

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

10. Stockholders’ equity — continued

During the year ended November 30, 2010 and 2011, the Company issued nil and 545,442 shares of common stock, respectively, for cash at $7.67 per share and incurred finder’s fees of $nil and $210,000, respectively.

On November 23, 2011, the Company issued together with 130,378 shares of common stock, 65,189 common stock warrants at an exercise price of $7.67. The warrants are exercisable for a period of one year commencing from the date the Company starts trading publicly on either NASDAQ or AMEX. The warrant holders are generally protected from anti-dilution by adjustments for any stock dividends, stock split, combination or other recapitalizations. In addition, the Company may issue or cause to be transferred 52,151 shares of additional common stock as penalty shares should the Company not be listed on either the NASDAQ or AMEX Stock Exchange, and does not meet certain operating requirements, each on or before July 1, 2012 (see note 18).

During the six months ended May 31, 2012, the Company issued 211,787 shares of common stock for cash at $7.67 per share and 26,075 common stock warrants at an exercise price of $7.67. The warrants are exercisable for a period of one year commencing from the date the Company starts trading publicly on either NASDAQ or AMEX. As at May 31 2012, the Company had 5,946,234 shares of common stock issued and outstanding (unaudited) (see note 18).

11. Stock-Based Compensation

The Company’s Amended and Restated 2008 Directors, Officers and Employees Stock Option Plan, which was originally approved by stockholders at the annual general meeting of the Company held on December 5, 2007, and subsequently amended by the shareholders on July 23, 2008, was established to enable the Company to attract and retain the services of highly qualified and experienced directors, officers, employees and consultants and to give such persons an interest in the success of the Company and its subsidiaries. The total number of shares currently authorized under the plan is 391,134. The options and awards will be granted at the direction of the Board of Directors. Options issued under the plan that are deemed to be incentive stock options will be priced at not less than 100% of the fair market value of the common shares at the date of the grant, subject to certain limitations for 10 percent stockholders. The fair value of each option granted is estimated at the time of grant using the Black-Scholes option pricing model and are as follows:

a) In November 2008, the Company issued a total of 18,252 options to employees of the Company with an exercise price of $7.67 vesting quarterly over a two-year period and expiring on the tenth anniversary of the grant date. The fair value was determined to be $6.33 per option using these assumptions: fair value of a common share at the grant date of $7.67, risk free interest rate of return of 3.36%, expected volatility of 80%, dividend yield of 0%, forfeiture rate of nil and an expected life of 10 years. The share-based compensation expense for the years ended November 30, 2010 and 2011 was $57,863 and $nil, respectively, in relation to these options. The share-based compensation expense for each of the six months ended May 31, 2011 and 2012 was $nil (unaudited) in relation to these options.

b) In July 2010, the Company issued a total of 15,645 options to an employee of the Company with an exercise price of $7.67 vesting quarterly over a two-year period and expiring on the tenth anniversary of the grant date. The fair value was determined to be $6.94 per option using these assumptions: fair value of a common share at the grant date of $7.67, risk free interest rate of return of 3.08%, expected volatility of 100%, dividend yield of 0%, forfeiture rate of nil and an expected life of 10 years. The share-based compensation expense for the years ended November 30, 2010 and 2011 was $nil and $98,277, respectively, in relation to these options. The share-based compensation expense for the six months ended May 31, 2011 and 2012 was $70,550 and $12,086 (unaudited), respectively, in relation to these options.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

11. Stock-based compensation — continued

c) In September 2011, the Company issued a total of 5,215 options to an employee of the Company with an exercise price of $7.67 vesting quarterly over a two-year period and expiring on the tenth anniversary of the grant date. The fair value was determined to be $6.86 per option using these assumptions: fair value of a common share at the grant date of $7.67, risk free interest rate of return of 2%, expected volatility of 100%, dividend yield of 0%, forfeiture rate of nil and an expected life of 10 years. The share-based compensation expense for the years ended November 30, 2010 and 2011 was $nil and $956, respectively, in relation to these options. The share-based compensation expense for the six months ended May 31, 2011 and 2012 was $nil and $16,581 (unaudited), respectively, in relation to these options.

d) On December 6, 2011, the Company issued a total of 5,215 options to an employee of the Company with an exercise price of $7.67 vesting quarterly over a two-year period and expiring on the tenth anniversary of the grant date. The fair value was determined to be $6.90 per option using these assumptions: fair value of a common share at the grant date of $7.67, risk free interest rate of return of 2.08%, expected volatility of 100%, dividend yield of 0%, forfeiture rate of nil and an expected life of 10 years. The share-based compensation for the six months ended May 31, 2012 is $19,182 (six months ended May 31, 2011- $nil) (unaudited) in relation to these options.

e) On December 26, 2011, the Company issued a total of 15,645 options to an employee of the Company with an exercise price of $7.67 vesting quarterly over a two-year period and expiring on the tenth anniversary of the grant date. The fair value was determined to be $6.86 per option using these assumptions: fair value of a common share at the grant date of $7.67, risk free interest rate of return of 2.02%, expected volatility of 100%, dividend yield of 0%, forfeiture rate of nil and an expected life of 10 years. The share based compensation expense for the six months ended May 31, 2012 was $50,124 (six months ended May 31, 2011 - $nil) (unaudited) in relation to these options.

f) On January 3, 2012, the Company issued a total of 5,215 options to an employee of the Company with an exercise price of $7.67 vesting quarterly over a two-year period and expiring on the tenth anniversary of the grant date. The fair value was determined to be $6.86 per option using these assumptions: fair value of a common share at the grant date of $7.67, risk free interest rate of return of 1.97%, expected volatility of 100%, dividend yield of 0%, forfeiture rate of nil and an expected life of 10 years. The share-based compensation expense for the six months ended May 31, 2012 was $15,701 (six months ended May 31, 2011- $nil) (unaudited) in relation to these options.

g) On May 6, 2012, the Company issued a total of 18,252 options to an employee of the Company with an exercise price of $7.67 vesting quarterly over a two year period and expiring on the tenth anniversary of the grant date. The fair value was determined to be $6.86 per option using these assumptions: fair value of a common share at the grant date of $7.67, risk free interest rate of return of 1.92%, expected volatility of 100%, dividend yield of 0%, forfeiture rate of nil and an expected life of 10 years. The share-based compensation expense for the six months ended May 31, 2012 was $8,893 (six months ended May 31, 2011 - $nil) (unaudited) in relation to these options.

As of November 30, 2011 the Company has granted a total of 338,983 options to purchase common stock to employees, directors and advisory board members, all of which are currently outstanding and 327,901 of which are vested. As of November 30, 2011, there was $49,852 of total unrecognized compensation cost related to the unvested shares associated with these stock option grants which will be recognized over a weighted-average period of two years. The Company will issue new shares upon exercise of the stock options.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

11. Stock-based compensation — continued

As of May 31, 2012 the Company has granted a total of 383,310 options to purchase common stock to employees, directors and advisory board members, all of which are currently outstanding and 336,375 of which are vested (unaudited). As of May 31, 2012, there was $232,276 of total unrecognized compensation cost related to the unvested shares associated with these stock option grants which will be recognized over a weighted-average period of two years (unaudited). The Company will issue new shares upon exercise of the stock options.

12. Fair Value Measurements, Concentrations and Risk

a) The Company’s cash and cash equivalents, which are carried at fair values, are classified as a level 1 financial instrument at November 30, 2010 and 2011 and May 31, 2012.

b) The Company is exposed to the following concentrations of risk:

Major Customers

The Company’s revenue was earned primarily from one major customer in fiscal 2011 comprising 83% of total revenue (2010—three customers accounted for 31%, 19% and 15% of total revenue).

Two major customers comprised 54% and 28% of total revenue for the six months ended May 31, 2012 (six months ended May 31, 2011—two customers accounted for 79% and 15% of total revenue) (unaudited).

Major Vendor

The Company has an exclusive manufacturing agreement to design and engineer biodiesel processor equipment with Turn-Key Modular Systems Inc. (“Turnkey”). Turnkey owns shares of the Company. During the year ended November 30, 2011, the Company made purchases of $73,829 (November 30, 2010—$1,267,563) from Turnkey. As of November 30, 2011, the Company had accounts payable of $51,701 (2010—$165,735) and deposits of $860,923 (2010—$Nil) with Turnkey (see note 14).

During the six months ended May 31, 2012, the Company made purchases of $2,581,266 (six months ended May 31, 2011 $nil) and deposits of $nil (six months ended May 31, 2011—$30,000) (unaudited) from and with Turnkey, respectively. As of May 31, 2012, the Company had accounts payable of $17,187 and deposits of $nil with Turnkey (unaudited).

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in Canada. Changing political climates in Canada could have a significant effect on the Company’s business.

c) The Company’s financial instruments are exposed to certain financial risks, including credit risk, currency risk and liquidity risk.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents with institutions of high creditworthiness. The carrying value of the financial assets represents the maximum credit exposure.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

12. Fair Value Measurements, Concentrations and Risk — continued

The Company minimizes credit risk by routinely reviewing the credit risk of the counterparty to the arrangement and has maintained adequate allowance for losses related to credit risk at November 30, 2010 and 2011, and May 31, 2012.

Currency Risk

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates. The Company’s functional currency is U.S. dollars. A significant change in the currency exchange rates between the U.S. dollar relative to the Canadian dollar could have an effect on the Company’s results of operations, financial position and cash flows. The Company has not entered into any derivative financial instruments to manage exposures to currency fluctuations.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansionary plans. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash.

As at May 31, 2012 the Company had a working capital deficiency of $1,947,002 (unaudited). Subsequent to that date, the Company has completed additional equity and debt financing totaling $1,760,000 and has filed a registration statement under the Securities Act of 1933 for an initial public offering, on a firm commitment basis, of 1,000,000 units, each unit consisting of one share of the Company’s common stock, one Class A warrant and one Class B warrant. as further discussed in notes 1 and 18.

13. Subscription Receivable

On January 29, 2009, the Company received and executed a subscription agreement from Softdiffusion S.A. for a total of 61,741 shares of common stock at $7.67 per share, or an aggregate investment of $473,556. Softdiffusion S.A. paid for the shares on January 29, 2009 by delivering a promissory note with a principal balance of $473,556. As of November 30, 2011 Softdiffusion S.A. has paid the Company a total of $427,500 leaving an outstanding balance of $46,056 (2010—$186,056). On January 5, 2012, the Company received a final payment of $46,056 from Softdiffusion S.A. in relation to the subscription receivable.

14. Commitments

The Company is a party to a lease agreement for the Mississauga facility for a term of five years from January 1, 2008 to December 31, 2012 and has the right to renew the lease for an extended term of five years.

During the year ended November 30, 2011, the Company became a party to a sublease agreement for a unit adjacent to its Mississauga facility from November 1, 2011 to December 31, 2012. At the end of the lease, a new lease agreement is intended to be negotiated.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

14. Commitments — continued

The Company must pay, in addition to other amounts such as the Company’s pro rata share of taxes, the following amounts over the term of the lease:

As at November 30, 2011:

Annual Minimum Rent
2012	$119,814
2013	$9,986

As at May 31, 2012 (Unaudited):

Annual Minimum Rent
2012	$76,264
2013	$12,737

The Company is also a party to the following lease agreements for railcars at its Sombra facility:

As at November 30, 2011:

	Start Date	End Date	Term
Eight railcars at $3,500 per month	Aug 1, 2010	July 31, 2013	36 months
Four railcars at $2,000 per month	Aug 1, 2010	July 31, 2013	36 months
Four railcars at $3,140 per month	Dec. 1, 2011	Nov. 30, 2016	60 months

Annual Minimum Rent
2012	$115,755
2013	$95,480
2014	$51,480
2015	$46,305
2016	$44,580

As at May 31, 2012 (Unaudited):

	Start Date	End Date	Term
Eight railcars at $3,500 per month	Aug 1, 2010	July 31, 2013	36 months
Four railcars at $2,000 per month	Aug 1, 2010	July 31, 2013	36 months
Four railcars at $3,140 per month	Dec. 1, 2011	Nov. 30, 2016	60 months
One railcar at $575 per month	Jan 1, 2012	Dec 31, 2016	60 months
One railcar at $575 per month	May 1, 2012	June 30, 2015	36 months
Ten railcars at $7,830 per month	May 1, 2013	Jun 30, 2018	60 months
Four railcars at $900 per month	Mar 5, 2012	June 5, 2012	3 months

Annual Minimum Rent
2012	$62,340
2013	$156,380
2014	$155,880
2015	$153,005
2016	$148,980
2017	$104,975
2018	$104,400

As at November 30, 2011 and May 31, 2012, the Company has a commitment to pay $1,291,385 and $17,250 (unaudited), respectively, relating to finalizing the acquisition of two Denami 3000 biodiesel processors in 2012.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

15. Contribution Agreements with Minister of Natural Resources of Canada

The Company entered into a Non-Repayable Contribution Agreement with the Minister of Natural Resources of Canada for the Mississauga facility under the ecoENERGY for Biofuels program. Under this agreement, the Company may receive up to $5,360,000 (CDN$5,600,000) from the Canadian government in biodiesel production incentives when biodiesel is produced and sold. The contribution from the Canadian Government is non-repayable by the Company.

For the year ended November 30, 2011, the Company claimed incentives of $518,872 (2010—$458,956). Since entering into the program to November 30, 2011, the Company has claimed total incentives of $1,148,575 and has received a total amount of $1,040,912.

For the six months ended May 31, 2012, the Company claimed incentives of $244,456 (six months ended May 31, 2011—$173,692) (unaudited). Since entering into the program to May 31, 2012, the Company has claimed total incentives of $1,393,031 and has received total amount of $1,242,784 (unaudited).

In 2010, the Company applied for an incentive under the ecoENERGY for Biofuels program for its Sombra facility and was approved by the Canadian government. The final Contribution Agreement with the Minister of Natural Resources of Canada for the Sombra facility under the ecoENERGY for Biofuels program was signed by the Company and the Canadian Government on December 6, 2011. Under this agreement, the Company may receive up to $22,053,514 (CDN$22,501,200) between years from 2012 to 2017 from the Canadian government in biodiesel production incentives when biodiesel is produced and sold. The contribution from the Canadian Government is non-repayable by the Company.

Included in accounts receivable as at November 30, 2010 and 2011, and May 31, 2012, is an amount receivable of $37,969, $107,663 and $150,247 (unaudited), respectively, due from the Minister of Natural Resources of Canada.

16. Segment Information

The Company reports a single operating segment, being a producer and seller of biodiesel fuel and biodiesel processing equipment.

Geographic segments:

The Company’s assets and operating facilities, other than cash balances of $3,687 at November 30, 2010, $1,361,889 at November 30, 2011 and $254,017 at May 31, 2012 (unaudited), are all located in Canada. The Company services the majority of its customers in the United States. The Company derives its revenue geographically as follows:

	Year Ended November 30, 2010	Year Ended November 30, 2011	Six Months Ended May 31, 2011	Six Months Ended May 31, 2012
			(Unaudited)	(Unaudited)
Revenue
United States	$3,789,140	$10,005,878	$3,226,037	$3,989,713
Canada	1,923,759	1,779,975	555,844	1,074,687

	$5,712,899	$11,785,853	$3,781,881	$5,064,400

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

17. Restatement of 2009 Closing Stockholders’ Equity

During preparation of the consolidated financial statements for the year ended November 30, 2011, the Company discovered the following errors in the prior years’ consolidated financial statements. These errors were corrected retroactively and the Company has restated the opening balances of stockholders’ equity at December 1, 2009 as follows:

	Previously Stated	Error Correction	As Restated
Additional paid-in-capital(a)	$6,575,966	$892,364	$7,468,330
Accumulated other comprehensive loss(b)	$(269,534)	$269,534	$—
Accumulated deficit(a), (b) and (c)	$(3,118,570)	$(1,330,211)	$(4,448,781)
Total stockholders’ equity(c)	$3,006,995	$(168,313)	$2,838,682

(a)

This resulted from an error in valuation of stock options issued in prior years. This was primarily due to incorrect assumptions used for expected life, volatility and vesting of stock options issued. The correction involved increasing additional paid-in-capital and accumulated deficit by $892,364. This correction did not have any impact on the total stockholders’ equity.

(b)

This error resulted from the incorrect accounting treatment applied to foreign exchange gains and losses in the consolidated financial statements in prior years. As the functional currency of the Company and its subsidiaries is the United States dollar, these exchange differences should have been included in earnings for the respective years. The correction involved decreasing accumulated other comprehensive loss and increasing accumulated deficit. This correction also did not have any impact on the total stockholders’ equity.

(c)

The remaining errors, that involved an increase in accumulated deficit and a decrease in the total stockholders’ equity by $168,313, primarily related to the application of incorrect foreign exchange rates and an incorrect application of property, plant and equipment amortization policy in prior years.

18. Subsequent Events

The Company has performed an evaluation of subsequent events through August 13, 2012, and has determined there have been the following material subsequent events requiring disclosure.

On December 6, 2011, the Company and the Canadian Government signed the final Contribution Agreement for the Sombra facility under the ecoENERGY for Biofuels program, as described in note 15.

On January 17, 2012, the Company issued 26,075 common stock warrants at an exercise price of $7.67. The warrants are exercisable for a period of one year commencing from the date the Company starts trading publicly on either NASDAQ or AMEX.

On March 12, 2012 and April 26, 2012, the Company borrowed amounts from one stockholder totaling $1.0 million. These debts are unsecured, payable on demand and carry interest at 8% per annum.

On May 1, 2012, the Company added 10,000,000 shares of preferred stock having par value of $0.001 to its authorized capital. The terms and conditions for the preferred stock will be determined through the resolutions adopted by the Company’s Board of Directors providing for the issuance of such preferred stock or series thereof.

On various dates from December 1, 2011 to May 31, 2012, the Company received a total of $1,625,050 for the subscription of 211,787 common shares at $7.67 per share and an additional $100,000 for common shares to be issue at $7.67 per share, which were issued on June 7, 2012.

On various dates from June 1, 2012 to July 18, 2012, the Company received a total of $260,000 for the subscription of 33,898 common shares at $7.67 per share.

METHES ENERGIES INTERNATIONAL LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

18. Subsequent Events — continued

On June 7, 2012, Softdiffusion SA transferred 52,151 shares of common stock with an estimated fair value of $7.67 per share to a new shareholder on account of penalty shares as described in note 10.

On June 11, 2012 the Company effected a reverse stock split of one share for each 3.835 outstanding shares of common stock. The reverse stock split proportionately reduced all issued and outstanding shares of the Company’s common stock, as well as common stock underlying stock options and warrants outstanding immediately prior to the effectiveness of the reverse stock split. The exercise price on outstanding equity-based grants was proportionately increased, while the number of shares available under the Company’s equity-based plans was proportionately reduced. Share and per share data (except par value) for the periods presented reflect the effects of this reverse stock split on a retroactive basis.

On June 20, 2012, Methes Canada entered into a term loan facility agreement with a lender that will allow Methes Canada to borrow up to $1,500,000. The term loan, which was drawn in late June 2012, is repayable in 12 months and bears interest at 23% per annum. The loan is prepayable by Methes Canada after six months upon payment of a penalty equal to one-months’ interest. The facility is guaranteed by Methes Energies International Ltd. and collateralized by a general security agreement from Methes Canada and a first collateral mortgage on certain assets located at Sombra. The facility prohibits payment of debt in excess of $550,000 owed by Methes to certain of its stockholders and directors during the life of the facility and contains other customary debt covenants. The facility also provides that, beginning October 1, 2012, any additional operating losses incurred by Methes Canada must be financed by stockholders or new equity funding.

On June 22, 2012, the Company filed a registration statement under the Securities Act of 1933 for an initial public offering, on a firm commitment basis, of 1,000,000 units, each unit consisting of one share of the Company’s common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of the Company’s common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of the Company’s common stock at an exercise price equal to 200% of the initial unit offering price.

1,000,000 Units

PROSPECTUS

Paulson Investment
Company, Inc.

Barrett & Company

 , 2012

Until  , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table presents the expenses of the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, all of which will be paid by us. Other than the SEC Registration and the FINRA Filing fees all such expenses are estimated.

SEC Registration fee	$4,529
FINRA Filing Fee	$4,442
The NASDAQ Stock Market listing fee	$50,000	*
Printing expenses	$30,000	*
Legal fees and expenses	$75,000	*
Accounting fees and expenses	$14,000	*
Transfer Agent Fees	$1,500	*
Miscellaneous fees and expenses	$529	*

Total:	$180,000

*	Estimated

Item 14. Indemnification of Directors and Officers.

Our Bylaws and Charter provide that, to the fullest extent legally permissible by Chapter 78 of the Nevada Revised Statutes (“NRS”), we must indemnify and hold harmless any person made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of the Company. We may pay for or reimburse the expenses, liabilities and losses reasonably incurred by any current or former officer or director in advance of the final disposition of the proceeding if the person sets forth in writing an agreement to repay all advances if it is ultimately determined that the person is not entitled to such indemnification. Our Bylaws and Charter also provide that the board of directors may cause the Company to maintain insurance covering our current and former officers and directors against any liability asserted against such person and incurred in their capacity or arising out of their status an officer or director of the Company.

NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Item 15. Recent Sales of Unregistered Securities.

The information presented below describes our sales and issuances of securities within the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise stated, the sales of the securities described below were deemed to exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The purchasers of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and, other than with respect to the non-transferable options, appropriate legends were placed on the securities issued in these transactions. All purchasers had adequate access, through their relationships with us, to information about our company. The sales of these securities were made without any general solicitation or advertising.

Private Placements

In April 2011 we commenced a private placement, pursuant to which we sold an aggregate of 415,064 shares of common stock for cash at $7.67 per share to accredited investors, raising gross proceeds of $3,183,541.

On November 23, 2011, we sold 130,378 shares of common stock for cash at $7.67 per share and warrants exercisable for 65,189 shares of common stock at an exercise price of $7.67 per share to accredited investors, raising gross proceeds of $1,000,000 (the “November Offering”). The warrant holders are generally protected from dilution by adjustments for any stock dividends, stock split, combination or other recapitalizations.

In December 2011 we commenced a private placement pursuant to which we sold an aggregate of 258,793 shares of common stock for cash at $7.67 per share to accredited investors, raising gross proceeds of $1,985,050.

On January 17, 2012, we sold 52,151 shares of common stock for cash at $7.67 per share and warrants for 26,075 shares of common stock at an exercise price of $7.67 per share to the same investors from the November Offering, raising gross proceeds of $400,000 (the “January Offering”).

Employee Stock Option Grants

During the past three years, we have issued a total of 65,189 options to six employees with an exercise price of $7.67 vesting quarterly over a two year period and expiring on the tenth anniversary of the grant date. These options were granted under our Amended and Restated 2008 Directors, Officers and Employees Stock Option Plan.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement(1)
3.1	Amended and Restated Articles of Incorporation of Methes Energies International Ltd. filed on July 6, 2012(2)
3.2	2012 Amended and Restated Bylaws(1)
4.1	Specimen stock certificate(1)
4.2	Form of warrant agreement, including form of Class A and Class B warrants(1)
4.3	Specimen unit certificate(1)
4.4	Form of representative’s warrant
4.5	Form of warrant agreement issued in the November Offering and the January Offering for 65,189 and 26,075 shares of common stock, respectively, at an exercise price of $7.67 per share(1)
5.1	Opinion of Cletha A. Walstrand, Esq.(1)
10.1	Amended and Restated 2008 Directors, Officers and Employees Stock Option Plan(1)
10.2	2012 Directors, Officers and Employees Stock Option Plan(1)
10.3	Form of Non-Statutory Stock Option Agreement(1)
10.4	Form of Incentive Stock Option Agreement(1)
10.5	Form of 8% Demand Note made by the Company to World Asset Management, Inc. in the aggregate principal amount of $1,280,000; and Michael G. Laporte in the amount of $150,000(1)
10.6	Lease Agreement dated November 5, 2007, by and between Methes Energies Canada Inc. and The Erin Mills Development Corporation(1)
10.7	Non-Repayable Contribution Agreement dated February 9, 2009, by and between Methes Energies Canada Inc. and Canada(1)
10.8	Non-Repayable Contribution Agreement dated December 6, 2011, by and between Methes Energies Canada Inc. and Canada(1)
10.9	Promissory Notes from Methes to World Asset Management each in the amount of $500,000 and dated March 12 and April 26, 2012(2)
10.10	Letter re Term Loan Facility between Methes Energies Canada, Inc. and TCE Capital Corporation dated June 12, 2012(2)
10.11	Exclusive Marketing Agreement dated as of August 27, 2012 between Methes Energies Canada, Inc. and Turnkey Modular Systems, Inc.(3)
21.1	Subsidiaries of Methes Energies International Ltd.(1)
23.1	Consent of MSCM LLP(3)
23.2	Consent of Cletha A. Walstrand, Esq. (included in Exhibit 5.1)(1)
23.3	Consent of Morse, Zelnick, Rose & Lander, LLP(1)
24.1	Power of Attorney (included on signature page)
99.1	Consent of John Pappain, Perichiyappan Senthilnathan and Anthony T. Williams to being included as director nominees in this Registration Statement on Form S-1(1)

(1)	Filed with the initial filing of this registration statement on June 22, 2012.

(2)	Filed with Amendment No. 1 on August 14, 2012.

(3)	Filed with Amendment No. 2 on August 30, 2012.

(b) Financial Statement Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness o the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on September 21, 2012.

Methes Energies International Ltd.

By:	/s/ MICHEL G. LAPORTE Michel G. Laporte Chairman, Chief Executive Officer and Treasurer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michel G. Laporte, Edward A. Stoltenberg and Stephen A. Zelnick, and each of them, his attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on September 21, 2012:

Signature		Title

/s/ MICHEL G. LAPORTE Michel G. Laporte		Chairman and Chief Executive Officer

/s/ EDWARD A. STOLTENBERG* Edward A. Stoltenberg		Chief Financial Officer
/s/ AFRIN SHAMS* Afrin Shams		Principal Accounting Officer
/s/ KEBIR RATNANI* Kebir Ratnani		Director

/s/ MICHEL G. LAPORTE Michel G. Laporte		Director

*By:	/s/ STEPHEN A. ZELNICK Stephen A. Zelnick Attorney-in-Fact

INDEX TO EXHIBITS

The following exhibits are filed herewith as indicated below:

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement(1)
3.1	Amended and Restated Articles of Incorporation of Methes Energies International Ltd. filed on July 6, 2012(2)
3.2	2012 Amended and Restated Bylaws(1)
4.1	Specimen stock certificate(1)
4.2	Form of warrant agreement, including form of Class A and Class B warrants(1)
4.3	Specimen unit certificate(1)
4.4	Form of representative’s warrant
4.5	Form of warrant agreement issued in the November Offering and the January Offering for 65,189 and 26,075 shares of common stock, respectively, at an exercise price of $7.67 per share(1)
5.1	Opinion of Cletha A. Walstrand, Esq.(1)
10.1	Amended and Restated 2008 Directors, Officers and Employees Stock Option Plan(1)
10.2	2012 Directors, Officers and Employees Stock Option Plan(1)
10.3	Form of Non-Statutory Stock Option Agreement(1)
10.4	Form of Incentive Stock Option Agreement(1)
10.5	Form of 8% Demand Note made by the Company to World Asset Management, Inc. in the aggregate principal amount of $1,280,000; and Michael G. Laporte in the amount of $150,000(1)
10.6	Lease Agreement dated November 5, 2007, by and between Methes Energies Canada Inc. and The Erin Mills Development Corporation(1)
10.7	Non-Repayable Contribution Agreement dated February 9, 2009, by and between Methes Energies Canada Inc. and Canada(1)
10.8	Non-Repayable Contribution Agreement dated December 6, 2011, by and between Methes Energies Canada Inc. and Canada(1)
10.9	Promissory Notes from Methes to World Asset Management each in the amount of $500,000 and dated March 12 and April 26, 2012(2)
10.10	Letter re Term Loan Facility between Methes Energies Canada, Inc. and TCE Capital Corporation dated June 12, 2012(2)
10.11	Exclusive Marketing Agreement dated as of August 27, 2012 between Methes Energies Canada, Inc. and Turnkey Modular Systems, Inc.(3)
21.1	Subsidiaries of Methes Energies International Ltd.(1)
23.1	Consent of MSCM LLP(3)
23.2	Consent of Cletha A. Walstrand, Esq. (included in Exhibit 5.1)(1)
23.3	Consent of Morse, Zelnick, Rose & Lander, LLP(1)
24.1	Power of Attorney (included on signature page)
99.1	Consent of John Pappain, Perichiyappan Senthilnathan and Anthony T. Williams to being included as director nominees in this Registration Statement on Form S-1(1)

(1)	Filed with the initial filing of this registration statement on June 22, 2012.

(2)	Filed with Amendment No. 1 on August 14, 2012.

(3)	Filed with Amendment No. 2 on August 30, 2012.